      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 22, 1998.

                                                           REGISTRATION NO. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------
                                    FORM S-4
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                            ------------------------
                               ORTHALLIANCE, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                DELAWARE                                                               95-4632134
(STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)                (I.R.S. EMPLOYER IDENTIFICATION NO.)

                                      8741
            (PRIMARY STANDARD INDUSTRIAL CLASSIFICATION CODE NUMBER)

                               ORTHALLIANCE, INC.
                      23848 HAWTHORNE BOULEVARD, SUITE 200,
                           TORRANCE, CALIFORNIA 90505
                                 (310) 791-5656

(ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------
                                  SAM WESTOVER
                             CHIEF EXECUTIVE OFFICER
                               ORTHALLIANCE, INC.
                      23848 HAWTHORNE BOULEVARD, SUITE 200
                           TORRANCE, CALIFORNIA 90505
                                 (310) 791-5656

(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                            ------------------------
                        COPIES OF ALL CORRESPONDENCE TO:
                              PAUL A. QUIROS, ESQ.
                                 KING & SPALDING
                              191 PEACHTREE STREET
                             ATLANTA, GEORGIA 30303
                                 (404) 572-4600
                              (404) 572-5100 (FAX)

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ] ______

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]______

                                             CALCULATION OF REGISTRATION FEE
==========================================================================================================================
      TITLE OF
     EACH CLASS OF                                      PROPOSED                PROPOSED
      SECURITIES                 AMOUNT                  MAXIMUM                 MAXIMUM
         TO BE                    TO BE                 OFFERING                AGGREGATE               AMOUNT OF
      REGISTERED               REGISTERED            PRICE PER UNIT         OFFERING PRICE(1)       REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------------------
Class A Common Stock,                  3,000,000                 $14.875          $44,625,000.00                $13,164.38
$.001 Par Value
==========================================================================================================================

----------------
(1) Estimated pursuant to Rule 457(c) under the Securities Act of 1933 based upon the average of the high and low sales prices of the Class A Common Stock as reported on the Nasdaq National Market System on May 20, 1998, solely for the purposes of calculating the registration fee.

                              --------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(A) MAY DETERMINE.

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFER TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                    SUBJECT TO COMPLETION, DATED MAY 22, 1998

                                   PROSPECTUS

                                3,000,000 SHARES

                                     [LOGO]

                              CLASS A COMMON STOCK

         This Prospectus covers the offer and sale of up to 3,000,000 shares of Class A Common Stock, par value $.001 per share ("Common Stock"), of OrthAlliance, Inc. ("OrthAlliance" or the "Company"), which OrthAlliance may issue from time to time in connection with future acquisitions of certain operating assets of, or the stock of entities holding certain operating assets of, certain orthodontic and pediatric dental practices (the "Acquisitions") in accordance with Rule 415(a)(1)(viii) of Regulation C under the Securities Act of 1933, as amended (the "Securities Act"), or as otherwise permitted under the Securities Act.

         OrthAlliance expects that the terms upon which it may issue the shares in connection with Acquisitions will be determined through negotiations with the owners of the orthodontic and pediatric dental practices whose stock or assets are to be acquired in such Acquisitions. OrthAlliance expects that the shares issued will be valued at prices reasonably related to market prices for the Common Stock prevailing either at the time an acquisition agreement is executed or at the time an Acquisition is consummated.

         If an Acquisition has a material financial effect upon the Company, the Company will file a current report on Form 8-K or include in a quarterly report on Form 10-Q or annual report on Form 10-K, or if it is not eligible to incorporate such a report by reference, a post-effective amendment to the Registration Statement of which this Prospectus forms a part, containing information about the material Acquisition that would be material to subsequent acquirors of Common Stock offered hereby.

         OrthAlliance filed (i) a Registration Statement on Form S-1 (Registration No. 333-27143), as amended (the "S-1"), with the Securities and Exchange Commission (the "Commission") relating to the Company's initial public offering of 2,990,000 shares of Common Stock (the "IPO") that was declared effective on August 21, 1997 and (ii) a Registration Statement on Form S-4 (Registration No. 333- 29435), as amended, with the Commission relating to the acquisition of orthodontic practices by the Company subsequent to the filing of the S-1 that was declared effective on August 22, 1997 (the "S-4 Registration Statement"). As of May 18, 1998, 12,851,434 shares of Common Stock were issued and outstanding. The Common Stock offered hereunder has been approved for listing on The Nasdaq Stock Market's National Market (the "Nasdaq National Market") under the symbol "ORAL."

         All expenses of this offering (this "Offering") will be paid by OrthAlliance. No underwriting discounts or commissions will be paid in connection with the issuance of shares of Common Stock by OrthAlliance in connection with Acquisitions, although referral fees may be paid with respect to specific Acquisitions, including referral fees paid to certain directors of the Company who are also

Allied Orthodontists (as defined below). Any person receiving a referral fee may be deemed to be an

Underwriter within the meaning of the Securities Act.

                                 ---------------

         THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 9 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

                                 ---------------

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               PROSPECTUS SUMMARY

         On August 26, 1997, simultaneously with the closing of the IPO, 55 separate orthodontic practices (collectively, the "Founding Practices") transferred certain operating assets to OrthAlliance in exchange for cash and shares of Common Stock and OrthAlliance became a party to long-term management or consulting services agreements with the Founding Practices. One of the Founding Practices included a pediatric dental practice that also performed orthodontic services. From August 26, 1997 to May 18, 1998, OrthAlliance acquired certain operating assets of and entered into long-term management or consulting services agreements with 28 orthodontic practices and 2 pediatric dental practices (collectively, the "Additional Practices") in exchange for cash and shares of Common Stock issued pursuant to the S-4 Registration Statement (including the Founding Practices, the "Transfers"). Unless the context indicates otherwise, certain references to Allied Orthodontists also include Allied Dentists. Although OrthAlliance, through its wholly-owned subsidiary PedoAlliance, Inc., intends to continue to seek affiliations with pediatric dentists, the Company believes that affiliations with orthodontists will continue to represent the majority of any additional affiliations.

         As used herein, the term "Allied Practice" includes each of the Founding Practices, the Additional Practices and any orthodontic or pediatric dental practice with which the Company has entered or will enter into long-term management or consulting services agreements. Unless otherwise indicated by the context, references herein to practice management services, agreements or rights include consulting and other similar arrangements, which the Company has or will enter into with certain Allied Practices to comply with applicable regulations regarding practice management in certain states. As used herein, the term "Allied Orthodontists" refers to orthodontists affiliated with an Allied Practice and the term "Allied Dentists" refers to pediatric dentists and dentists affiliated with an Allied Practice.

                                   THE COMPANY

         OrthAlliance was organized to create a national provider of practice management or consulting services to orthodontic practices in the United States. On August 26, 1997, after the closing of the IPO, the Company commenced operations and began to manage or consult with respect to certain of the business aspects of the Founding Practices, thereby allowing the Allied Orthodontists affiliated therewith to focus on delivering cost-effective, high quality patient care, and to provide capital for the development and growth of such Allied Practices. From August 26, 1997 to May 18, 1998, the Company affiliated with 30 Additional Practices which included 28 orthodontic practices and 2 pediatric dental practices. The Company affiliates with Allied Practices pursuant to long-term management services agreements and generates revenues by providing certain management, marketing and development services to Allied Practices. OrthAlliance provides advice, training and capital to facilitate the development and growth of the Allied Practices. The Allied Orthodontists and Allied Dentists continue to make all treatment and clinical decisions with respect to their patients and maintain their relationships with their patients. OrthAlliance does not employ the Allied Orthodontists or Allied Dentists or own or control their practices. The Company intends to continue to aggressively expand its network of Allied Practices by acquiring certain operating assets of and entering into long-term management services agreements with additional orthodontic and pediatric dental practices throughout the United States (herein sometimes referred to as the "affiliation" with other practices.) OrthAlliance has two wholly-owned subsidiaries, PedoAlliance, Inc. ("PedoAlliance") and OrthAlliance Finance, Inc. ("OA Finance"). PedoAlliance was formed in December 1997, to provide practice management or consulting services to pediatric dental practices. PedoAlliance had entered into two agreements as of May 18, 1998. OA Finance was formed in October 1997, to offer financing alternatives to the patients of the Allied Practices. At March 31, 1998, OA Finance had funded 28 loans to patients for a total value of $79,000. Unless the context indicates otherwise, all references to OrthAlliance or the Company shall include PedoAlliance and OA Finance.

         As of May 18, 1998, the Company had affiliated with a total of 85 Allied Practices, which include 122 orthodontists operating 221 offices located in 26 states and 4 pediatric dentists operating 3 offices located in 3 states. Management believes that the Allied Practices are leading practices in their markets, based on a variety of factors, including size, profitability, historical growth and reputation for high quality care, both among local consumers of orthodontic or pediatric dental services and within the orthodontic or pediatric dental services industry.

         The United States orthodontic industry is highly fragmented, with over 90% of the approximately 9,000 practicing orthodontists in the United States operating as sole practitioners. Management believes that less than 5% of the orthodontists currently practicing in the United States are affiliated with publicly held practice management companies. The dental services industry, which includes pediatric dentistry, is also highly fragmented. In 1997 approximately 3,600 pediatric dentists provided pediatric dental services with over 75% operating as sole practitioners.

         Management believes that the Company's operating strategy enables Allied Practices to compete more effectively with and realize greater profitability than traditional orthodontic or pediatric dental practices, thereby inducing additional orthodontists and pediatric dentists to affiliate with the Company. Key elements of the Company's operating strategy are:

         - Emphasizing quality patient care by (i) relieving the Allied Orthodontists and Allied Dentists from various time-consuming administrative responsibilities, (ii) affiliating with high quality practices conducted by orthodontists or pediatric dentists who have completed accredited graduate training programs in their respective fields, (iii) recommending practice standards, procedures and protocols under the direction of the Company's clinical advisory boards, one composed of the Allied Orthodontists and one composed of the Allied Dentists and (iv) preserving the independence of the Allied Orthodontists and Allied Dentists to make decisions with respect to the treatment of their patients and the professional operations of the Allied Practices;

         - Capitalizing on the best demonstrated practices of Allied Orthodontists and Allied Dentists through identification and promotion of successful practice-level strategies including, but not limited to, treatment, delivery of patient care, marketing, financing and cost control strategies and recommending these strategies to the Allied Practices;

         - Achieving operating efficiencies and economies of scale through (i) the implementation of national purchasing discounts for professional and clerical supplies and equipment, and (ii) the reduction of certain expenses common to all Allied Practices, including, but not limited to, insurance and payroll; and

         - Working with each Allied Practice upon its request and after market analysis to increase market penetration and expansion through (i) local marketing programs, supported by demographic and economic analysis, and (ii) patient payment plans designed to enhance the affordability of orthodontic and pediatric dental services.

         The Company intends to implement a growth strategy focused on (i) affiliating with additional orthodontic or pediatric dental practices that fit the OrthAlliance model of high quality and strong financial performance; (ii) expanding Allied Practices by providing capital, support and consultation for satellite office expansion; (iii) assisting the Allied Practices with their internal growth by increasing gross revenues through increased patient volume;
(iv) enhancing profitability through operational efficiencies made available to the Allied Practices; and (v) preserving the independence of the Allied Orthodontists and Allied Dentists to make decisions with respect to the treatment of their patient and the professional operations of the Allied Practices.

                                  THE OFFERING

Common Stock offered by the
     Company................................   3,000,000 shares of Common Stock to be issued by the
                                               Company in connection with Acquisitions in  accordance with
                                               Rule 415(a)(1)(viii) of the Securities Act.

Common Stock outstanding as
     of May 18, 1998........................   12,851,434 shares(1)

Class B Common Stock outstanding as
     of the date of this Prospectus ........   250,000 shares

Class B Common Stock........................   In connection with the merger of US Orthodontic Care, Inc.
                                               ("USOC") and Premier Orthodontic Group, Inc. ("Premier")
                                               with and into OrthAlliance (the "Merger"), 250,000 shares of
                                               Class B Common Stock were issued to the stockholders of
                                               USOC and Premier as part of the merger consideration. The
                                               stockholders of USOC and Premier were responsible for the
                                               organization of the  Company, and the Class B Common
                                               Stock was created to allow the stockholders of USOC and
                                               Premier to receive additional shares of Common Stock
                                               provided that the market price of the Common Stock
                                               appreciates to the various Conversion Prices described
                                               below. No other shares of Class B Common Stock will be
                                               authorized or issued. Holders of Class B Common Stock are
                                               entitled to one vote per share and such shares are voted with the Common Stock on all matters presented to the holders of
                                               Common Stock. The shares of Class B Common Stock are
                                               not transferable, except to the holder's spouse, parents,
                                               siblings, lineal descendants, a trust for the benefit of any such person or as determined by will or the laws of descent. See

                                               "Description of Capital Stock."
Conversion of Class B
 Common Stock...............................   Each share of Class B Common Stock shall automatically
                                               convert into Common Stock (i) at the ratio of eight shares of
                                               Common Stock for each share of Class B Common Stock
                                               upon the attainment of certain average closing price
                                               calculations for the Common Stock (the"Conversion Prices"), as determined on the Nasdaq National Market, other
                                               over-the-counter market or an exchange, as then applicable
                                               (the "Trading Market"), or (ii) if not converted pursuant to subparagraph (i) on or before August 21, 2003 (the "Final
                                               Conversion Date"), at the ratio of one share of Common
                                               Stock for each share of Class B Common Stock.  The
                                               maximum number of shares of Common Stock that may be
                                               issued upon conversion of the Class B Common Stock is
                                               2,000,000. The shares of Class B Common Stock convertible
                                               pursuant to subparagraph (i) above will convert in five
                                               increments of up to 50,000 shares of Class B Common Stock
                                               (20% of the total number of shares of Class B Common Stock issued) upon the attainment of each of the five specified
                                               Conversion Prices. At each automatic conversion, each
                                               holder of Class B Common Stock will be deemed to have
                                               converted a pro rata share of such Class B Common Stock
                                               then outstanding.  The Conversion Prices were established at premiums to the initial public offering price in the IPO of
                                               $12.00 a share (the "Initial Price").  Each Conversion Price will be deemed to have been achieved at the end of the
                                               trading day on which the average closing price of the
                                               Common Stock for the preceding 20 consecutive trading days exceeds such Conversion Price. The closing prices will be
                                               those reported on the Trading Market. The initial Conversion
                                               Price is equal to 150% of the Initial Price and each of the subsequent Conversion Prices is equal to 120% of the
                                               preceding Conversion Price. Therefore, the five Conversion
                                               Prices at which up to 50,000 shares of the outstanding Class
                                               Common Stock shall be automatically converted to common
                                               Stock are $18.00, $21.60, $25.92, $31.10 and 37.32,
                                               respectively.  In the event that there are any shares of Class B
                                               Common Stock outstanding on the Final Conversion Date, all such shares shall automatically convert into an equal number of shares of Common Stock. The holders of the Class B
                                               Common Stock may convert each share of Class B Common
                                               Stock into one share of Common Stock at any time but on or before the Final Conversion Date.

Nasdaq National
Market symbol...............................   ORAL

----------------------
     (1) Excludes 1,250,114 shares of Common Stock issuable pursuant to options granted for the purchase of Common Stock under the Company's stock option plans or issuable upon the exercise of outstanding warrants to purchase shares of Common Stock. See "Management -- Stock Plans," "Certain Transactions" and "Description of Capital Stock -- Warrants."

     The preceding summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such differences include, but are not limited to, those discussed in "Risk Factors."

     Unless otherwise indicated, the orthodontic industry information used in this Prospectus is derived from the 1997 Journal of Clinical Orthodontists Orthodontic Practice Study (the "JCO Study") and relates to 1997 unless otherwise indicated. The information compiled in the JCO Study relates to orthodontists who have completed accredited graduate orthodontic training programs and does not include general dentists who also perform certain orthodontic services. Unless otherwise indicated, the pediatric dentistry industry information used in this Prospectus is derived from information provided by the American Academy of Pediatric Dentistry.

                             SUMMARY FINANCIAL DATA

                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

     The following information is derived from the audited and unaudited financial statements of OrthAlliance included elsewhere in this Prospectus. This information does not reflect the effects of this Offering.

                                                                                              For the period from
                                                                For the Year Ended        inception (October 21, 1996
                                                                   December 31, 1997       to December 31, 1996)
                                                                --------------------      ---------------------------
STATEMENT OF OPERATIONS DATA:

Net revenue                                                            $ 18,081                     $--
Total expenses (1)                                                       18,246                      --
Net Operating loss                                                         (165)                     --
                                                                       --------                     ---
     Net loss                                                          $   (736)                    $--
     Basic and diluted net loss per share                              $  (0.18)                    $--
Number of shares used in net loss per share calculation                   4,026                      --

                                                                As of December 31,        As of December 31,
                                                                       1997                     1996
                                                                ------------------        ------------------
BALANCE SHEET DATA:

Cash and cash equivalents                                              $ 12,647                     $--
Working capital                                                          13,085                      --
Total assets                                                             44,363                      --
Long-term debt                                                               --                      --
Stockholders' equity                                                     34,028                      --


--------
    (1) Includes a non-recurring organizer compensation expense of $3,392,000 incurred in connection with the IPO, which was paid to certain Allied Practices and certain officers and consultants for their assistance in recruiting orthodontists to the Company and in completing the IPO.

                                                       As of
                                                   March 31, 1998
                                                   --------------
BALANCE SHEET DATA:

Cash and cash equivalents                            $ 3,907
Working capital                                        5,679
Total assets                                          57,105
Long-term debt                                            --
Net stockholders' equity                              45,643

                                  RISK FACTORS

     An investment in the shares of Common Stock offered hereby involves a high degree of risk. In addition to the other information contained in this Prospectus, the following risk factors should be considered carefully in evaluating the Company and its business before purchasing shares of Common Stock offered hereby. This Prospectus contains forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those discussed in the forward-looking statements as a result of certain factors, including those set forth below and elsewhere in this Prospectus.

     LIMITED COMBINED OPERATING HISTORY. OrthAlliance was founded in October 1996 and conducted no operations before the IPO in August 1997 other than in connection with the IPO and affiliations with the Founding Practices. The Founding Practices and Additional Allied Practices each operated as separate, independent entities before affiliation with the Company and the Company has a limited combined operating history. As a result, there can be no assurance that management will be able to operate the Company successfully, manage the Allied Practices' operations, achieve any cost savings or institute the necessary systems and procedures to manage the Company on a profitable basis. The Company may experience delays, complications and expenses in implementing, integrating and operating its systems, any of which could have a material adverse effect on the Company's business, financial condition and results of operations. The inability of the Company to successfully integrate or operate the Allied Practices could have a material adverse effect on the Company's business, financial condition and results of operations and make it unlikely that the Company's acquisition program will be successful. The Transfers and Acquisitions include the assumption of certain liabilities, which could have a material adverse effect on the Company's business, financial condition and results of operations. See "Certain Transactions," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Management."

     DEPENDENCE ON ALLIED ORTHODONTISTS AND ALLIED DENTISTS. The Company receives fees for services provided to Allied Practices under management services agreements, but does not employ orthodontists or pediatric dentists or control or own the practices of its Allied Orthodontists or Allied Dentists. The Company's revenue is dependent on revenue generated by the Allied Practices, which in turn is largely dependent on the efforts of the Allied Orthodontists and Allied Dentists and, therefore, the performance of Allied Orthodontists and Allied Dentists is essential to the Company's success. The long-term management services agreements with Allied Practices have 20 to 25 year terms, subject to prior termination by either party for, among other things, a material default by the other party or, in certain cases, a change of control (as defined therein) applicable to the Company. Any material loss of revenue by the Company's Allied Orthodontists or Allied Dentists or termination of such long-term management services agreements could have a material adverse effect on the Company's business, financial condition and results of operations. The Company has entered into certain agreements since the IPO that make the payment of the management fee after the first two years contingent on various factors, including practice profitability compared to acquisition consideration, timely reporting of information, participation in practice improvement programs and orthodontist hours worked. If these factors are satisfied and an Allied Practice is not required to pay management fees to the Company, the Company would not receive any revenue from such Allied Practice or Practices, which could have a material adverse effect on the Company's business, financial condition and results of operations. If an Allied Practice lacks sufficient funds to pay its operating expenses, the Company is required to advance funds to pay such expenses. Advances are in the form of a loan from the Company to the Allied Practice. Funding for such loans is from the Company's working capital or funds available under its credit facility. The Company may not have working capital or available credit to fund such advances which would have a material adverse effect on the business, financial condition and results of operations of the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview" and "Business -- Agreements with Allied Practices and Allied Orthodontists."

     RISKS RELATED TO ADDITIONAL AFFILIATIONS AND GROWTH STRATEGY. One of the Company's primary business strategies is to increase revenue and expand the markets it serves beyond the Founding Practices and Additional Practices by acquiring certain operating assets of and entering into long-term management services agreements with additional orthodontic and pediatric dental practices. Competition for such affiliations has increased significantly in recent years and, as a result, there may be fewer candidates available for affiliation with the Company. There can be no assurance that the Company will be able to identify additional practices or contract with such practices on favorable terms. Further, such arrangements involve a number of risks, including diversion of management's attention, dependence on retaining, hiring and training key personnel, and risks associated with the assumption of certain contingent legal liabilities, some or all of which could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, there can be no assurance that the Founding Practices, Additional Practices or other Allied Practices will achieve anticipated revenues and earnings. To the extent that the Company is unable to enter into affiliations with additional orthodontic or pediatric dental practices, its ability to expand its operations and increase its revenues to the degree desired would be reduced significantly and would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Operating Strategy" and " -- Growth Strategy."

     RISKS RELATED TO THE COMPANY'S AFFILIATION STRATEGY. The Company intends to finance future affiliations with cash, the issuance of shares of Common Stock or the issuance of indebtedness as consideration. In the event that the Common Stock does not maintain a sufficient market value, or potential acquisition candidates are unwilling to accept Common Stock as partial consideration for their practices, the Company may be required to use its cash resources, if available, to initiate and maintain its acquisition program. If the Company lacks sufficient cash resources to pursue acquisitions, its growth could be limited unless it is able to obtain additional capital through debt or equity financing. There can be no assurance that the Company will be able to obtain such financing if and when it is needed or that, if available, such financing can be obtained on favorable terms. The inability to obtain such financing could have a material adverse effect on the Company's business, financial condition and results of operations. Furthermore, issuing shares of Common Stock as consideration for (or in order to provide financing for) future acquisitions could result in significant dilution to existing stockholders. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Business -- Growth Strategy."

     RISKS RELATED TO THE COMPANY'S ABILITY TO CONTINUE INTERNAL GROWTH. Certain of the Founding Practices and Additional Practices have experienced significant growth in the past, principally through growth of operations of existing offices and the opening of new offices. There can be no assurance that the Company will be able to expand its market presence in its current locations or successfully enter other markets by providing financial resources to the Allied Practices required for opening new offices. Such offices may incur substantial costs, delays or other operational or financial problems. The ability of the Company to continue its growth will depend on a number of factors, including the availability of working capital to support such growth, existing and emerging competition and the Company's ability to maintain profitability while facing pricing pressures and rising overhead costs. The Company must also manage costs in a changing regulatory environment, adapt its infrastructure and systems to accommodate growth, and recruit and train additional qualified personnel. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Business -- Operating Strategy" and " -- Growth Strategy."

     RISKS RELATED TO CHANGES IN GOVERNMENT REGULATION. The orthodontic and pediatric dental industries and orthodontic and pediatric dental practices are regulated extensively at the state and federal levels. The Company will not control the practice of orthodontics or pediatric dentistry by its Allied Orthodontists and Allied Dentists as required by certain regulatory requirements directly applicable to the orthodontists or pediatric dentists and their practices. The laws of many states prohibit non-orthodontic or non-dental entities (such as OrthAlliance) from practicing orthodontics or pediatric dentistry, owning all or certain assets of a practice, employing orthodontists or pediatric dentists or controlling the content of advertisements. The laws of many states also prohibit orthodontists or pediatric dentists from paying any portion of fees received for services in consideration for the referral of a patient. In addition, many states impose limits on the tasks that may be delegated to other staff members. There can be no assurance that any review of the Company's business relationships by regulatory authorities or the courts will not result in determinations that could adversely affect the operations of the Company or that the regulatory environment will not change to restrict the Company's existing or future operations. These laws and their interpretations vary from state to state and are enforced by regulatory authorities with broad discretion. There can be no assurance that the legality of the Company's long-term management services agreements will not be successfully challenged or that enforceability of the provisions thereof will not be limited. See "Business -- Agreements with Allied Practices and Allied Orthodontists and Allied Dentists." The laws and regulations of certain states in which the Company may seek to expand may require the Company to change the form of relationships entered into with orthodontists or pediatric dentists in a manner which may restrict the Company's operations in those states or may prevent the Company from acquiring the assets of or managing or providing consulting services to practices in those states. In addition, there can be no assurance that the laws and regulations of states in which the Allied Practices presently maintain operations will not change or be interpreted in the future to either restrict or adversely affect the Company's relationships with Allied Orthodontists or Allied Dentists in those states. See "Business -- Government Regulation."

     Federal law prohibits the offer, payment, solicitation or receipt of any form of remuneration in return for, or in order to induce (i) the referral of a person for services,
(ii) the furnishing or arranging for the furnishing of items or services or
(iii) the purchase, lease or order or arranging or recommending purchasing, leasing or ordering of any item, in each case, reimbursable under Medicare, Medicaid or other federal and state health care programs. These provisions apply to dental services covered under various government programs in which the Company participates or may participate. The federal government has increased scrutiny of joint ventures and other transactions among health care providers in an effort to reduce potential fraud and abuse related to Medicare and Medicaid costs. Many states have similar anti-kickback laws, and in many cases these laws apply to all types of patients, not just Medicare and Medicaid beneficiaries. The applicability of these federal and state laws to transactions in the health care industry such as those to which the Company is or may be a party has not been the subject of judicial interpretation. There can be no assurance that judicial or administrative authorities will not find these provisions applicable to the Company's operations, which could have a material adverse effect on the Company's business and development.

     Under current federal law, a physician or dentist or member of this immediate family is prohibited from referring Medicare or Medicaid patients to any entity providing "designated health services" in which the physician or dentist has an ownership or investment interest, including the physician's or dentist's own group practice, unless such practice satisfies the "group practice" exception. The designated health services include the provision of clinical laboratory services, radiology and other diagnostic services (including ultrasound services), radiation therapy services, physical and occupational therapy services, durable medical equipment, parenteral and enteral nutrients, certain equipment and supplies, prosthetics, orthotics, outpatient prescription drugs, home health services and inpatient and outpatient hospital services. A number of states also have laws that prohibit referrals for certain services such as x-rays by dentists if the dentist has certain enumerated financial relationships with the entity receiving the referral, unless an exception applies. Any future expansion of these prohibitions to other health services could restrict the Company's ability to continue affiliations with Allied Practices.

     Certain of the Allied Practices providing pediatric dental services may participate in Medicare and Medicaid programs. Noncompliance with, or violation of, either the anti-kickback provisions or restrictions on referrals of designated health services can result in exclusion from the Medicare and Medicaid programs as well as civil and criminal penalties. Similar penalties apply for violations of state law. While the Company intends to make every effort to comply with all applicable law, any exclusions from Medicare, Medicaid or other capitation programs could have a material adverse effect on the business and results of operations of the Company.

     In addition, there are certain regulatory risks associated with the Company's role in negotiating and administering managed care and capitation contracts on behalf of its Allied Dentists. The application of state insurance laws to reimbursement arrangements other than various types of fee-for-service arrangements is an unsettled area of law and is subject to interpretation by regulators with broad discretion. As the Company's Allied Practices providing pediatric dental services contract with third-party payors, including self-insured plans, for certain non-fee-for-service arrangements, such Allied Practices may become subject to state insurance laws. In the event that the Company or such Allied Practices are determined to be engaged in the business of insurance, such parties could be required either to seek licensure as an insurance company or to change the form of their relationships with third-party payors and may become subject to regulatory enforcement actions. In such event, the Company's business, operations and financial results may be adversely affected.

     RISKS RELATED TO FUTURE HEALTH CARE REFORM. The United States Congress has considered various health care reform proposals, including comprehensive revisions to the current health care system. It is uncertain what legislative proposals will be adopted in the future or what actions federal or state legislatures or third-party payors may take in anticipation of or in response to any health care reform proposals or legislation. Health care reform legislation adopted by Congress could have a material adverse effect on the operations of the Company, and changes in the health care industry, such as the growth of managed care organizations and provider networks, may result in lower payment levels for the services of the Allied Orthodontists or Allied Dentists.

     DEPENDENCE ON ENFORCEABILITY OF OPERATIVE AGREEMENTS. The Company requires Allied Practices and certain of their orthodontists or pediatric dentists to execute three agreements (collectively, the "Operative Agreements"): (i) a purchase and sale agreement, stock purchase and sale agreement or agreement and plan of reorganization by and between the Allied Practice and OrthAlliance; (ii) a long-term management services agreement by and between the Allied Practice and OrthAlliance; and (iii) employment agreements by and between the Allied Practice and certain of its orthodontists or pediatric dentists. The consummation of the Acquisitions and the viability of the Company are dependent on the initial and continuing enforceability of the Operative Agreements. While OrthAlliance has attempted to structure the Operative Agreements in accordance with applicable law, there can be no assurance that the enforceability of certain non-compete and other provisions will not be successfully challenged. Further, because each of the employment agreements is between the Allied Orthodontist or Allied Dentist and the Allied Practice, there can be no assurance that the parties thereto will not terminate or amend the terms and conditions of such employment agreements. See "Business -- Agreements with Allied Practices and Allied Orthodontists and Allied Dentists."

     DEPENDENCE ON KEY PERSONNEL. The success of the Company is dependent upon the continued services of the Company's senior management, including Sam Westover, Chief Executive Officer, and Robert S. Chilton, Chief Financial Officer. The loss of the services of Messrs. Westover or Chilton or other Company senior management could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management."

     RISKS RELATED TO COMPETITION. The business of providing orthodontic and pediatric dental services is highly competitive in each market in which the Company operates. Each of the Company's Allied Orthodontists and Allied Dentists faces competition from other orthodontists, pediatric dentists or general dentists in the communities served, some of whom have more established practices in the market. The Company is aware of several other companies currently developing, consolidating and managing orthodontic practices throughout much of the United States, and the Company may encounter substantial competition from those entities, as well as new market entrants. Other competitors involved in managing multiple practices may have greater marketing, financial and other resources and more established operations than the Company. The Company expects that the level of competition with regional or national management concerns will remain high in the future, which could limit the Company's ability to maintain or increase its market share or maintain or increase gross margins, either of which could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Competition."

     LIABILITY RISKS ASSOCIATED WITH PROVIDING ORTHODONTIC OR PEDIATRIC DENTAL SERVICES. Each of the Allied Orthodontists or Allied Dentists provides orthodontic or pediatric dental services to the public and may be exposed to the risk of professional liability and other claims. Claims relating to orthodontic or pediatric dental treatment, temporomandibular joint syndrome-related claims and claims for failure to diagnose periodontal disease, if successful, could result in substantial damage awards to the claimants which may exceed the limits of any applicable insurance coverage of the Allied Practice and, potentially, the Company as an affiliate of the Allied Practice. The Company does not engage in the practice of orthodontics or pediatric dentistry, and, as a result, cannot purchase malpractice insurance. Each of the Allied Practices or the Company on its behalf is required to maintain certain levels of general liability and each Allied Practice is required to maintain malpractice insurance. The Company will not control the practice of orthodontics or pediatric dentistry by its Allied Orthodontists or Allied Dentists or the compliance with regulatory and other requirements directly applicable to the Allied Orthodontists or Allied Dentists and the Allied Practices. Although the Company maintains liability insurance for itself and is named as an additional insured party on the liability insurance policies of the Allied Orthodontists or Allied Dentists (where permitted by insurers and applicable state law), successful malpractice claims against the Company or the Allied Orthodontists or Allied Dentists could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, there can be no assurance that claims not covered by the Company's insurance (e.g., claims for punitive damages) will not arise. See "Business -- Litigation and Insurance." Claims against the Company, the Allied Practices and/or the Allied Orthodontists or Allied Dentists, regardless of their merit or eventual outcome, may also have a material adverse effect on the Company's ability to attract patients to Allied Practices or expand its business. Further, because insurance policies must be renewed annually, there can be no assurance that the Company, the Allied Practices and/or the Allied Orthodontists or Allied Dentists, will be able to obtain liability insurance coverage in the future on acceptable terms, if at all.

     CONTROL BY EXISTING MANAGEMENT AND STOCKHOLDERS. As of the date of this Prospectus, the Allied Orthodontists, Allied Dentists, the executive officers and directors of the Company and entities affiliated with such persons beneficially own approximately 72% of the outstanding shares of Common Stock and are able to exercise control over the Company's affairs. These stockholders acting together will be able to elect the Board of Directors of the Company and approve or disapprove any matter submitted to a vote of stockholders, including amendments to the Company's Amended and Restated Certificate of Incorporation (the "Certificate"), mergers, share exchanges, the sale of all or substantially all of the Company's assets, going private transactions or other fundamental corporate transactions. See "Principal Stockholders" and "Description of Capital Stock."

     In addition, certain Allied Orthodontists, officers, directors and existing stockholders of the Company own an aggregate of 250,000 shares of the Class B Common Stock. Each such share is entitled to one vote per share and is entitled to vote with the Common Stock on all matters submitted to a vote of the Company's stockholders. The Class B Common Stock will automatically convert into shares of Common Stock at a ratio of eight shares of Common Stock for each share of Class B Common Stock upon the attainment of the Conversion Prices. Attainment of all of the Conversion Prices will result in conversion of the Class B Common Stock into a maximum of 2,000,000 shares of Common Stock, further increasing the control over the Company's affairs by the holders of such shares. If all of the Class B Common Stock is converted into the maximum number of shares of Common Stock possible, through the achievement of all of the Conversion Prices on or before the Final Conversion Date, the Allied Orthodontists, the officers and directors of the Company and entities affiliated with such persons would beneficially own approximately 75% of the outstanding shares of Common Stock and Class B Common Stock (assuming no other issuances of capital stock). If the Conversion Prices are not achieved prior to the Final Conversion Date, all outstanding shares of Class

B Common Stock will convert to shares of Common Stock at a ratio of one share for one share on such date. See "Description of Capital Stock -- Common Stock and Class B Common Stock."

     SHARES ELIGIBLE FOR FUTURE SALE. All of the shares of Common Stock being sold in this Offering and sold to the public pursuant to the IPO (2,990,000) and issued pursuant to the S-4 Registration Statement (2,183,089) will be or are freely tradeable unless acquired by affiliates of the Company. The market price of the Common Stock could be adversely affected by the sale of substantial amounts of Common Stock of the Company in the public market by the holders of such shares. Upon the closing of the IPO, the owners of the Founding Practices received, in the aggregate, 5,882,985 shares of Common Stock as a portion of the consideration for the affiliation of their orthodontic practices with the Company. These shares of Common Stock received by the owners of the Founding Practices are not registered; however, holders of such shares have certain incidental registration rights pursuant to the purchase and sale agreements and agreements and plans of reorganization between OrthAlliance and the Founding Practices, whereby the Company must use its reasonable efforts to register such shares under certain circumstances during the twenty-four months following the closing of the Transfers relating thereto. See "Description of Capital Stock -- Registration Rights." Certain other stockholders of OrthAlliance were issued, in the aggregate, an additional 1,750,000 shares of Common Stock and 250,000 shares of Class B Common Stock. See "Certain Transactions." None of the 1,750,000 shares of Common Stock were acquired in transactions registered under the Securities Act and, accordingly, such shares may not be sold except in transactions registered under the Securities Act or pursuant to an exemption from registration thereunder. The 250,000 shares of Class B Common Stock are not transferable, except to the holder's spouse, parents, siblings, lineal descendants, a trust for the benefit of any such person or as determined by will or the laws of descent.

     The Company, all of the owners of the Founding Practices, and the executive officers, directors and 5% or greater shareholders of the Company are restricted from offering or selling shares of Common Stock received in connection with the Merger and the Transfers relating to the Founding Practices until August 21, 1998 (the "Lock-up Period") without the prior written consent of J.C. Bradford & Co. and Oppenheimer & Co., Inc., as representatives of the underwriters (the "Representatives"), except in connection with acquisitions or the exercise of warrants or options granted under the Company's stock option plans. After the Lock-up Period, all of such shares may be sold in accordance with Rule 144 promulgated under the Securities Act of 1933, as amended (the "Securities Act"), subject to the volume, holding period and other limitations of Rule 144.

     The shares issued from time to time in this Offering generally will be freely tradable upon issuance to persons not deemed to be affiliates of the Company, unless the Company contractually restricts the sale or other transfer of such shares.

     NO PRIOR PUBLIC MARKET; POSSIBLE VOLATILITY OF STOCK PRICE. Prior to the IPO, there was no public market for the Common Stock. The Common Stock is listed for quotation on the Nasdaq National Market, however, there can be no assurance that a regular trading market for the Common Stock will be sustained. The IPO price was determined by negotiation among the Company and the Representatives and may bear no relationship to the market price of the Common Stock after the IPO date. The market price of the Common Stock could be subject to significant fluctuations in response to variations in quarterly operating results and other factors. In addition, the stock market in recent years has experienced extreme price and volume fluctuations that often have been unrelated or disproportionate to the operating performance of companies. Factors such as actual or anticipated operating results, growth rates, changes in estimates by analysts, market conditions in the industry, announcements by competitors, regulatory actions and general economic conditions will vary over time. As a result of the foregoing, the Company's operating results and prospects periodically may be below the expectations of public market analysts and investors. Any such event would likely result in a material adverse effect on the price of the Common Stock.

     ABSENCE OF DIVIDENDS. Except for the payment of $13.8 million cash consideration paid to the Founding Practices in connection with the Transfers relating thereto, which was recorded as a cash dividend, the Company has never paid any cash dividends and does not anticipate paying cash dividends on its Common Stock or Class B Common Stock in the foreseeable future. See "Dividend Policy."

     ANTI-TAKEOVER EFFECT OF CERTAIN PROVISIONS. Certain provisions of OrthAlliance's Certificate, Bylaws and the Delaware General Corporation Law ("DGCL") could delay or impede the removal of incumbent directors and could make a merger, tender offer or proxy contest involving the Company more difficult, or could discourage a third party from attempting to acquire control of the Company, even if such events would benefit the interests of the stockholders. In particular, OrthAlliance's Certificate provides for a "staggered" Board of Directors in three classes, which could have the effect of delaying a change in control of the Company. In addition, although OrthAlliance has no current plans to issue any preferred stock, the Certificate authorizes the Board of Directors to issue "blank check" preferred stock of the Company, in one or more series, without stockholder approval of the issuance and upon such terms and conditions, and having such rights, privileges and preferences, as the Board of Directors may determine. See "Description of Capital Stock -- Preferred Stock" and "Certain Provisions of the Certificate, Bylaws and Delaware Law." Certain of the Company's senior management personnel have entered into employment agreements with the Company which contain "change in control" provisions. The "change in control" provisions may hinder, delay, deter or prevent a tender offer, proxy contest or other attempted takeover because covered employees terminated within 12 months of a change in control would be paid an amount equal to three times
(i) their existing annual base compensation and (ii) the maximum possible cash bonus. In addition, the Company must pay any accrued salary, benefits or reimbursements to such employee. See "Management -- Employment Agreements." The Service Agreements entered into with the Allied Orthodontists provide that such agreements may be terminated by the Allied Practices pursuant to a change of control, defined therein, which does not include transactions approved by the Company's Board of Directors. OrthAlliance is also subject to Section 203 of the DGCL which prohibits a publicly held Delaware corporation from engaging in a "business combination" (as defined in Section 203 of the DGCL) with an "interested stockholder" (defined in Section 203 of the DGCL, generally, as a person owning 15% or more of the Company's outstanding voting stock) for a period of three years after the date of the transaction in which such person became an interested stockholder, unless certain conditions are met.

                                   THE COMPANY

     OrthAlliance was organized to create a national provider of practice management services to orthodontic practices in the United States. The Company also provides such services to pediatric dental practices in the United States. Premier and USOC, predecessors to OrthAlliance, were formed in 1996 independently of each other to acquire certain operating assets of and to enter into long-term management services agreements with orthodontic practices. The management of Premier and USOC determined to combine the two companies to form OrthAlliance. Prior to the closing of the IPO,

Premier and USOC merged with and into OrthAlliance and pursuant thereto the Company succeeded to the rights of Premier and USOC under the agreements with the Founding Practices and acquired all tangible and intangible assets and liabilities of Premier and USOC. Following the IPO, OrthAlliance has acquired certain operating assets of and entered into long-term management agreements with Additional Practices. See "Certain Transactions" and Note 1 to Notes to the Financial Statements of the Company.

     Simultaneously with and as a condition to the closing of the IPO, OrthAlliance acquired, by transfer pursuant to Staff Accounting Bulletin No. 48 "Transfers of Nonmonetary Assets by Promoters or Shareholders" ("SAB 48"), certain operating assets or the stock of entities holding certain operating assets of, the 55 separate Founding Practices in exchange for cash and shares of Common Stock and entered into long-term management or consulting services agreements with the Founding Practices. Following the IPO, OrthAlliance has acquired certain operating assets of and entered into long-term management agreements with Additional Practices which have been accounted for as asset acquisitions at fair market value. See "Business -- Agreements with Allied Practices and Allied Orthodontists." In Transfers or Acquisitions requiring stock acquisitions, the Company generally acquires the stock of the entity (the "Original Entity") through which the applicable Allied Practice previously operated and generated revenues. Before the Company's acquisition of the Original Entity, the stockholder(s) of the Original Entity form a new entity (the "New Entity") through which the Allied Practice provides orthodontic or pediatric dental services and which holds all assets that the Company is unable to own pursuant to applicable state law or which the Company does not desire to acquire from the Allied Practice. At the time of transfer of the stock of the Original Entity to OrthAlliance, the Original Entity holds the operating assets of the Original Entity that the Company is permitted to own.

     The aggregate consideration paid by the Company to the Founding Practices was approximately $84.4 million, composed of 5,882,985 shares of Common Stock and approximately $13.8 million in cash. Cash proceeds from the IPO were used to pay the cash portion of the consideration. The aggregate consideration paid by the Company to Additional Practices affiliating with the Company after the IPO was approximately $42.3 million, composed of 2,183,089 shares of Common Stock and approximately $15.6 million in cash. See "Certain Transactions," "Business -- Agreements with Allied Practices and Allied Orthodontists or Allied Dentists," and the Unaudited Pro Forma Combined Balance Sheet and the notes thereto.

     The Company plans to use the shares of Common Stock from this Offering to make future Acquisitions. The aggregate consideration to be paid by the Company with respect to future Acquisitions will generally be payable in cash and with shares of Common Stock issued in this Offering. Shares of Common Stock issued in connection with future Acquisitions will be valued at prices reasonably related to market price for the Common Stock prevailing either at the time an acquisition agreement is executed or at the time a future Acquisition is consummated.

     The Company maintains its principal executive office at 23848 Hawthorne Boulevard, Suite 200, Torrance, California 90505, and its telephone number is
(310) 791-5656.

               MARKET INFORMATION AND RELATED STOCKHOLDER MATTERS

         The Common Stock is traded on The Nasdaq National Market ("Nasdaq") under the symbol "ORAL." There is no established public trading market for the Class B Common Stock. No transfers are permitted of Class B Common Stock, except to the Class B stockholder's spouse, parents, siblings, lineal descendants, trusts for the benefit of any such individual or as determined by laws of descent or wills. The high and low prices of the Company's Class A Common Stock as reported on Nasdaq during each quarter from August 21, 1997 are shown below:

1997                                High             Low
----                                ----             ---
Third Quarter                       15 3/8           13 1/2

Fourth Quarter                      15 1/2           8 1/2

1998
----

First Quarter                       14               10 1/4

         At May 18, 1998, the last reported sale price of the Common Stock was $
15.00 per share and there were approximately 181 record holders of Common Stock and 52 record holders of Class B Common Stock.

Recent Sales of Unregistered Securities.

         On August 26, 1997, simultaneously with the closing of the IPO, the 55 Founding Practices received 5,882,985 shares of unregistered Common Stock as partial consideration for certain assets or stock of such Founding Practices pursuant to the exemption set forth in Section 4(2) of the 1933 Act regarding non-public offerings.

         On August 26, 1997, pursuant to the Merger between the Company, USOC and Premier, the Company issued 1,750,000 shares of unregistered Common Stock and 250,000 shares of unregistered Class B Common Stock as consideration to the shareholders of USOC and Premier in reliance on the exemption set forth in
Section 4(2) of the 1933 Act regarding non-public offerings.

         Pursuant to the S-1, the Company offered and sold to the Representative 2,990,000 shares of Common Stock in the IPO for an aggregate offering price of $35,880,000. As of March 31, 1998, the amount of expenses incurred by the Company in connection with the issuance and distribution of the Common Stock in the IPO for underwriting discounts and commissions, finders fees, expenses paid to or for underwriters was approximately $2,511,600. The net proceeds received by the Company after deducting the above expenses was approximately $31,137,400. The Company used the net proceeds from the IPO as follows:

           Dividend to Founding Practices                              $ 13,759,266
           Payment of Debt Assumed in Merger                           $  4,407,812
           Acquisition of Allied Practices                             $ 12,970,322
                                                                       ------------
                                                                       $ 31,137,400

         Of the $4,407,812 used of payment for assumed debt, $271,461 was paid to Sam Westover (President, Chief Executive Officer and Director), $172,647 was paid to Paul H. Hayase (Senior Vice President - Human Resources, General Counsel and Secretary), $162,877 was paid to J. Dalton Gerlach (Senior Vice President - Development) and $250,000 was paid to Jonathan E. Wilfong (Chairman of the Board) for consulting services related to the IPO.

         Of the $13,759,266 used for payment of the dividend to the 55 Founding Practices, $280,403 was paid to Douglas D. Durbin (Director), $107,432 was paid to Randall A. Schmidt (Director) and $582,857 was paid to Randall K. Bennett (Director).

         As of March 31, 1998, the funds generated from the IPO had been used as set forth above and there was no remaining unused balance.

         Except for the payment of approximately $13.8 million cash consideration to the Founding Practices in connection with the Transfers relating thereto, which is recorded as a cash dividend, the Company has never declared or paid dividends on its Common Stock or Class B Common Stock. Prior to the Transfers or Acquisitions, the Allied Practices, some of which are sole proprietorships, C corporations or S corporations, made distributions of earnings to their owners and stockholders, as applicable. The Company expects that future earnings, if any, will be retained for the growth and development of the Company's business and, accordingly, the Company does not anticipate that any dividends will be declared or paid on the Common Stock for the foreseeable future. The declaration, payment and amount of future dividends, if any, will depend upon the future earnings, results of operations, financial position and capital requirements of the Company, among other factors. In addition, the Company's Credit Facility (as defined below) limits the payment of dividends. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                                 CAPITALIZATION

         The following table sets forth the current portion of long-term debt and the total capitalization of the Company as of December 31, 1997 and 1996. This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the OrthAlliance financial statements and notes thereto included in this Prospectus.

                                                                             As of             As of
                                                                          December 31,     December 31,
                                                                             1997              1996
                                                                        -------------------------------
Current portion of long-term debt                                            $     --        $  --

Long-term debt less current portion                                                --           --

Stockholders' equity:                                                              11           --
         Class A Common Stock, $.001 par value, 20,000,000
         shares authorized, 11,486,761 shares and 1 share issued and outstanding at December 31, 1997 and 1996, respectively

         Class B Common Stock, $.001 par value, 250,000                            --           --
         authorized, 250,000 and zero shares issued and outstanding at December 31, 1997 and 1996, respectively

Additional paid-in capital                                                     45,149           --

Retained deficit                                                              (11,132)          --
                                                                             --------        -----
         Total stockholders' equity                                            34,028           --
                                                                             --------        -----
                  Total capitalization                                       $ 34,028           --

                             SELECTED FINANCIAL DATA

                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

         The following information is derived from the audited and unaudited financial statements of OrthAlliance included elsewhere in this Prospectus. This information does not reflect the effect of this Offering.

                                                                        For the period from    For the three months
                                               For the Year Ended  inception (October 21, 1996         ended
                                               December 31, 1997       to December 31, 1996)      March 31, 1998
                                               -----------------       ---------------------      --------------
STATEMENT OF OPERATIONS DATA:

Net revenue                                        $ 18,081                    $  --                $14,650
Total expenses                                       18,246                       --                 11,855
Operating income/(loss)                                (165)                      --                  2,795
                                                   --------                    -----                -------
         Net income/(loss)                         $   (736)                   $  --                $ 1,621
         Net income/(loss) per share               $  (0.18)                   $  --                $  0.13
Number of shares used in net                          4,026                       --                 12,482
income/(loss) per share calculation

                                              As of December 31,       As of December 31,       As of March 31,
                                                     1997                     1996                   1998
                                                     ----                     ----                   ----
BALANCE SHEET DATA:

Cash and cash equivalents                          $ 12,647                    $    --              $  3,907
Working capital                                      13,085                         --                 5,679
Total assets                                         44,363                         --                57,105
Long-term debt                                           --                         --                    --
Stockholders' equity                                 34,028                         --                45,643

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         Certain statements in this Prospectus under the captions "The Company", "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and elsewhere herein constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Those statements include statements regarding the intent, belief or current expectations of the Company and members of its management team. Management cautions that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. Important factors currently known to management that could cause actual results to differ materially from those in forward-looking statements are set forth in the Safe Harbor Compliance Statements included as Exhibit 99.1 to the Company's Form 10-K for the year ended December 31, 1997, and are hereby incorporated herein by reference. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

         The following discussion should be read in conjunction with the accompanying Consolidated Statements of Operations and notes thereto for the year ended December 31, 1997.

GENERAL

         The Company began providing certain practice management services to Allied Practices in the United States on August 26, 1997. The initial 55 Allied Practices included 82 Allied Orthodontists operating 147 offices in 16 states. At May 18, 1998, the Company had affiliated with 30 additional practices, including 40 additional orthodontists operating out of 74 locations and 4 pediatric dentists operating out of 3 locations. Four of these new locations were new satellite offices to existing Allied Practices which were created as part of the Company's strategy to grow the revenue potential of Allied Practices though expansion into new markets. The Company anticipates that future growth will come from entering into long-term management contracts with existing non-affiliated practices, satellite expansion of Allied Practices and operating efficiencies.

         The Company earns revenue by providing certain services to the Allied Practices pursuant to long-term service agreements or consulting agreements (collectively, "Management Agreements") with Allied Practices. The Company provides certain management or consulting services to each Allied Practice and assumes substantially all operating expenses, except for compensation to Allied Orthodontists and Allied Dentists and other employees that the Company cannot employ according to applicable state laws. In exchange for assuming these expenses and providing services, the Company records revenues in amounts equal to the assumed expenses plus a service fee or consulting fee, as described below. OrthAlliance provides advice, training and capital for development and growth of the Allied Practices and does not own or control the Allied Practices. The Allied Orthodontists and Allied Dentists continue to make all treatment and clinical decisions and maintain their relationships with their patients. In general, the Management Agreements provide for the recognition of fees to the Company based on a negotiated percentage of the "Adjusted Patient Revenue" of Allied Practices. The timing of the payment of such service fees is based upon cash collected. Adjusted Patient Revenue is net patient revenue, as determined under generally accepted accounting principles, including adjustments for contractual allowances and other discounts, plus an adjustment for uncollectible accounts. Patient revenue is recognized as services are performed. For orthodontic services, approximately 20% of the orthodontic contract revenue is recognized at the time of initial treatment. The balance of the contract revenue is realized evenly over the remaining treatment period. The 20% estimated revenue at the initial treatment date is based on the estimated costs incurred by the practice at that time as compared to the total costs of providing the contracted services and is consistent with industry standards. The percentage includes the estimated costs of diagnosis and treatment plan development, initial treatment by orthodontic personnel, orthodontic supplies, and associated administrative services. For pediatric dental services, revenue is recognized at the time the service to the patient is performed and costs are allocated based on the type of service provided to the patient at the time such service is provided.

         The service fee is earned and paid monthly to the Company by each Allied Practice using one of three different fee structures set forth in the Management Agreements:

         (i) a designated percentage of Adjusted Patient Revenue, ranging from 14% to 17%, subject to an annual adjustment based upon improvements in the Allied Practice's operating margin in the most recent calendar year as compared with the immediately preceding calendar year. No annual adjustment will be made which would result in reducing the designated percentage below the percentage applicable during the first year of the Management Agreement. Operating margin is defined as the percentage determined by dividing operating profit by Adjusted Patient Revenue. Operating profit is equal to Adjusted Patient Revenue less operating expenses, excluding the service fee and such expenses associated with the Allied Practices which the Company is prohibited from incurring, primarily consisting of orthodontist or pediatric dentist compensation. The average designated percentage is 16.9% for the Allied Practices subject to this fee structure.

         (ii) a designated percentage ranging from 13.5% to 17% of Adjusted Patient Revenue with a potential annual adjustment of 25% of the increase in operating margin (as defined in subparagraph (i) above) in a calendar year as compared to the preceding calendar year multiplied by the Adjusted Patient Revenue for the current calendar year. The supplemental fee for improvement in operating margin, if applicable, is paid in a lump sum payment upon final determination of the Allied Practice's operating margin for the calendar year. The average designated percentage is 16.7% for the Allied Practices subject to this fee structure. In some cases, the Allied Orthodontist or Allied Dentist must guarantee a minimum level of service fees to be paid by the Allied Practice for a portion of the term of the agreement ranging from one to 25 years. The period covered by the minimum service fee varies by agreement, but ranges from one to 25 years.

         (iii) a fixed dollar fee with annual fixed percentage increases for each year of the term of the Management Agreement.

     The Company has entered into agreements with certain Allied Practices to make the payment of such service fees after the first two years contingent on various factors, including practice profitability compared to acquisition consideration, timely reporting of information, participation in practice improvement programs and orthodontist hours worked. If these contingencies are satisfied, the Company would not receive any revenue from the Allied Practice subject to such arrangement.

     Expenses reported by the Company include certain of the expenses to operate the orthodontic and pediatric dental offices and all of the expenses of any corporate offices, facilities or functions. Therefore, salaries and benefits include the wages, benefits, taxes or other employment costs for all employees of the Company, including practice office staff, business office staff and management personnel. Rent includes facility expenses for both practice offices and corporate offices. Advertising and marketing includes practice activities to attract new patients and corporate activities to attract new orthodontists and pediatric dentists to join the Company. General and administrative expenses include professional services, such as legal and accounting, utilities, advertising, marketing, insurance, telephone, license fees, office supplies and shipping expenses. Practice supplies include only those expenses required by the Allied Orthodontist or Allied Dentist to provide treatment to patients.

RESULTS OF OPERATIONS

     The audited financial statements of the Company for the year ended December 31, 1997 reflect a net loss of $736,000 on revenues of $18,081,000. This reflects the results of operations for the period August 26, 1997 to December 31, 1997. Excluding the impact of the non-recurring compensation expense in the amount of $3,392,000, the Company recognized income before income taxes of $105,000. The Company began operations in 1997; therefore, the presentation of prior period information is not applicable.

     The unaudited financial statements of the Company for the three months ended March 31, 1998 reflect net income of $1,621,000 on revenues of $14,650,000.

     The following table sets forth the percentage of certain items in relation to net revenues.

                                                              Year ended                       Quarter Ended
                                                              December 31, 1997                March 31, 1998
Net Revenue..............................................         100.0%                            100.0%
Direct Expenses:
     Employee costs .....................................          31.9                              30.7
     Practice supplies ..................................           9.3                               9.1
     Rent ...............................................           9.7                               9.0
     Depreciation and amortization ......................           1.4                               3.3
     General and administrative .........................          29.9                              28.9
     Non-recurring organizer compensation expense........          18.8                                --
                                                                  -----                             -----
     Total operating expenses ...........................         101.0                              81.0
Operating profit ........................................          (1.0)                             19.0
Interest income, net ....................................           1.5                               0.6
                                                                  -----                             -----
Income before income taxes ..............................           0.5                              19.6
Provision for income taxes ..............................           4.6                               8.7
                                                                  -----                             -----
Net income/(loss) or gain................................          (4.1%)                            10.9%
                                                                  =====                             =====

Three Months Ended March 31, 1998

     NET REVENUE. The Company began operations on August 26, 1997 and therefore comparisons with the quarter ended March 31, 1997 are not meaningful. Net revenue reported by the Company is derived by applying the appropriate management fee percentage against Adjusted Patient Revenue, and adding the reimbursement from the Allied Practices of practice expenses paid by the Company. In addition, the Company does include in revenue the amortization of certain prepaid revenue balances that were acquired from the Allied Practices. Prepaid revenue is recognized as an Allied Orthodontist provides the services that were prepaid by patients before the Allied Practice affiliated with the Company.

     DIRECT EXPENSES. Direct expenses include clinical expenses paid and corporate expenses incurred during the quarter. All expense categories are consistent with management's expectations based upon expense information provided by the Allied Practices prior to affiliation with the Company. Direct expenses as a percentage to net revenue are consistent with levels seen within the industry.

     DEPRECIATION AND AMORTIZATION. Depreciation and amortization expense relates to the depreciation of capital assets and the amortization of intangible assets acquired resulting from new practice affiliations. Service agreement intangibles are amortized over the expected period to be benefited, not to exceed the term of the Management Agreements, which is 20 to 25 years. Depreciation and amortization expense increased in the first quarter of 1998 compared with the fourth quarter of 1997 due to the additional service agreement intangible assets amortization associated with new practice affiliations completed in the first quarter. Total depreciation and amortization expense of $486,000 is consistent with management's expectations based upon the number and size of the affiliations completed.

     INTEREST INCOME. This represents interest earned on excess cash balances invested primarily in short-term money market accounts, loans to affiliated practices and loans to patients through OA Finance. Earnings on invested excess cash declined during the quarter as excess cash balances were used to pay the consideration or practice affiliations.

     INTEREST EXPENSE. This represents interest incurred on borrowings under the Credit Facility (as defined below).

Year ended December 31, 1997

     NET REVENUE. The Company began operations on August 26, 1997 and therefore annual revenues reported include only the revenue generated from operations during the period from August 26, 1997 to December 31, 1997. Adjusted Patient Revenue during this period was $22,975,000, of which 89.1% was generated by the 55 Founding Practices that affiliated with the Company in connection with the IPO. The remaining 10.9% was generated by Allied Practices that affiliated with the Company subsequent to the completion of the IPO. Net Revenue reported by the Company is derived by applying the appropriate management fee percentage against Adjusted Patient Revenue, and adding the reimbursement from the Allied Practices of practice expenses paid by the Company. In addition, the Company includes in revenue the amortization of certain prepaid revenue balances that were acquired from the 55 Founding Practices. The amortization recognizes that the orthodontist provided the services that were prepaid by patients prior to the Allied Practice becoming affiliated with the Company. From August 26 to December 31, 1997, the Company recognized $453,000 of amortized prepaid revenue into net revenue. As of December 31, 1997, $1,609,000 of prepaid patient revenue acquired from the 55 Founding Practices remained unamortized on the Company's balance sheet. Management expects to amortize most of this balance into revenue during 1998 as the patients receive orthodontic services.

     OPERATING EXPENSES. The amounts reported for operating expenses represent the amounts incurred from August 26, 1997 to December 31, 1997. All of the expense categories are consistent with management's expectations based upon expense information provided by the Allied Practices prior to affiliation with the Company. Operating expenses as a percentage to revenue are consistent with levels seen within the industry.

     DEPRECIATION AND AMORTIZATION. Depreciation and amortization expense primarily relates to the depreciation of capital assets and the amortization of excess cost over the fair value of net assets acquired (goodwill) and certain other intangibles. The Company's policy is to amortize goodwill over the expected period to be benefited, not to exceed the term of the Management Agreements. For the period August 26, 1997 to December 31, 1997, depreciation and amortization expense was $245,000.

     NON-RECURRING ORGANIZER COMPENSATION EXPENSE. Prior to the completion of the IPO, USOC and Premier merged with and into the Company, and the Company succeeded to the rights and obligations of both USOC and Premier. Certain compensation expenses were incurred by USOC and Premier during the period from inception (October 21, 1996) through August 26, 1997 in connection with the IPO. In the second quarter of 1997, the Company issued warrants to owners of certain Allied Practices, and certain officers and consultants for their assistance in recruiting orthodontists to the Company and in completing the IPO. In addition, pursuant to the merger, warrants held by Jonathan Wilfong and Robert Garces to purchase a total of 225,000 shares of USOC stock converted into warrants to purchase an equal number of shares of Common Stock. The Company recorded compensation expense of $3,392,000 related to these warrants during 1997.

     INTEREST INCOME. Net interest income for the period August 26, 1997 to December 31, 1997 was $270,000. This represents interest earned on excess cash balances invested primarily in short-term money market accounts.

     PROVISION FOR INCOME TAXES. Provision for income taxes for 1997 was $841,000. A reconciliation of the provision for income taxes for the year ending December 31, 1997 to the amount computed at the Federal statutory rate is included in Note 13 of Notes to Consolidated Financial Statements. The Company's effective income tax rate for the year was higher than the statutory rate primarily due to the nondeductibility for income tax purposes of the organizer compensation expense and amortization of goodwill.

QUARTERLY OPERATING RESULTS

     The Company's unaudited quarterly operating information for 1997 and 1998 is shown in the following table. The Company began operations in the third quarter of 1997, but the Company recognized non-recurring organizer expense related to warrants, described above, in the second and third quarter. The fourth quarter represents the only quarter presented when the Company was fully operational during the entire quarter.

                                                  Quarters ended
                                                      1997                             1998
                                                      ----                             ----
                               March 31       June 30       Sept. 30      Dec. 31      March 31
Total Revenues                   $--       $       --    $ 4,054,000    $14,027,000   $14,650,000
Net Operating Income/(Loss)       --       (2,476,000)       (35,000)     2,346,000     2,795,000
Net Income/(Loss)                 --       (1,935,000)      (322,000)     1,521,000     1,621,000
Basic Earnings/(Loss) Per        $--       $      N/A    $     (0.07)   $      0.13   $      0.13
Share

SEASONALITY

         Most patients who seek orthodontic treatment are children, although the number of adults seeking treatment has been increasing in recent years. Pediatric dental services are also provided to children. Based upon information provided by the Allied Practices, and based upon the results of operations in 1997, the Company expects an increase in new patient volume during the summer months when children are not in school. The Company also expects the lowest volume of patient starts during the Christmas holiday season when children are on vacation and when many of the Allied Practices are closed. With respect to orthodontic services, because the Company recognizes 20% of all patients contracts as revenue in the month treatment begins, the Company expects higher patient revenue in the third quarter and lower patient revenue in the fourth quarter. With respect to pediatric dental services, because the Company recognizes revenue when services are performed by Allied Dentists, the Company expects higher patient revenue in the third quarter and lower patient revenue in the fourth quarter. Accordingly, the Company should see an increase or decrease in service fee revenue during these periods.

LIQUIDITY AND CAPITAL RESOURCES

         Pursuant to the IPO, the Company offered and sold to the Representatives 2,600,000 shares of Common Stock at $12.00 per share. Concurrently with the closing of the IPO, the underwriters exercised their over-allotment option for an additional 390,000 shares of Common Stock. The IPO and exercise of the over-allotment option generated, net of underwriting discounts and commissions, approximately $33.4 million in cash proceeds for the Company. The Company used these funds to pay some of the expenses for the IPO, to pay a dividend to the owners of the 55 Founding Practices ($13.8 million), to fund the acquisition of certain operating assets of, or the stock of entities holding certain operating assets of Additional Allied Practices, to pay debt assumed from Allied Practices as part of the affiliation process, and for working capital requirements.

         As of March 31, 1998, the Company had a working capital balance of approximately $5.7 million compared to $13.3 million as of December 31, 1997. The decline in working capital since December 31, 1997 is primarily attributable to the investment in new practice affiliations during the quarter. The Company continues to anticipate the primary uses of capital will include additional affiliation with orthodontic practices, certain costs related to the development of satellite offices and funding the working capital needs of the Company and the Allied Practices. The Management Agreements provide for advances by the Company to the Allied Practices for working capital requirements and other purposes. Such loans generally bear interest at prime plus one percent and are repayable over varying periods of time not to exceed five years. It is anticipated that the foregoing capital expenditures will be funded from the Company's cash flow from operations, existing working capital and borrowings under the Credit Facility. During the three months ended March 31, 1998, the Company expended approximately $8.9 million of cash for the acquisition of certain net assets of and the affiliation with new Allied Practices. The Company anticipates the primary uses of capital will include additional affiliations with orthodontic and pediatric dental practices, certain costs related to the development of satellite offices, and funding the working capital needs of the Company and Allied Practices.

         On December 30, 1997, the Company entered into a credit agreement with First Union National Bank to provide a $25 million revolving line of credit (the "Credit Facility"). The interest on borrowings accrues at either the bank's prime rate or LIBOR, plus a margin between 0.25% and 1.875%. Amounts borrowed are secured by security interests in certain of the Company's assets, including accounts receivable, Management Agreements and capital stock of the Company's subsidiaries. As of December 31, 1997, no borrowings were outstanding under the Credit Facility and the Company was in compliance with all applicable covenants. The Credit Facility terminates on December 30, 2000, but includes two one year renewal options, subject to lender's approval.

         As of March 31, 1998, the Company has taken advances against the Credit Facility totaling $2,000,000. These borrowings were used, along with other capital resources, for practice affiliations and to support the working capital requirements of the Company. The Company expects to take additional advances from the Credit Facility in the near-term to satisfy working capital requirements.

         The working capital requirements and capital resources needed to continue the Company's acquisition and development efforts will be funded through a combination of cash flows provided by ongoing operations, the Credit Facility and proceeds remaining from the IPO. Management believes that these sources of capital will be sufficient to meet the Company's funding requirements for the next twelve months. The Company may choose to issue debt or equity securities to meet its future long-term capital needs as management deems appropriate.

         Since the completion of the IPO and as of May 18, 1998, the Company has acquired certain operating assets of, or the stock in entities that held certain operating assets of, 30 Additional Practices. The total consideration paid for these Additional Practices was $42.3 million, of which $15.6 million was paid in cash and the balance through the issuance of 2,183,089 shares of Common Stock pursuant to the S-4 Registration Statement.

         The Company continually purchases the patient accounts receivable generated by each Allied Practice and records these receivables on the Company's balance sheet. The receivables are recorded at net realizable value on the date of purchase. Any subsequent uncollectible account is written off by the Company and the Allied Practice revenue is reduced accordingly. The impact on the Company from such write-offs is the loss of management fees because practice revenue is reduced. These accounts receivable should generate funds required for
(i) the expenses incurred by the Company to manage and administer the Allied Practices, (ii) service fees, and (iii) salaries for other employees of the Allied

Practices, with the balance due to the Allied Orthodontists or Allied Dentists owning the Allied Practices.

         The Management Agreements provide for advances by the Company to the Allied Practices for working capital requirements and other purposes. Loans for such advances generally bear interest at the prime rate plus one percent and are repayable over varying periods of time not to exceed five years. As of March 31, 1998, the Company had advanced approximately $629,000 to the Allied Practices.

YEAR 2000 COMPLIANCE

         The Company has reviewed the systems utilized by the corporate office in all areas of office automation, including payroll, payables, general ledger and data management. In all cases the systems are already in full compliance with Year 2000 requirements or the developers of the systems have a Year 2000 compliant version available. The corporate office intends to upgrade any remaining systems that are not already in compliance, with a compliant version before the end of 1998. The cost to upgrade these systems is minimal since the upgrades are provided by the developers under the maintenance agreements already in place.

         The Company has not performed an evaluation of the practice management systems installed in each of its Allied Practice offices. Therefore, the Company is not aware which systems are currently Year 2000 compliant. The Company does have a plan to evaluate the practice management systems for Year 2000 compliance before the end of 1998. Since the Company is not aware which systems are currently Year 2000 compliant, the Company is not aware of the costs associated with upgrading the practice management systems to Year 2000 compliance. However, any costs incurred by the Company to complete a systems upgrade would be reimbursed to the Company by each Allied Practice.

                                    BUSINESS

GENERAL

         OrthAlliance was organized to create a national provider of practice management or consulting services to orthodontic practices in the United States. The Company also provides such services to pediatric dental practices. The Company manages or provides consulting services with respect to certain of the business aspects of the Allied Practices (subject to applicable state law), thereby allowing the Allied Orthodontists or Allied Dentists to focus on delivering cost-effective, high quality patient care, and provides capital for the development and growth of such practices. The Company affiliates with Allied Practices pursuant to Management Agreements and generates revenues by providing certain management, consulting, marketing and development services to Allied Practices. OrthAlliance provides advice, training and capital to facilitate the development and growth of the Allied Practices. The Allied Orthodontists and Allied Dentists continue to make all treatment and clinical decisions with respect to their patients and maintain their relationships with their patients. OrthAlliance does not employ the Allied Orthodontists or Allied Dentists or own or control their practices. The Company intends to expand its network of Allied Practices by acquiring certain operating assets of and entering into long-term management services agreements with additional orthodontic or pediatric dental practices throughout the United States.

         The Company entered into definitive agreements, consummated simultaneously with the closing of the IPO, to acquire (by transfer pursuant to SAB 48) certain operating assets of or the stock of certain entities holding the assets of, and entered into Management Agreements with, 55 Founding Practices, which included 82 orthodontists operating 147 offices located in 16 states. From the IPO to May 18, 1998, the Company acquired certain operating assets of or the stock of certain entities holding the assets of, and entered into Management Agreements with, 30 additional Allied Practices, which included 40 orthodontists operating 74 offices in 10 states and 4 pediatric dentists operating 3 offices in 2 states. Management believes that the Allied Practices are leading practices in their markets and were selected based upon a variety of factors, including size, profitability, historical growth and reputation for high quality care, among local consumers of orthodontic or pediatric dental services and within the orthodontic and pediatric dental services industry. Some of the Allied Practices have been referred to the Company by certain Allied Orthodontists who receive fees or options for such referrals. Management intends to capitalize on the reputations and relationships of the Allied Practices and their Allied Orthodontists or Allied Dentists to assist the Company in affiliating with additional orthodontic or pediatric dental practices.

         Management believes that the Company's management, marketing, recruiting and growth strategies, as made available to the Allied Practices, will maximize the Company's revenues. Each Allied Orthodontist and Allied Dentist will be a member of the Company's Clinical Advisory Board for such group. The two Clinical Advisory Boards advise management on a broad range of issues, including treatment, risk management, quality assurance, managed care, product evaluation, professional resources and marketing. The members also recommend professional standards for both treatment quality and delivery of patient care.

         SERVICES OF THE COMPANY. Pursuant to the OrthAlliance model, the Company provides or will provide fee-based management services to Allied Practices thereby allowing Allied Orthodontists and Allied Dentists to concentrate on providing cost effective, high quality patient care. The Company does not practice orthodontics or dentistry, but generally acquires certain operating assets of an orthodontic or pediatric dental practice, employs the employees (except Allied Orthodontists and Allied Dentists, and where applicable law requires, hygienists and dental assistants), and enters into Management Agreements with the Allied Practices. The Allied Orthodontists or Allied Dentists retain ownership and control of their Allied Practices and control of patient treatment and relationships. Where state law allows and upon request by an Allied Practice, the Company leases equipment or office space to the Allied Practices and employs orthodontic or dental assistants for the Allied Practices. Each Allied Practice, in its sole discretion, determines the fees to be charged for services provided to its patients based upon market conditions in the service area and other factors deemed appropriate by the Allied Practice.

         The Company generates revenues by providing or making available to the Allied Practices certain management or consulting services to the Allied Practices, including billing and collections, cash management, purchasing, payroll processing, advertising and marketing, financial reporting and analysis, productivity reporting and analysis, training, associate recruiting and capital for satellite office development and acquisitions. Management believes, based on its experience with the Founding Practices and data available to it, that the Company's emphasis on high quality patient care and its business, marketing, technological and practice-growth support systems will continue to appeal to orthodontists and pediatric dentists inclined to affiliate with the Company.

THE ORTHODONTIC INDUSTRY

         Orthodontics, the art and science of correcting the misalignment of teeth, historically has been one of the most profitable specialties in dentistry. The field of orthodontics has evolved greatly since the turn of the century, a process which management believes will continue. Orthodontic research and education have aided the development of new materials and techniques of orthodontic treatment, including the use of computers to help solve complex cases. In 1997, orthodontists in the United States conducted examinations of nearly 2.5 million potential new patients and initiated treatment for approximately 1.6 million patients. The typical orthodontist initiated treatment for approximately 170 patients in 1997 and maintained approximately 400 active cases.

         The primary target market for orthodontic treatment is children ages 8 to 18. In 1997, approximately 81%, or 1.3 million, of all patients treated were children. The U.S. Census Bureau estimates that as of July 1, 1996, there were approximately 37.6 million children and adolescents between the ages of 10 and
19. Management believes that as many as 80% of these children and adolescents could benefit from orthodontic treatment, presenting an attractive opportunity for the Company. In addition to the traditional juvenile market, the adult market has been a rapidly growing market for orthodontic services. Management believes the market for adults has grown rapidly over the last 15 years as a result of several factors. Adults today are more conscious about their appearance, which may be improved by orthodontic treatment they may not have received as children. Moreover, many adults today are more willing to undergo orthodontic treatment in light of the development of new orthodontic materials and techniques that allow the orthodontist largely to conceal the bands and brackets used during treatment because they match the color of the teeth. Based on statistics obtained from the JCO Study, management believes that the adult market for orthodontic services remains untapped, as the number of adults who need or may want orthodontic treatment substantially exceeds the number of patients currently seeking treatment. In 1997, standard case fees averaged approximately $3,600 for children and $3,900 for adults.

         Currently, there are approximately 9,000 practicing orthodontists in the United States, nearly all of whom have graduated from accredited graduate programs of orthodontics. The industry is highly fragmented, with approximately 90% of the practicing orthodontists acting as sole practitioners and the balance practicing in multiple-doctor practices (generally two orthodontists) or in groups affiliated with competitors of the Company. The training and qualification of an orthodontist is extremely rigorous. Generally, a dentist must graduate in the top 10% of his or her class at an accredited graduate school of dentistry, pass national and state board examinations, and complete an accredited graduate orthodontic program to become an orthodontist. These programs typically are structured as two- or three-year programs. Each year about 200 new orthodontists graduate from accredited orthodontic programs.

THE PEDIATRIC DENTAL INDUSTRY

         Pediatric dentistry is an age-defined specialty that provides both primary and comprehensive preventative and therapeutic oral health care for infants and children through adolescence, including those with special health care needs. Pediatric dentists provide primary and specialty care in offices as well as in hospital and other institutional sites and, when indicated, in conjunction with other dental and medical disciplines. There are approximately 3,600 professional active pediatric dentists in the United States. Pediatric dentists must complete a specialty degree program which is typically two to three

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



years in length. Approximately 160 students are admitted each year to pediatric dental specialty training programs.

         The U.S. Bureau of the Census projects that between 1993 and 2020 there will be an increase of 8.1 million children under the age of 15. Furthermore, the number of practicing pediatric dentists has decreased from approximately 3,900 in 1990 to approximately 3,600 in 1997. The number of spaces available in pediatric dental training programs has decreased from approximately 200 in 1990 to 160 in 1997. Accordingly, the Company believes that there will be an increased demand for the services of pediatric dentists.

         Based upon the 1993 Cost Survey conducted by the American Academy of Pediatric Dentistry, approximately 75% of pediatric dentists are solo practitioners. According to that same survey, the 1993 average gross income of a pediatric dental practice was approximately $525,000, with average net income of approximately $198,000.

OPERATING STRATEGY

         Management believes that the Company's operating strategy will enable Allied Practices to compete more effectively and realize greater profitability than other orthodontic or pediatric dental practices, thereby providing an inducement for additional orthodontists and pediatric dentists to affiliate with the Company. Key elements of the Company's operating strategy include:

         EMPHASIZING QUALITY PATIENT CARE. Management believes that the services and support it provides its Allied Orthodontists and Allied Dentists will impact the level of patient care by increasing the Allied Orthodontists' and Allied Dentists' time to concentrate on patient care. Management believes that the primary hindrances to consistent delivery of quality patient care are (i) the discrepancy in qualifications among practicing orthodontists and pediatric dentists and (ii) the amount of time each orthodontist or pediatric dentist spends on patient care. The qualifications of providers of orthodontic services vary from general dentists who have taken weekend courses in orthodontics to graduates of accredited three-year programs. Nearly all Allied Orthodontists affiliated with the Allied Practices are graduates of accredited orthodontic programs. Nearly all Allied Dentists have completed specialty degree programs. In addition, the Company has established two clinical care advisory committees consisting of either Allied Orthodontists or Allied Dentists who meet, or will meet, periodically to formulate practice management programs and to consult with each other on current treatments, techniques and issues. Furthermore, recent orthodontic and pediatric dental graduates recruited by the Company will be required (in most cases) to complete a mentoring program pursuant to which such graduates will provide treatment under the supervision and guidance of an experienced Allied Orthodontist or Allied Dentist for a period of time to refine their skills before assuming primary responsibility for patient care at a satellite office of an Allied Practice.

         CAPITALIZING ON THE BEST DEMONSTRATED PRACTICES. The Company believes that one of its most valuable practice management services will be its ability to identify practice-level strategies that have proven successful for individual Allied Practices and share this information among other Allied Practices. Management will routinely evaluate the policies and procedures of the Allied Practices, including such critical areas as treatment quality, delivery of patient care, practice-building, marketing, patient financing programs and expense control. The Company will make available to Allied Orthodontists and Allied Dentists comparative operating and financial data to enable Allied

Orthodontists and Allied Dentists to detect areas of their practices that could be improved. The Company provides its own analysis of such operating and financial data and recommend changes to improve performance. The Company expects that a primary means of identifying and implementing solutions to particular practice issues will be to consult with Allied Practices that have had demonstrated success in a certain area. The Company generally will seek to facilitate communication among Allied Practices through periodic conferences and meetings and, ultimately, through a proprietary intranet system.

         ACHIEVING OPERATING EFFICIENCIES AND ECONOMIES OF SCALE. The Company has implemented a variety of operating procedures and systems to improve the productivity and profitability of each practice which becomes an Allied Practice and to achieve economies of scale. The Company has implemented centralized payroll processing and national group purchasing contracts. The Company plans to recommend and implement, with the Allied Practice's consent, appropriate credit and collection policies to accommodate specific needs of the target market of each Allied Practice. Management believes that, in certain cases, patient flow and work flow could be enhanced by physical improvements in designs to facilities, which should result in an increase in the number of patients seen and an increase in productivity. If such physical improvement in design is likely to be supported by an adequate return on investment, an Allied Practice and the Company may undertake such design changes. Operating efficiencies and economies will be instituted after consultation with the Allied Orthodontists or Allied Dentists on a per market or per Allied Practice need basis after thorough analysis, including review of work flow, patient flow, aged accounts receivable history, facilities, employee work load and productivity, and employee and patient satisfaction.

         INCREASING THE AFFORDABILITY OF ORTHODONTIC CARE THROUGH FLEXIBLE PAYMENT PLANS. Upon request, the Company will assist Allied Practices in developing and implementing payment plans designed to make orthodontic services more affordable to prospective patients, thereby making orthodontic services available to a larger segment of the population in their respective markets. Many Allied Orthodontists have historically received a down payment of approximately 20% of the total cost of services, which is typical in the orthodontics industry and is based on the costs incurred by an orthodontic practice at the time treatment is initiated. Recognizing that orthodontic services are largely discretionary and that a significant down payment is often a deterrent to prospective patients, the Company believes that flexible payment plans are an effective means of increasing patient volume. Allied Dentists do not typically require down payments but payment plans may be utilized with respect to expensive procedures either not covered or not adequately covered by a patient's insurance or managed care organization. Management believes that the markets in which Allied Practices are located are different and payment plans should be tailored to respond to the various market demands and opportunities. The Company will make general recommendations to all Allied Practices with respect to instituting flexible payment plans and will develop and implement market-tailored plans upon the request of individual Allied Practices. In addition, the Company, through its financial services subsidiary, will provide the working capital necessary for the Allied Practices to implement flexible payment plans which may result in the reduction or elimination of down payments.

         STIMULATING DEMAND IN LOCAL MARKETS THROUGH AGGRESSIVE MARKETING. In consultation with and upon approval of the Allied Practices, the Company intends to develop and implement aggressive and innovative marketing plans to augment each Allied Practice's referral and other marketing systems. Management believes that the orthodontic industry has not taken advantage of the gains that can be achieved through strategic direct marketing and intends to, upon request of an Allied

Practice, assist in the implementation of aggressive direct marketing campaigns. In addition, certain of the Allied Practices have developed referral systems with local dentists, to achieve above-average practice revenues and growth. Upon the request of an Allied Practice and in appropriate markets, the Company will attempt to reach potential patients through print, local television and radio advertising.

GROWTH STRATEGY

         Management believes the continued growth of the Allied Practices and the financial support for the development of new Allied Practices are key components of the future success of the Company. To increase the Company's revenues and profits and gain market share, management intends to initiate a growth strategy designed to increase the number of Allied Practices and Allied Orthodontists and Allied Dentists over time. Management's expansion strategy includes:

         AFFILIATIONS WITH ALLIED PRACTICES. Management believes that the Company's target market for affiliations includes approximately half of the orthodontic practices in the United States (approximately 4,500 practices) and approximately half of the pediatric dental practices in the United States (approximately 1,800 practices), because these practices fit the OrthAlliance model of high quality and opportunity for revenue and earnings growth. Management believes that affiliation will be an attractive option for many orthodontists and pediatric dentists because the Company intends to (i) provide the capital to open and integrate new offices into existing Allied Practices,
(ii) identify and recruit qualified associate orthodontists or pediatric dentists for the Allied Practices, (iii) design and offer business and clinical systems for each Allied Practice, (iv) with the approval of the Allied Orthodontist or Allied Dentist, hire the necessary business and non-professional personnel for each new Allied Practice, (v) help increase each Allied Practice's market share and the number of new patients seen by recommending successful marketing and advertising strategies, and (vi) reduce the time Allied Orthodontists and Allied Dentists spend on administrative and business related tasks, allowing them to focus on delivering quality patient care. The shares of Common Stock registered pursuant to this Offering will be used in connection with future affiliations with Allied Practices.

         DEVELOPING SATELLITE OFFICES. Where management determines market demand will support practice expansion, the Company will assist Allied Practices in developing satellite offices to be integrated into Allied Practices to increase market share and revenues. The Company intends to provide capital for practice expansion, market research, site selection, office design and marketing support for satellite office development. Management believes the Company's recruiting strategy complements growth through the addition of satellite offices. Experienced associate and recently graduated orthodontists or pediatric dentists, who have completed a mentoring program, would be well suited to assume primary responsibility for patient care at newly-established satellite offices. See "-- Allied Practice Operations and Locations."

         INTERNAL GROWTH THROUGH IMPROVED OPERATING EFFICIENCIES. A fundamental element of management's growth strategy is internal Allied Practice growth through improving each practice's operating efficiencies. The Company intends to offer a variety of operating procedures and systems to improve the productivity and profitability of the Allied Practices. The Company's operating systems and strategies, together with its recruiting, training, marketing and business management services should allow Allied Orthodontists and Allied Dentists to focus their attention on providing patient care, resulting in increased patient flow and enhanced revenues. The Company has implemented or plans to implement payroll processing, financial reporting and analysis and national group purchasing discounted contracts and intends to implement appropriate credit and collection policies which accommodate specific needs of the general target markets of each Allied Practice. Operating efficiencies and economies will be instituted on a per market or per Allied Practice need basis after thorough analysis, including review of work flow, patient flow, aged accounts receivable history, facilities, employee work load and productivity, employee satisfaction and patient satisfaction.

ALLIED PRACTICE OPERATIONS AND LOCATIONS

         PAYMENT PLAN; CASE FEES. For orthodontic services, at the initial treatment, the patient signs a contract outlining the terms of the treatment, including the anticipated length of treatment and the total fees. Each Allied Orthodontist determines the appropriate fee to charge for services to patients based upon market conditions in the area served by that Allied Orthodontist. Generally, the amount of fees charged by the Allied Orthodontists are independent of the patient's source of payment. The number of required monthly payments is estimated at the beginning of the case and generally corresponds to the anticipated number of months of treatment. Depending on the patient's credit history, the down payment will range from a substantial down payment to no down payment. Patients are typically required to pay equal monthly installments although each Allied Practice will offer a payment plan tailored to its market and patients.

         If the treatment period exceeds the period originally estimated by the orthodontist, the patient and the Allied Orthodontist will determine whether payment for additional treatment will be required. If the treatment is completed prior to the scheduled completion date, the patient is required to pay the remaining balance of the contract. If a patient terminates the treatment prior to the completion of the treatment period, the patient is required to pay the balance due for services rendered to date.

         Other payment plans with lower monthly payments are available for patients who have insurance coverage for the treatment. Approximately 40% of the patients treated at the Allied Practices have some form of orthodontic insurance coverage. Payments for patients with insurance may be lower, depending upon the amount of the fee paid on behalf of the patient by insurance policies. For patients with insurance coverage, the portion of the fee not covered by insurance is paid by the patient and is not waived or discounted by the Allied Practice.

         For pediatric dental services, the patient is responsible for the payment of fees upon the completion of the services or the Allied Dentist applies for reimbursement from the patient's insurance carrier or managed care organization. In a few instances, Allied Dentists may utilize payment plans with respect to expensive procedures either not covered or not adequately covered by a patient's insurance or managed care organization.

         INFORMATION SYSTEMS ("IS"). The Company plans to implement a comprehensive IS strategy over the next several years. The Company will implement a communications and data transmission program utilizing a proprietary intranet system and commercially available integration technology. Typically, an orthodontic practice utilizes two types of systems. The first system is the accounting and general ledger system and the second is the production system. The accounting and general ledger system will be implemented promptly upon the Allied Practice's affiliation with the Company. The production system, which provides patient and practice management functions, will take more time to implement. While it is the Company's stated objective to protect the computer system and applications investment of each Allied Practice, management intends to use a combination of integration and interface technologies to tie together the disparate systems.

         PURCHASING. The Company plans to coordinate quantity discounts of equipment, office furniture, inventory and supplies for the Allied Practices in order to reduce per unit costs. In addition, the Company will negotiate arrangements with other suppliers, such as casualty insurance carriers, that should provide cost savings to the Allied Practices.

         LOCATIONS. As of May 18, 1998, the Company provided management services to Allied Practices at the following locations:

                        Number of                            Number of                 Number of
         State          Orthodontists or Dentists (1)         Offices                    Cities
                        -----------------------------         -------                    ------
         Alabama.......................4                         7                           5
         Arizona.......................9                         8                           5
         California...................21                        33                          28
         Colorado......................5                         3                           2
         Florida......................23                        37                          27
         Georgia......................24                        53                          34
         Hawaii........................2                         5                           5
         Illinois......................1                         1                           1
         Indiana.......................9                        15                          13
         Kentucky......................2                         6                           6
         Massachusetts.................1                         1                           1
         Michigan......................1                         1                           1
         Minnesota.....................2                         2                           2
         Mississippi...................5                         7                           7
         New York......................1                         1                           1
         Ohio..........................1                         3                           3
         Oregon........................1                         3                           3
         Pennsylvania..................2                         3                           3
         South Carolina................3                         5                           5
         South Dakota..................2                         7                           5
         Tennessee.....................6                         6                           6
         Texas.........................4                         9                           9
         Utah..........................2                         2                           2
         Virginia......................2                         2                           2
         Washington....................1                         3                           3
         Wyoming.......................1                         1                           1
                                     ---                       ---                         ---
         Total.......................135                       224                         180

-------------------
(1) Nine Allied Orthodontists operate in two states.

AGREEMENTS WITH ALLIED PRACTICES AND ALLIED ORTHODONTISTS OR ALLIED DENTISTS

         Each Allied Practice has entered into, and each additional Allied Practice will enter into, three material agreements: (i) an acquisition agreement, which may be in the form of a purchase and sale agreement whereby OrthAlliance acquires certain of the assets, or stock of an entity holding certain assets of, the Allied Practice, or an agreement and plan of reorganization, whereby the Allied Practice transfers certain assets to OrthAlliance; (ii) either a service agreement or a consulting agreement (depending upon the applicable state regulatory requirements), whereby OrthAlliance agrees to provide management or consulting services to the Allied Practice; and (iii) an employment agreement between the Allied Practice and each related Allied Orthodontist or Allied Dentist who is an equity holder in the Allied Practice or who provides orthodontic or pediatric dental services through such practice for more than ten days each month.

         ACQUISITION AGREEMENTS. The Company acquired by transfer (in accordance with SAB 48) certain operating assets or stock of each Founding Practice pursuant to an asset purchase and sale agreement, an agreement and plan of reorganization or a stock purchase and sale agreement. Each additional affiliation with an Allied Practice has or will be accounted for as an asset acquisition at fair market value. Each asset purchase and sale agreement generally provides for the sale by the Allied Practice of its equipment, licenses (to the extent assignable by law), inventory, accounts receivable, furniture and other personal property, or some combination thereof based on applicable state laws or regulations, in exchange for consideration based on the Allied Practice's Adjusted Patient Revenue. Up to 50% of the aggregate purchase price to be paid for assets transferred to the Company is generally payable in cash, as determined by each Allied Practice, with the remainder payable in shares of Common Stock. The aggregate consideration paid at May 18, 1998 by the Company totals approximately $ 42.3 million. Certain liabilities, including patient prepayments, of the Allied Practices have been assumed totaling $405,000.

         SERVICE AGREEMENTS. The parties to each service agreement include the Company and the Allied Practice, which typically is a professional corporation or association owned by a related Allied Orthodontist or Allied Dentist. Each service agreement generally requires the Company to perform or make available the following services: provide and maintain specified furnishings and equipment; provide necessary employees (except orthodontists or pediatric dentists and, where applicable law requires, hygienists and dental assistants); establish appropriate business systems; purchase and maintain inventory; perform payroll and accounting functions; provide billing and collection services with respect to patients, insurance companies, and third-party payors; arrange certain legal services not related to malpractice litigation; design and execute a marketing plan; advise with respect to new office locations; and manage and organize the Allied Practice's files and records, including patient records where permitted by applicable law. If the Allied Practice lacks sufficient funds to pay its current expenses, the Company is also required to advance funds to the Allied Practice for the purpose of paying such expenses. In exchange for performing the services described above, the Company receives a management fee based on one of the three fee structures described in Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview. The Company has entered into agreements with certain Allied Orthodontists to make the payment of such fees after the first two years contingent on various factors, including practice profitability compared to acquisition consideration, timely reporting of information, participation in practice improvement programs and orthodontist hours worked.

         The term of each service agreement is 20 to 25 years, subject to prior termination by either party in the event the other party becomes subject to voluntary or involuntary bankruptcy proceedings or materially breaches the agreement, subject to a cure period. In addition, certain of the service agreements provide that the Allied Practices may terminate the service agreements upon the occurrence of a change of control of OrthAlliance (as defined therein, which does not include a transaction approved by the Company's Board of Directors). Upon the expiration or termination of the service agreement, the Allied Practice may, and in certain circumstances must, repurchase for cash (at book value) certain assets, including all equipment, and assume certain liabilities of the Company related to the Allied Practice.

         Each service agreement is generally not assignable by either party thereto without the written consent of the other party; however, the Company may assign the service agreement without consent to any entity under common control with the Company. The Company and the Allied Practice agree to indemnify each other for costs and expenses incurred by such other party that are caused directly or indirectly by, as the case may be, the Company's or the Allied Practice's intentional or negligent acts or omissions. In the case of the Allied Practice's obligation to indemnify the Company, such obligation also applies to intentional or negligent acts and omissions occurring prior to the date of the service agreement. As of May 18, 1998, the Company had entered into service agreements with 33 Allied Practices.

         CONSULTING AGREEMENTS. Certain provisions of the consulting agreement are substantially similar to the service agreement, including provisions relating to the Company's obligation to loan funds to the Allied Practice in the event the Allied Practice is unable to pay its current expenses, termination of the consulting agreement, repurchase of assets and assumption of liabilities by the Allied Practice upon expiration or termination, assignment, and indemnification.

         The services provided or made available by the Company to the Allied Practice under each consulting agreement generally include consulting with respect to equipment and office needs; preparing staffing models appropriate for an Allied Practice; advising and training with respect to business systems; purchasing and maintaining inventory; advising with respect to and providing or arranging accounting and bookkeeping services; advising with respect to developing a marketing plan; assessing the financial feasibility of establishing new offices; providing billing and collection services; and assisting the Allied Practice in organizing and developing filing and recording systems. In exchange for such services, the Company receives a consulting fee based on one of the three fee structures described in Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview. As of May 18, 1998, the Company had entered into consulting agreements with 52 Allied Practices.

         Pursuant to both the service agreements and consulting agreements, the Allied Orthodontists and Allied Dentist maintain full control over and ownership of their orthodontic practices, determine which personnel will be affiliated with the Allied Practices and set their own standards of practice to promote quality care. The Company does not engage in the practice of orthodontics or dentistry. Each Allied Orthodontist or Allied Dentist is responsible for compliance of his or her Allied Practice with state and local regulations applicable to the practice of orthodontics or pediatric dentistry and with licensing or certification requirements. Each Allied Practice, in its sole discretion, determines how to market its services and the fees to be charged for services provided to patients based upon market conditions in the service area and other factors deemed appropriate by the Allied Practice. Each Allied Practice executes payor contracts and each Allied Orthodontist or Allied Dentist acquires and pays for malpractice insurance coverage.

         EMPLOYMENT AGREEMENTS. Each Allied Orthodontist or Allied Dentist who is or becomes an equity holder in an Allied Practice or who provides orthodontic or pediatric dental services through an Allied Practice for more than 10 days a month is required to execute an employment agreement with the Allied Practice. Each employment agreement generally provides that the Allied Orthodontist or Allied Dentist will perform professional services for the Allied Practice for a period of five years, subject to prior termination, (i) for cause by the Allied Practice (which generally means death, incapacity, willful misconduct, conviction for a felony, or chronic alcoholism or drug addiction), (ii) by the Allied Orthodontist or Allied Dentist in the event of a material breach by the Allied Practice, and (iii) by the Allied Orthodontist or Allied Dentist in the event of the Company's bankruptcy. The Allied Orthodontist or Allied Dentist agrees that following termination or expiration of the employment agreement, he or she will not compete for a period of two years in the market in which the Allied Practice operates an office and will limit the methods of advertising in the area in which an Allied Practice is located.

GOVERNMENT REGULATION

         GENERAL. The fields of orthodontics and pediatric dentistry are highly regulated, and there can be no assurance that the regulatory environment in which the Company operates will not change significantly in the future. In general, regulation of healthcare companies is increasing. Every state imposes licensing requirements on individual orthodontists and pediatric dentists and on facilities operated by and services rendered by orthodontists or pediatric dentists. In addition, federal and state laws regulate health maintenance organizations and other managed care organizations for which orthodontists or pediatric dentists may be providers. In connection with the entry into new markets, the Company, Allied Practices and Allied Orthodontists or Allied Dentists may become subject to compliance with additional regulations.

         The operations of the Allied Practices must meet federal, state and local regulatory standards in the areas of safety and health. Historically, compliance with those standards has not had any material adverse effect on the operations of the Allied Practices. Based on its familiarity with the historical operations of the Allied Practices and the activities of the Company's Allied Orthodontists and Allied Dentists, management believes that the Allied Practices are in compliance in all material respects with all applicable federal, state and local laws and regulations relating to safety and health.

         STATE LEGISLATION. The laws of several states prohibit orthodontists from splitting fees with non-orthodontists. Furthermore, many states prohibit nonorthodontic entities from practicing orthodontics, employing orthodontists, or in some circumstances, employing orthodontic assistants. The laws of some states prohibit advertising orthodontic services under a trade or corporate name and require that all advertising be in the name of the orthodontist. A number of states also regulate the content of advertisement of orthodontic services and the use of promotional gift items. A number of states limit the ability of a non-licensed dentist or non-orthodontist to own equipment or offices used in an orthodontic practice. Some of these states allow leasing of equipment and office space to an orthodontic practice, under a bona-fide lease, if the equipment and office remain in the complete care and custody of the orthodontist. Management believes, based on its familiarity with the historical operations of the Founding Practices, the activities of the Company's Allied Orthodontists and applicable regulations, that the Company's current and planned activities do not constitute the prohibited practices contemplated by these statutes and regulations. There can be no assurance, however, that future interpretations of such laws, or the enactment of more stringent laws, will not require structural and organizational modifications of the Company's initial relationships with its Allied Orthodontists or the operation of the Allied Practices. In addition, statutes in some states could restrict expansion of Company operations in those jurisdictions. The Company either enters into a Service Agreement or Consulting Agreement depending upon applicable state regulations.

         REGULATORY COMPLIANCE. The Company monitors developments in laws and regulations relating to the practice of orthodontics and dentistry. The Company may be required to modify its agreements, operations and marketing strategies from time to time in response to changes in the business and regulatory environment. The Company intends to structure all of its agreements, operations and marketing materially in accordance with applicable law, although there can be no assurance that its arrangements will not be successfully challenged or that required changes may not materially affect the Company's business, financial condition and results of operations.

         Federal law prohibits the offer, payment, solicitation or receipt of any form of remuneration in return for, or in order to induce (i) the referral of a person for services, (ii) the furnishing or arranging for the furnishing of items or services or (iii) the purchase, lease or order or arranging or recommending purchasing, leasing or ordering of any item, in each case, reimbursable under Medicare, Medicaid or other federal and state health care programs. These provisions apply to dental services covered under various government programs in which the Company participates or may participate. The federal government has increased scrutiny of joint ventures and other transactions among health care providers in an effort to reduce potential fraud and abuse related to Medicare and Medicaid costs. Many states have similar anti-kickback laws, and in many cases these laws apply to all types of patients, not just Medicare and Medicaid beneficiaries. The applicability of these federal and state laws to transactions in the health care industry such as those to which the Company is or may be a party has not been the subject of judicial interpretation. There can be no assurance that judicial or administrative authorities will not find these provisions applicable to the Company's operations, which could have a material adverse effect on the Company's business and development.

         Under current federal law, a physician or dentist or member of this immediate family is prohibited from referring Medicare or Medicaid patients to any entity providing "designated health services" in which the physician or dentist has an ownership or investment interest, including the physician's or dentist's own group practice, unless such practice satisfies the "group practice" exception. The designated health services include the provision of clinical laboratory services, radiology and other diagnostic services (including ultrasound services), radiation therapy services, physical and occupational therapy services, durable medical equipment, parenteral and enteral nutrients, certain equipment and supplies, prosthetics, orthotics, outpatient prescription drugs, home health services and inpatient and outpatient hospital services. A number of states also have laws that prohibit referrals for certain services such as x-rays by dentists if the dentist has certain enumerated financial relationships with the entity receiving the referral, unless an exception applies. Any future expansion of these prohibitions to other health services could restrict the Company's ability to continue affiliations with Allied Practices.

         Certain of the Allied Practices providing pediatric dental services may participate in Medicare and Medicaid programs. Noncompliance with, or violation of, either the anti-kickback provisions or restrictions on referrals of designated health services can result in exclusion from the Medicare and Medicaid programs as well as civil and criminal penalties. Similar penalties apply for violations of state law. While the Company intends to make every effort to comply with all applicable law, any exclusions from Medicare, Medicaid or other capitation programs could have a material adverse effect on the business and results of operations of the Company.

         In addition, there are certain regulatory risks associated with the Company's role in negotiating and administering managed care and capitation contracts on behalf of its Allied Dentists. The application of state insurance laws to reimbursement arrangements other than various types of fee-for-service arrangements is an unsettled area of law and is subject to interpretation by regulators with broad discretion. As the Company's Allied Practices providing pediatric dental services contract with third-party payors, including self-insured plans, for certain non-fee-for-service arrangements, such Allied Practices may become subject to state insurance laws. In the event that the Company or such Allied Practices are determined to be engaged in the business of insurance, such parties could be required either to seek licensure as an insurance company or to change the form of their relationships with third-party payors and may become subject to regulatory enforcement actions. In such event, the Company's business, operations and financial results may be adversely affected.

COMPETITION

         The business of providing orthodontic or pediatric dental services is highly competitive in each market in which the Allied Practices and other practices operate. Allied Practices compete with orthodontists or pediatric dentists who maintain single offices or operate a single satellite office, as well as with orthodontists or pediatric dentists that maintain group practices or operate in multiple offices. Allied Practices also compete with general dentists who provide certain orthodontic or pediatric dental services, some of whom have more established practices. The provision of orthodontic or pediatric dental services by such dentists has increased in recent years. There can be no assurance that the Company or the Allied Practices will be able to compete effectively within their markets.

         The Company faces substantial competition from other entities as it seeks to affiliate with additional orthodontic or pediatric dental practices. The Company is aware of several practice management companies that are focused in the area of orthodontics. Additional entities may enter this market and compete with the Company. Certain of these competitors have greater financial or other resources than the Company.

EMPLOYEES

         As of May 18, 1998, OrthAlliance employed an aggregate of approximately 950 persons, including 905 full-time employees. None of the Company's employees are represented by a collective bargaining agreement. OrthAlliance considers its relationship with its employees to be good.

PROPERTIES

         The Company leases approximately 4,200 square feet of office space in Torrance, California for its headquarters. In addition, the Company leases office space for certain Allied Practices with aggregate monthly payments of approximately $505,000. See Notes to Consolidated Financial Statements.

INTELLECTUAL PROPERTY

         The Company's intent to use application for the service mark "OrthAlliance" has been allowed by the U.S. Patent and Trademark Office ("Trademark Office"). The trademark registration should be issued after the Trademark Office accepts the Company's Statement of Use, which the Company has filed. Management intends to continue to utilize the service mark, as allowed by applicable law, in the Company's marketing and advertising campaigns and in connection with the Company's services.

LITIGATION AND INSURANCE

         The Company does not have any pending litigation that if adversely determined would have a material adverse effect on the Company. The Allied Practices provide orthodontic or pediatric dental services to the public and are exposed to the risk of professional liability and other claims. Such claims, if successful, could result in substantial damage awards to the claimants that may exceed the limits of any applicable insurance coverage. Although the Company does not control the practice of orthodontics by the Allied Practices, it could be asserted that the Company should be held liable for malpractice of an Allied Orthodontist or Allied Dentist.

         The Company maintains general liability insurance for itself and on behalf of the Allied Practices and it is anticipated that, where permitted by applicable law and insurers, the Company will be named as an additional insured under the policies of the Allied Practices. There can be no assurance that any claims against the Company or any of the Allied Practices will not be successful, or if successful, will not exceed the limits of available insurance coverage or that such coverage will continue to be available at acceptable rates.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

         The following table sets forth certain information with respect to the directors and executive officers of the Company.

NAME                                                 AGE               POSITION WITH THE COMPANY
Sam Westover................................         42                President, Chief Executive Officer and
                                                                       Director
Robert S. Chilton...........................         40                Chief Financial Officer
Paul H. Hayase..............................         43                Senior Vice President -- Human
                                                                       Resources, General Counsel and
                                                                       Secretary

Randall K. Bennett, D.D.S., M.S.............         42                Director
Douglas D. Durbin, D.M.D., M.S.D............         43                Director
U. Bertram Ellis, Jr........................         44                Director
Craig L. McKnight...........................         47                Director
Randall A. Schmidt, D.D.S., M.S.D...........         41                Director
W. Dennis Summers...........................         49                Director
Jonathan E. Wilfong.........................         49                Chairman of the Board of Directors

         Sam Westover has served as a director, President and Chief Executive Officer of OrthAlliance since October 1996. From August 1993 until July 1996, Mr. Westover served as President and Chief Executive Officer of Systemed Inc., a pharmacy benefit management company, where he also served as a director from July 1992 until February 1997. From January 1993 until August 1993, Mr. Westover served as Senior Vice President, Chief Financial Officer and Treasurer of Wellpoint Health Networks Inc., a health insurance company. Prior to joining Wellpoint, Mr. Westover served as Chief Financial Officer and Senior Vice President, Corporate Financial Services of Blue Cross of California, a position to which he was named in May 1990.

         Robert S. Chilton has served as Chief Financial Officer of OrthAlliance since May 1997. From April 1994 until May 1997, Mr. Chilton served as Vice President/Controller of E & S Ring Management Corporation, a real estate management firm. Mr. Chilton was Controller of Karl Storz Endoscopy-America, Inc., a medical device manufacturer and distributor, from October 1987 until April 1994. Mr. Chilton is a Certified Public Accountant, and from February 1985 to October 1987 was employed by KPMG Peat Marwick.

         Paul H. Hayase has served as Senior Vice President -- Human Resources, General Counsel and Secretary of OrthAlliance since October 1996. From August 1995 until January 1997, Mr. Hayase served as Vice President -- Human Resources, General Counsel and Secretary of Systemed Inc. Mr. Hayase served as Senior Counsel of Ralphs Grocery Company, a supermarket chain in California, from November 1993 to August 1995. From January 1985 to November 1993, Mr. Hayase served as Senior Vice President, General Counsel of Knapp Communications Corporation, a magazine publishing company.

         Randall K. Bennett, D.D.S., M.S. has served as a director of OrthAlliance since its inception in October 1996. Dr. Bennett has practiced orthodontics in Salt Lake City, Utah since 1989 and he practiced in Beverly Hills, California from 1988 to 1989. Dr. Bennett graduated from Loma Linda University in 1988 with an M.S. degree in orthodontics and from the University of Alberta in 1981 with a D.D.S. degree.

         Douglas D. Durbin, D.M.D., M.S. has been a director of OrthAlliance since the completion of the IPO in August 1997. Dr. Durbin has served as President of The Kentucky Center for Orthodontics and its predecessors, since 1983. Dr. Durbin is a member of the American Association of Orthodontists, American Dental Association and Kentucky Association of Orthodontists, a Diplomate of the American Board of Orthodontics and has served as President, Treasurer and Secretary of the Bluegrass Dental Society. Dr. Durbin graduated from the University of Kentucky College of Dentistry with a D.M.D. degree in 1978 and received his M.S.D. and Certificate in Orthodontics from the University of Kentucky College of Dentistry in 1983.

         U. Bertram Ellis, Jr. has a director of OrthAlliance since the completion of the IPO in August 1997. Since 1996, Mr. Ellis has served as Chairman of the Board and Chief Executive Officer of iXL Holdings, Inc., an interactive services company. Since April 1996, Mr. Ellis has served as President, Chief Executive Officer and Chief Operating Officer of Broadcast Development Corporation, a television broadcast consulting company. Mr. Ellis founded and served as President and Chief Executive Officer of Ellis Communications, Inc., a broadcast group of 15 television and radio stations from 1993 to April 1996. From 1992 to 1993, Mr. Ellis was President and Chief Executive Officer of American Innovations, Inc., a manufacturer of hairbows that filed a petition pursuant to Chapter 11 of the U.S. Bankruptcy Code in 1993. From 1986 until 1992, Mr. Ellis served as President, Chief Executive Officer and Chief Operating Officer for Act III Broadcasting, a broadcast group of eight Fox-affiliate stations. Mr. Ellis serves as a director of iXL Holdings, NOVA Information Systems, Inc., Endeavor Technologies, Inc., First Union National Bank of Georgia, Ames Scullin & O'Haire and Upper Chattahoochee Riverkeeper.

         Craig L. McKnight has been a director of OrthAlliance since the completion of the IPO in August 1997. Since March 1995, Mr. McKnight has served as Executive Vice President of Magellan Health Services ("Magellan"), a specialty managed care company, which was previously known as Charter Medical Corporation. Since October 1995 Mr. McKnight has also served as Chief Financial Officer of Magellan. From June 1994 to March 1995, Mr. McKnight was responsible for the Health Care Practice of Coopers & Lybrand, L.L.P. in Philadelphia, Pennsylvania, and, prior thereto, was responsible for the Health Care Practice of Coopers & Lybrand, L.L.P. in California.

         Randall A. Schmidt, D.D.S., M.S.D. has been a director of OrthAlliance since the completion of the IPO in August 1997. Dr. Schmidt has been in the practice of orthodontics since 1983 in northwest Indiana, where he is a co-owner of Orthodontic Affiliates, P.C. Dr. Schmidt is a member of the American Association of Orthodontists, American Dental Association and Indiana Society of Orthodontists. Dr. Schmidt graduated from Indiana University in 1981 with a D.D.S. degree and received his M.S.D. and Certificate in Orthodontics from Indiana University in 1983.

         W. Dennis Summers has been a director of OrthAlliance since the completion of the IPO in August 1997. Since 1984, Mr. Summers has served as a principal of Roberts, Isaf & Summers, P.C. (and its predecessor firms), a law firm located in Atlanta, Georgia. Mr. Summers specializes in corporate and business matters.

         Jonathan E. Wilfong has served as Chairman of the Board of Directors of OrthAlliance since May 1997. Mr. Wilfong served as an executive consultant to OrthAlliance from its inception until September 30, 1997 and served as a consultant to USOC, a predecessor to OrthAlliance, from June 1996 to August 1997. Mr. Wilfong is the founder and a principal of Newfound Capital Associates, an investment banking advisory firm founded in 1996 that specializes in advising high growth businesses on capital formation strategies and acquisition transactions. Mr. Wilfong is a Certified Public Accountant, and from 1983 to 1996 was a partner with Price Waterhouse LLP in Atlanta, Georgia and Greenville, South Carolina.

BOARD OF DIRECTORS

         The Company's Board of Directors is divided into three classes which consist, as nearly as practicable, of one-third of the total number of directors serving on the Board of Directors. The Board of Directors may have up to nine members and is currently composed of eight members. The members of each class serve staggered three-year terms following the initial terms of such classes. The initial terms of Class I, Class II and Class III directors expire at the annual stockholders' meetings in 1998, 1999 and 2000, respectively. Dr. Durbin and Mr. Summers are members of Class I and have been nominated for reelection at the 1998 Annual Meeting of Stockholders to be held on June 5, 1998 (the "1998 Annual Meeting"); Drs. Bennett and Schmidt and Mr. Ellis are members of Class II; and Messrs. Westover, McKnight and Wilfong are members of Class III.

BOARD COMMITTEES

         The Board of Directors has established an Executive Committee, a Nominating Committee, an Audit Committee and a Compensation Committee. Messrs. Westover and Wilfong and Drs. Bennett and Durbin serve on the Executive Committee. Messrs. Summers, Westover and Wilfong serve on the Nominating Committee. Messrs. McKnight, Summers and Wilfong serve on the Audit Committee and the Compensation Committee. The Executive Committee is authorized by the Board of Directors to take all action which may be delegated by the Board of Directors under the DGCL. The Nominating Committee recommends candidates for election to the Company's Board of Directors, examines the performance of incumbent Directors and makes recommendations concerning the retention of such Directors. The Audit Committee recommends the annual appointment of the Company's auditors, with whom the Audit Committee reviews the scope of audit and non-audit assignments and related fees, accounting principles used by the Company in financial reporting and the adequacy of the Company's internal control procedures. The Compensation Committee administers the Company's 1997 Employee Stock Option Plan (the "Employee Plan"), 1997 Non-Employee Director Stock Plan (the "Director Plan") (if amendments are approved by the Company's stockholders at the 1998 Annual Meeting) and the 1997 Orthodontist Stock Option Plan (the "Orthodontist Plan") (if approved by the Company's stockholders at the 1998 Annual Meeting). See "Stock Plans -- Administration of the Stock Plans." The Compensation Committee also has the responsibility for reviewing and approving salaries, bonuses, and other compensation and benefits of executive officers, and advising management regarding benefits and other terms and conditions of compensation.

DIRECTOR COMPENSATION

         Members of the Board of Directors are reimbursed for their out-of-pocket expenses incurred in connection with attendance at each Board and committee meeting but otherwise serve without cash compensation. Pursuant to the Director Plan, the Company granted effective upon the IPO to each Non-Employee Director (as defined in Rule 16b-3 promulgated under the Exchange Act) options to purchase 5,000 shares of Common Stock at an exercise price of $12.00 per share. If the Company's stockholders approve the amendments to the Director Plan at the 1998 Annual Meeting, the Compensation Committee (composed for this purpose of solely Non-Employee Directors) will determine grants to directors (which will not be limited to Non-Employee Directors), including, without limitation, number of options, exercise price and vesting schedules.

EXECUTIVE COMPENSATION

         OrthAlliance was incorporated in October 1996 and did not conduct any operations prior to that time. During fiscal 1997, the President and Chief Executive Officer and the three other most highly compensated executive officers who received annualized compensation in excess of $100,000 were, respectively, Messrs. Westover, Hethcox, Hayase and Chilton. Their annualized base salaries for 1997 were $250,000, $185,000, $165,000 and $135,000, respectively. Mr. Hethcox resigned from the Company effective January 31, 1998. See "-- Employment Agreements."

EMPLOYMENT AGREEMENTS

         The Company entered into employment agreements with Messrs. Westover, Hethcox and Hayase providing for annual base salaries of $250,000, $185,000 and $165,000, respectively, with each person being eligible for a cash bonus of up to 30% of his base salary (the "Employment Agreements"). Additionally, the Employment Agreements provided for the grant of options for the purchase of Common Stock to each of Messrs. Westover, Hethcox and Hayase for 300,000, 100,000 and 75,000 shares of Common Stock, respectively, and such options vested
(i) 20% upon the closing of the IPO and (ii) 20% per year on the first through the fourth anniversary dates of the effective date of the IPO. These options expire ten years from the date of grant and are exercisable at the initial public offering price in the IPO. Each Employment Agreement is for an initial term of five years with an automatic renewal for successive one year terms unless prior notice of termination is provided. The Company may terminate an Employment Agreement (i) for cause, (ii) without cause upon 30 days prior notice, or (iii) upon death or disability of the employee. The employee may terminate the Employment Agreement within 120 days after a constructive termination (as defined therein). If the employee is terminated by the Company without cause or the employee terminates the Employment Agreement within 120 days following a constructive termination, the Company is required to pay such employee a lump sum severance equal to two times the applicable annual base salary. Each Employment Agreement contains a provision that if the employee is terminated within a twelve-month period following a change in control of the Company (as defined therein), the Company will pay such employee three times the sum of (i) the employee's annual base compensation and (ii) the maximum possible cash bonus for such year. In addition, upon a change in control, the Company will pay the employee any accrued salary, benefits or reimbursements and the employee's options will fully vest and become immediately exercisable for the longer of (i) 90 days from the change in control or (ii) the time period specified in the stock plan. Each agreement prohibits the employee from competing with the Company for a period of two years following termination of employment. Mr. Hethcox resigned effective January 31, 1998 and his Employment Agreement was terminated. See "Certain Transactions."

         The Company has entered into a letter agreement with Mr. Chilton providing for an annual base salary of $135,000, and a cash bonus of up to 30% of his annualized base salary. Additionally, the Company has granted Mr. Chilton an option for the purchase of 50,000 shares of Common Stock, with a vesting schedule consistent with the vesting schedule for Messrs. Westover and Hayase discussed above.

         All options for the purchase of Common Stock granted to executives discussed above have an exercise price of $12.00 a share.

STOCK PLANS

         OrthAlliance has adopted the Employee Plan, Director Plan and Orthodontist Plan (collectively, the "Stock Plans"). The Company has registered the shares of Common Stock issuable upon exercise of options granted under the Employee Plan and such shares will be eligible for resale in the public market, subject to applicable rules and regulations of the Securities Act. The Company intends to register the shares of Common Stock issuable upon exercise of options granted under the Orthodontist Plan, if such plan is approved at the 1998 Annual Meeting, as soon as practicable after the 1998 Annual Meeting. Such shares will then be eligible for resale in the public market, subject to applicable rules and regulations of the Securities Act.

         1997 EMPLOYEE STOCK OPTION PLAN. The Board of Directors adopted and the stockholder approved the Employee Plan. Awards under the Employee Plan are determined by the Compensation Committee and granted to officers and employees of the Company in the form of non-qualified or incentive stock options. The Employee Plan may be terminated by the Board of Directors at any time.

         A total of 1,000,000 shares of Common Stock are reserved for issuance pursuant to the Employee Plan, subject to certain anti-dilution provisions. If the Company's stockholders approve an amendment to the Employee Plan at the 1998 Annual Meeting, a total of 1,500,000 shares of Common Stock will be reserved for issuance pursuant to the Employee Plan, subject to certain anti-dilution provisions. At March 31, 1998, options for the purchase of 674,500 shares of Common Stock have been granted to certain officers and employees. All options expire ten years from the date of grant.

See "Management -- Employment Agreements."

         1997 NON-EMPLOYEE DIRECTOR STOCK PLAN. The Board of Directors adopted and the stockholder approved the Director Plan. Awards under this plan were to be granted to the Company's Non-Employee Directors.

         A total of 200,000 shares of Common Stock were reserved for issuance to the Non-Employee Directors pursuant to the Director Plan. Each person who was elected or appointed as an Non-Employee Director will be granted a nondiscretionary option to purchase 5,000 shares of Common Stock at the time of his or her election or appointment. Commencing in 1998, each person who continued to serve as an Non-Employee Director following the annual meeting was to receive a nondiscretionary option to purchase 5,000 shares of Common Stock. Options granted pursuant to this plan are non-qualified stock options, and will expire ten years from the date of grant. The exercise price of such options was equal to the average closing bid price for the five trading days before the Company's annual meeting of stockholders for the annual grants and for the five trading days before election or appointment for the initial grants. Options previously issued to Non-Employee Directors become exercisable on the first anniversary of the date of grant.

          The Board has adopted and recommended that the Company's stockholders approve at the 1998 Annual Meeting amendments to the Director Plan to change the class of persons eligible to participate in the Director Plan from Non-Employee Directors to all directors of the Company and give the Compensation Committee authority and discretion to administer the Director Plan rather than providing for the automatic formula grants described above. For the purposes of the grants pursuant to the Director Plan as amended, the Compensation Committee will consist solely of Non-Employee Directors. All other provisions of the Director Plan will remain unchanged.

         1997 ORTHODONTIST STOCK OPTION PLAN. If the Orthodontist Plan is approved by the Company's stockholders at the 1998 Annual Meeting, it will be administered by the Compensation Committee. The Compensation Committee will have the power to determine the Allied Orthodontists and Allied Dentists to whom options to purchase shares of Common Stock will be granted, the number of shares of Common Stock subject to each option and such other matters as are specified in the Orthodontist Plan. To the extent not inconsistent with the provisions of the Orthodontist Plan, the Compensation Committee may give an option holder an election to surrender an option in exchange for the grant of a new option, and shall have the authority to amend or modify an outstanding stock option agreement or to waive any provision thereof, provided that the option holder consents to such action. The Compensation Committee establishes the exercise period for each option grant, which period may not exceed five years.

      The class of persons eligible to participate in the Orthodontist Plan shall consist of certain Allied Orthodontists or Allied Dentists if the Compensation Committee determines, in its sole discretion, that such Allied Orthodontist or Allied Dentist recruited or referred an orthodontist or pediatric dentist to the Company and such orthodontist or dentist consummates a business combination with the Company or a subsidiary whereby such orthodontist or dentist becomes an Allied Orthodontist or Allied Dentist.

      An aggregate of 100,000 shares of Common Stock will be reserved for issuance upon the exercise of options under the Orthodontist Plan. As of March 31, 1998, 16,992 shares of Common Stock were reserved for issuance upon exercise of options previously granted under the Orthodontist Plan (subject to stockholder approval) and 83,008 shares of Common Stock remained available for options yet to be granted under the Orthodontist Plan. At March 31, 1998, one Allied Orthodontist had been granted options to purchase 16,992 shares of Common Stock under the Orthodontist Plan. All options under the Orthodontist Plan are non-qualified stock options. The exercise price of the Common Stock subject to each option shall be the same as the Closing Stock Price (as hereinafter defined) used for the Allied Orthodontist or Allied Dentist that the participant in the Orthodontist Plan recruited or referred to the Company. The "Closing Stock Price" shall mean the price used to determine the number of shares of Common Stock that a recruited or referred Allied Orthodontist or Allied Dentist received upon the closing of the affiliation of such Allied Orthodontist or Allied Dentist with the Company.

      ADMINISTRATION OF THE STOCK PLANS. If the Company's stockholders approve the amendments to the Director Plan and approve the Orthodontist Plan, the Stock Plans will be administered by the Compensation Committee of the Board of Directors. The Compensation Committee will determine the persons to whom, and the times at which, awards are granted, the types of awards granted, certain amendments to the plan (as permitted) and all other related terms and conditions of the awards, subject to the terms, conditions and limitations set forth therein. Under the Employee Plan, the Compensation Committee must consist of at least two directors, and with respect to grants of options or awards to any persons subject to Section 16 of the Exchange Act, the Compensation Committee must consist of at least two directors who are Non-Employee Directors under Rule 16b-3.

LIMITATION OF LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS

      The Company's Certificate provides that no director of the Company shall be liable for breach of fiduciary duty as a director except for (i) any breach of the director's duty of loyalty to the Company or its stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (iii) for willful or negligent violations of certain provisions of the DGCL imposing certain requirements with respect to stock repurchases, redemptions and dividends; or (iv) any transaction from which the director derived an improper personal benefit.

      Under Section 145 of the Delaware General Corporation Law (the "DGCL"), a corporation may indemnify any of its directors and officers against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with a threatened, pending or completed action, suit or proceeding brought against such officer or director by reason of the fact that he or she is or was a director or officer
(i) if any such person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation and (ii) in connection with any criminal action or proceeding if such person had no reasonable cause to believe such conduct was unlawful. In actions brought by or in the right of the corporation, however, Section 145 provides that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of such person's duty to the corporation unless, and only to the extent that, the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in review of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

      Pursuant to the Company's Certificate and Bylaws, the Company is obligated to indemnify each of its directors and officers to the fullest extent permitted by the DGCL. In addition, the Bylaws obligate the Company to purchase and maintain insurance on behalf of any director or officer of the Company against any liability asserted against and incurred by such director or officer, whether or not the Company would have the power to indemnify such officer or director against such liability under the provisions of the DGCL.

COMPENSATION COMMITTEE INTERLOCKS

      The Company had no Compensation Committee prior to May 1997. Prior thereto, the Board of Directors of the Company, and of USOC and Premier, respectively, determined executive compensation.

      The current members of the Compensation Committee are Messrs. McKnight, Summers and Wilfong. Dr. Bennett resigned from the committee effective April 30, 1998. Mr. McKnight is not and has not been an officer or employee of the Company or any of its subsidiaries. Dr. Bennett became a part-time employee of the Company effective February 20, 1998, as Co-Chair of the Clinical Advisory Committee to assist in the development of the Company's practice improvement programs and training materials and such other projects as the Company may request from time to time. USOC, a predecessor of the Company, entered into a consulting agreement with Newfound Capital Associates ("Newfound") and Newfound's president, Mr. Wilfong. The Company succeeded to the rights and obligations of USOC with respect to this agreement upon the Merger and Mr. Wilfong entered into a separate consulting agreement with the Company whereby Mr. Wilfong agreed to provide financial and general business services to the Company in return for consulting fees of $300,000. Mr. Wilfong received $250,000 from the proceeds of the IPO for such services. In addition to the consulting fees, the Company granted Mr. Wilfong a warrant to purchase 150,000 shares of Common Stock at an exercise price of $12.00 per share. A warrant granted to Mr. Wilfong to purchase 168,750 shares of USOC's common stock was converted in such merger to a warrant to purchase 168,750 shares of Common Stock at $11.16 a share. Both warrants are exercisable for five (5) years from August 21, 1997. Mr. Wilfong's consulting agreements terminated on September 30, 1997.

                              CERTAIN TRANSACTIONS

      The Company was created as a shell corporation to be activated in connection with the IPO. In the Merger, the outstanding capital stock of USOC and Premier automatically converted into an aggregate of 1,750,000 shares of Common Stock and 250,000 shares of Class B Common Stock. The stockholders of USOC and Premier received 70% and 30%, respectively, of the Common Stock and Class B Common Stock issued as consideration in the Merger.

      As shareholders of USOC, Mr. Wilfong and Drs. Schmidt and Durbin, directors of the Company, and Dr. Pickron, a beneficial owner of more than 5% of the Common Stock, received in the Merger 111,512, 18,833, 7,434 and 557,170 shares of Common Stock, respectively, and 15,930, 3,043, 1,062 and 79,596 shares of Class B Common Stock, respectively. Each share of Class B Common Stock automatically converts into 8 shares of Common Stock upon the attainment of certain average closing price calculations for the Common Stock, as determined on the Nasdaq National Market, in 5 increments of 20% each. If not converted on or before August 21, 2003, each share of Class B Common Stock automatically converts into 1 share of Common Stock.

      As shareholders of Premier, Mr. Westover, a director and President and Chief Executive Officer of the Company, Mr. Hayase, Senior Vice President - Human Resources and General Counsel of the Company, and Dr. Bennett, a director of the Company, received in the Merger 145,814, 20,704 and 104,110 shares of Common Stock, respectively, and 33,000, 6,000 and 24,000 shares of Class B Common Stock, respectively.

      Effective August 21, 1997, the Company entered into an Employment Agreement with Mr. Hethcox (Chief Operating Officer) providing for an annual base salary of $185,000. In connection with his employment, the Company granted to Mr. Hethcox a warrant to purchase 50,000 shares of Common Stock, with an exercise price of $0.01 a share, exercisable for 5 years from August 21, 1997. Mr. Hethcox terminated his employment with the Company effective January 31, 1998. With respect to such termination, the Company and Mr. Hethcox entered into a letter agreement dated January 14, 1998 which provided for payment to Mr. Hethcox of his base salary through January 31, 1998 and a severance payment of $250,000 on January 31, 1998. The letter agreement amended Mr. Hethcox's stock option agreement to extend the exercise period for options vested on the termination date until January 31, 1999 and to provide for accelerated vesting with respect to 20,000 shares of Common Stock and expiration of the exercise period for such shares on July 31, 1998.

       In January 1997, Premier Orthodontic Ventures, LLC ("POV LLC") loaned approximately $1.01 million to Premier, and in connection with the Merger, the promissory note evidencing this debt obligation (the "Premier Note") became the obligation of OrthAlliance. POV LLC received, out of proceeds of the IPO, an aggregate of approximately $1.06 million, which included repayment of the principal amount of the Premier Note and accrued interest of approximately $50,000. In addition, Premier succeeded to the obligations of POV LLC with regards to certain letter agreements entered into with each of Messrs. Westover and Hayase and Mr. Gerlach (Senior Vice President - Development) which provided that OrthAlliance, as the successor to Premier, was required to pay such persons consulting fees of approximately $271,461, $172,647 and $162,877, respectively, upon the closing of the IPO.

       Simultaneously with and as a condition to the closing of the IPO, the Company closed the acquisitions of certain operating assets of, or the stock of entities holding certain assets of, 55 separate Founding Practices in exchange for cash and shares of Common Stock (the "Acquisitions"). Drs. Bennett, Durbin and Schmidt, all of whom are directors of the Company, and Dr. Pickron, a beneficial owner of more than 5% of the Common Stock, received 194,286, 93,468, 170,100 and 332,834 shares of Common Stock, respectively, and $582,857, $280,403, $107,432 and $998,501 in cash, respectively, as a result of the Acquisitions.

       In 1997, the Company paid Dr. Schmidt, a director of the Company, $106,320 in consulting fees for identifying and performing due diligence on additional orthodontic practices which may affiliate with the Company. As of March 31, 1998, the Company had paid Dr. Schmidt $157,694 under a similar consulting arrangement. For referring orthodontists to the Company, Dr. Schmidt received warrants to purchase 31,600 shares of Common Stock exercisable for five years from the Offering at an exercise price of $12.00 per share. Dr. Schmidt received immediately exercisable options to purchase 5,210, 11,145 and 637 shares of Common Stock under the Orthodontist Plan at exercise prices of $12.00, $13.025 and $12.6875 per share, respectively. Under the Employee Plan, Dr. Schmidt received options to purchase 50,000 shares of Common Stock at an exercise price of $12.00 per share, of which options to purchase 20,000 shares are currently exercisable.

       On September 9, 1997, the Company loaned $114,927 to Orthodontic Affiliates, P.C. ("OA") of which Dr. Schmidt is a 50% owner. Interest on the loan accrues at the prime rate plus 1% and the term of the loan is 36 months. The loan reflects indebtedness of OA assumed by the Company in the Acquisitions. At May 18, 1998, principal in the amount of $92,574 was outstanding.

       In 1997, the Company entered into a consulting agreement and, in the Merger, succeeded to the rights and obligations of USOC with respect to an existing consulting agreement with Mr. Wilfong as described above in "Compensation Committee Interlocks and Insider Participation."

                             PRINCIPAL STOCKHOLDERS

       The following table sets forth certain information as of the date of this Prospectus regarding the beneficial ownership of the Common Stock and Class B Common Stock by (i) each person who is known by the Company to be the beneficial owner of more than five percent (5%) of the outstanding shares of the Common Stock or Class B Common Stock, (ii) each director and named executive officer of the Company and (iii) all directors and executive officers of the Company as a group.

                                                                                          NUMBER OF        PERCENT OF
                                                 NUMBER OF                             SHARES OF CLASS       CLASS B
                                                 SHARES OF            PERCENT OF           B COMMON          COMMON
                                                COMMON STOCK         COMMON STOCK           STOCK             STOCK
                                                BENEFICIALLY         BENEFICIALLY        BENEFICIALLY     BENEFICIALLY
                                                 OWNED (1)              OWNED             OWNED (1)           OWNED
                                                 ---------              -----             ---------           -----
NAME OF BENEFICIAL OWNER
------------------------
Sam Westover (2)                                  205,814                1.6%              33,000             13.2%
Robert S. Chilton (3)                              10,000                  *                 ----             ----
Paul H. Hayase (4)                                 35,704                  *                6,000              2.4%
Randall K. Bennett, D.D.S., M.S.                  318,396                2.6%              24,000              9.6%
Douglas D. Durbin, D.M.D., M.S.D.                 100,902                  *                1,062                *
U. Bertram Ellis, Jr.                                ----                ----                ----             ----
Craig L. McKnight                                    ----                ----                ----             ----
Randall A. Schmidt, D.D.S., M.S.D. (5)            266,004                2.1%               3,043              1.2%
W. Dennis Summers                                    ----                ----                ----             ----
Jonathan E. Wilfong (6)                           429,262                3.4%              13,930              5.6%
Robert N. Pickron, D.D.S. (7)                     972,180                7.8%              91,632             36.7%
All executive officers & directors as a group   1,457,082               11.7%              83,035             33.2%
(11 persons)


----------------------------
   *     Less than 1.0%.
 (1) Based on an aggregate of 12,472,950 shares of Common Stock and 250,000 shares of Class B Common Stock issued and outstanding as of March 31, 1998. Includes shares of Common Stock that may be acquired upon the exercise of stock options and warrants exercisable within 60 days. Each share of Class B Common Stock automatically converts into 8 shares of Common Stock upon the attainment of certain average closing price calculations for the Common Stock in 5 increments of 20% each. If not converted on or before August 21, 2003, each share of Class B Common Stock automatically converts into 1 share of Common Stock. Each person named above has sole voting and dispositive power with respect to all shares listed opposite such person's name, except as otherwise noted. The address of all persons listed, except Mr. Wilfong and Dr. Pickron, is 23848 Hawthorne Boulevard, Suite 200, Torrance, California 90505.
 (2) Includes 60,000 shares of Common Stock purchasable upon exercise of stock options that are currently exercisable or exercisable within 60 days pursuant to the Employee Plan.
 (3) Includes 10,000 shares of Common Stock purchasable upon exercise of stock options that are currently exercisable or exercisable within 60 days pursuant to the Employee Plan.
 (4) Includes 15,000 shares of Common Stock purchasable upon exercise of stock options that are currently exercisable or exercisable within 60 days pursuant to the Employee Plan.
 (5) Includes 20,000 shares of Common Stock and 16,992 shares of Common Stock purchasable upon exercise of stock options that are currently exercisable or exercisable within 60 days pursuant to the Employee Plan and Orthodontist Plan, respectively. Includes 2,468 shares of Common Stock and 353 shares of Class B Common Stock held by a profit sharing plan for Dr. Schmidt's benefit and 31,600 shares of Common Stock subject to warrants that are currently exercisable. (Includes warrants to purchase 20,000 shares of Common Stock held by Dr. Schmidt's minor children. Dr. Schmidt disclaims beneficial ownership of the shares of Common Stock subject to these warrants).
 (6) The business address of Mr. Wilfong is 536 Manor Ridge Drive, N.W., Atlanta, Georgia 30305. Includes 318,750 shares of Common Stock subject to warrants that are currently exercisable.
 (7) The business address of Dr. Pickron is 3294 Medlock Bridge Road, Building A, Norcross, Georgia 30092. Includes an aggregate of 84,252 shares of Common Stock and 12,036 shares of Class B Common Stock held in separate trusts by a third party trustee for the benefit of each of Dr. Pickron's children and a niece. Dr. Pickron disclaims beneficial ownership of the shares of Common Stock held in such trusts.

                          DESCRIPTION OF CAPITAL STOCK

         The following summary is based upon OrthAlliance's Certificate and Bylaws, which are included as exhibits to the Registration Statement of which this Prospectus forms a part. The following discussion is qualified in its entirety by reference to such exhibits.

AUTHORIZED AND OUTSTANDING CAPITAL STOCK

         Pursuant to the Certificate, the Company has authority to issue 90,250,000 shares of capital stock, consisting of 70,000,000 shares of Common Stock, par value $.001 per share, 250,000 shares of

Class B Common Stock, par value $.001 per share, and the Board of Directors of the Company has authority (without action by the stockholders) to issue 20,000,000 shares of preferred stock, par value $.001 per share, in one or more classes or series and to determine the voting rights, preferences as to dividends and in liquidation, and conversion and other rights of each such series (the "Preferred Stock"). As of May 14, 1998, there were 12,185,028 shares of Common Stock and 250,000 shares of Class B Common Stock issued and outstanding. The Company has no current plans to issue any shares of Preferred Stock.

         The rights of the holders of Common Stock and Class B Common Stock discussed below are subject to such rights as the Board of Directors may hereafter confer on the holders of Preferred Stock; accordingly, rights conferred on holders of Preferred Stock that may be issued in the future under the Certificate may have a material adverse effect on the rights of holders of Common Stock and Class B Common Stock.

COMMON STOCK AND CLASS B COMMON STOCK

         The Common Stock and the Class B Common Stock and the rights, powers and limitations thereof are identical, except as described below.

         VOTING RIGHTS. Each holder of shares of Common Stock and Class B Common Stock shall be entitled to attend all special and annual meetings of the stockholders of the Company and, share-for-share and without regard to class, together with the holders of all other classes of stock entitled to attend such meetings, to cast one vote for each outstanding share of Common Stock or Class B Common Stock so held upon any matter properly considered and acted upon by the stockholders, voting together as a single class, except as otherwise required by law.

         LIQUIDATION RIGHTS. In the event of any dissolution, liquidation, or winding up of the Company, whether voluntary or involuntary, the holders of the Common Stock and holders of any class or series of stock entitled to participate therewith as to the distribution of assets (including the Class B Common Stock), shall be entitled to participate in the distribution of any assets of the Company remaining after the Company shall have paid, or provided for payment of, all debts and liabilities of the Company and after the Company shall have paid, or set aside for payment, to the holders of any class of stock having preference over the Common Stock and the Class B Common Stock in the event of dissolution, liquidation or winding up, the full preferential amounts, if any, to which they are entitled.

         DIVIDENDS. Dividends may be paid on the Common Stock and the Class B Common Stock and on any class or series of stock entitled to participate therewith as to dividends, but only when and as declared by the Board of Directors. Holders of Common Stock and Class B Common Stock will participate as one class with respect to any dividends declared and paid on the Common Stock.

         OTHER RIGHTS. The Certificate does not give holders of Common Stock preemptive or other subscription or conversion rights. Shares of Class B Common Stock are subject to the conversion provisions described below. The shares of Class B Common Stock are not transferable, except to a holder's spouse, parents, siblings, lineal descendants, a trust for the benefit of any such persons or as determined by will or the laws of descent.

         CONVERSION RIGHTS OF CLASS B COMMON STOCK. At any time following 180 days after the effective date of the IPO, each share of Class B Common Stock shall automatically convert into Common Stock (i) at the ratio of eight shares of Common Stock for each share of Class B Common Stock upon the attainment of the Conversion Prices or (ii) if not converted pursuant to subparagraph (i), on a one-for-one basis upon the Final Conversion.

         DATE. The shares of Class B Common Stock convertible pursuant to subparagraph (i) above will convert in five increments of up to 50,000 shares of Class B Common Stock (20% of the total number of shares of Class B Common Stock issued) upon the attainment of each of the five specified Conversion Prices. Upon each such conversion, each holder of Class B Common Stock will be deemed to have converted a pro rata share of such Class B Common Stock then outstanding. The Conversion Prices shall be established at premiums to the IPO price, and will be deemed to have been achieved at the end of the trading day on which the average closing price of the Common Stock for the preceding 20 consecutive trading days exceeds such Conversion Price. The closing prices will be those reported on the Trading Market. The initial Conversion Price is equal to 150% of the IPO price, and each of the subsequent Conversion Prices is equal to 120% of the preceding Conversion Price. Therefore, the five Conversion Prices at which up to 50,000 shares of the outstanding Class B Common Stock shall be automatically converted to Common Stock are $18.00, $21.60, $25.92, $31.10 and $37.32, respectively. If any Conversion Prices are attained within 180 days after the effective date of the IPO, the portion of shares of Class B Common Stock that would have otherwise converted, shall automatically convert into Common Stock on the 181st day after the effective date of the IPO. Upon each conversion, all fractional shares shall be paid in cash based upon the 20 consecutive trading day average closing price. In the event that there are any shares of Class B Common Stock outstanding on the Final Conversion Date, all such shares shall automatically convert into an equal number of shares of Common Stock. The holders of the Class B Common Stock may convert each share of Class B Common Stock into one share of Common Stock at any time after 180 days from the date of this Prospectus but prior to the Final Conversion Date.

PREFERRED STOCK

         The Certificate authorizes the Board of Directors, from time to time and without any stockholder action or approval, to provide for the issuance of up to 20,000,000 shares of Preferred Stock, in one or more series, and to fix the relative rights and preferences of the shares, including voting powers, dividend rights, liquidation preferences, redemption rights and conversion privileges. As of the date hereof, the Board of Directors has not provided for the issuance of any series of such Preferred Stock, and there are no agreements or understandings for the issuance of any such Preferred Stock. Because of its broad discretion with respect to the creation and issuance of Preferred Stock without stockholder approval, the Board of Directors could adversely affect the voting power of the holders of Common Stock and Class B Common Stock and, by issuing shares of Preferred Stock with certain voting, conversion and/or redemption rights, could discourage any attempt to obtain control of the Company.

WARRANTS

         Warrants for the purchase of 543,622 shares of Common Stock were issued and are outstanding. The exercise price per share pursuant to each of the warrants is equal to (i) the IPO price, (ii) the IPO price net of underwriting discount, or (iii) the higher of the IPO price or the closing bid price on the first trading day. For a more detailed discussion of such warrants, see "Certain Transactions."

REGISTRATION RIGHTS

         The Founding Practices received shares of Common Stock upon the closing of the Transfers pursuant to the terms and conditions of the acquisition agreements between OrthAlliance and each Founding Practice. Such agreements set forth certain incidental registration rights for the Founding Practices, whereby the Company is obligated to use reasonable efforts to register shares issued as consideration to a Founding Practice if the Company initiates a public offering and files a registration statement in connection therewith anytime within 24 months of the closing of the acquisition of the operating assets or capital stock of the Founding Practice; provided, however, that such registration rights are subject to any terms, conditions or limitations required by any underwriter retained by the Company in connection with such underwritten public offering, and such registration rights may not be exercised in connection with a registration statement filed by the Company in connection with the registration of shares issued pursuant to (i) an employee stock purchase or option plan or
(ii) any acquisition or proposed acquisition by the Company. Each Founding Practice shall bear its proportionate share of underwriters' commissions and discounts, and shall bear the costs and fees of attorneys and accountants it retains.

         The holders of shares of Common Stock issued upon the exercise of the warrants issued to Mr. Wilfong, Mr. Garces and J. C. Bradford & Co. have associated incidental registration rights pursuant to which the Company is obligated to use reasonable efforts to register such shares if the Company initiates a public offering and files a registration statement in connection therewith after the date of this Prospectus, excluding the registration of shares issued pursuant to (i) an employee stock purchase or option plan or (ii) any acquisition or proposed acquisition by the Company. The fees and costs of any registration of the Common Stock issued pursuant to the warrants will be borne by the Company. In addition, the registration rights associated with the warrant held by J.C. Bradford & Co. provides that J.C. Bradford & Co. will have priority over the other holders of incidental registration rights so that not less than fifty percent of the shares registered pursuant to the exercise of incidental registration rights by holders of the Company's Common Stock shall be shares registered by J.C. Bradford & Co., up to all of such shares held.

CERTAIN PROVISIONS OF THE CERTIFICATE, BYLAWS AND DELAWARE LAW

         CLASSIFICATION OF BOARD OF DIRECTORS. The Certificate and the Bylaws of the Company divide the Board of Directors into three classes, designated Class I, Class II and Class III, respectively, each class to be as nearly equal in number as possible. The terms of Class I, Class II and Class III directors will expire at the 1998, 1999 and 2000 annual meetings of stockholders, respectively, and in all cases directors elected will serve until their respective successors are elected and qualified. At each annual meeting of stockholders, directors will be elected to succeed those in the class whose terms then expire, with each director so elected to serve for a term expiring at the third succeeding annual meeting of stockholders after such director's election, and until the director's successor is elected and qualified. Thus, directors elected stand for election only once in three years.

         ADDITIONAL DIRECTORSHIPS, VACANCIES AND REMOVAL OF DIRECTORS. The Bylaws of the Company provide that the Board of Directors shall consist of up to nine members. The Certificate and the Bylaws authorize the Board of Directors to create additional directorships and abolish any vacant directorships. Newly-created directorships and vacancies may be filled by a majority of directors then in office to hold office until the next annual meeting of stockholders, and until their successors shall be elected and qualified. In addition, in accordance with the DGCL provisions pertaining to a company whose Board of Directors is classified, the Company's Certificate and Bylaws provide that directors may be removed only for cause by vote of the holders of a majority of the shares entitled to vote at an election of directors.

         ADVANCE NOTICE REQUIREMENTS FOR STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS. The Bylaws require an advance notice procedure for the nomination, other than by or at the direction of the Board of Directors or the Nominating Committee thereof, of candidates for election as directors (the "Nomination Procedure"), as well as for other stockholder proposals to be considered at annual stockholders' meetings. Notice to the Company from a stockholder who proposes to nominate a person at a meeting for election as a director generally must be given not less than 120 nor more than 150 days prior to the anniversary of the date notice of the annual meeting of stockholders was given in the preceding year and must contain: (i) the name and record address of the stockholder who intends to make the nomination; (ii) the name, age and residence address of the nominee; (iii) the principal occupation or employment of the nominee; (iv) the class, series and number of shares held of record, beneficially and by proxy, by the stockholder and the nominee as of the record date of such meeting (if such record date is publicly available) and as of the date of such notice; and (v) such other information relating to the nominee proposed by such stockholder as is required to be included if the Company is then subject to Regulation 14A under the Securities Exchange Act of 1934, including the written consent of each nominee to be named in the proxy statement and to serve as a director of the Company if so elected. The presiding officer of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the Nomination Procedure. Similar advance notice must be given of any other proposed business which a stockholder proposes to bring before an annual meeting of stockholders. Such notice must contain (i) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting, (ii) the name and record address of the stockholder proposing such business, (iii) the class, series and number of shares of the Company's stock which are held of record, beneficially and by proxy by the stockholder as of the record date of such meeting (if such record date is publicly available) and as of the date of such notice, (iv) a description of all arrangements or understandings between the stockholder and any other person or persons (naming such person or persons) in connection with the proposing of such business by the stockholder, and (v) any material interest of the stockholder in such business. The purpose of requiring advance notice is to afford the Board of Directors an opportunity to consider the qualifications of the proposed nominees or the merits of other stockholder proposals and, to the extent deemed necessary or desirable by the Board of Directors, to inform stockholders about those matters. Although the advance notice provisions do not give the Board of Directors any power to approve or disapprove of stockholder nominations or proposals for action by the Company, they may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if the procedures established by the Bylaws are not followed and the effect of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposals, without regard to whether consideration of such nominees or proposals might be harmful or beneficial to the Company and its stockholders.

         STATUTORY BUSINESS COMBINATION PROVISION. Section 203 of the DGCL prevents an "interested stockholder" (defined in Section 203, generally, as a person owning 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination" (as defined in Section 203) with a publicly-held Delaware corporation for three years following the date such person became an interested stockholder unless (i) before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (ii) upon consummation of the transaction that resulted in the interested stockholder's becoming an interested stockholder, the interested stockholder owns at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the corporation and by employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (iii) following the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder.

         ANTI-TAKEOVER EFFECTS. The foregoing provisions of the Certificate and Bylaws and DGCL could discourage potential acquisition proposals and could delay or prevent a change in control of the Company. These provisions are intended to enhance the continuity and stability of the Board of Directors and the policies formulated by the Board of Directors and to discourage certain types of transactions that may involve an actual or threatened change in control of the Company. These provisions are also designed to reduce the vulnerability of the Company to an unsolicited acquisition proposal and to discourage certain tactics that may be used in proxy fights. However, such provisions may discourage third parties from making tender offers for the Company's shares. As a result, the market price of the Common Stock may not benefit from any premium that might occur in anticipation of a potential or actual change in control. Such provisions also may have the effect of preventing changes in the management of the Company.

TRANSFER AGENT AND REGISTRAR

         The transfer agent and registrar for the Common Stock is NorWest Shareowner Services.

                         SHARES ELIGIBLE FOR FUTURE SALE

         Prior to the IPO, there was no public market for securities of the Company. No prediction can be made as to the effect, if any, that market sales of shares of Common Stock or the availability of shares of Common Stock for sale will have on the market price prevailing from time to time. Sales of substantial amounts of Common Stock of the Company in the public market after the restrictions described below lapse could adversely affect the prevailing market price and the ability of the Company to raise equity capital in the future.

         Upon completion of the IPO, the Company had 10,232,985 shares of Common Stock and 250,000 shares of Class B Common Stock outstanding. Of these shares, the 2,990,000 shares of Common Stock sold in the IPO were freely tradeable without restriction or limitation under the Securities Act, except for shares purchased by "affiliates" of the Company as that term is defined in Rule 144 under the Securities Act (which may generally be sold only in compliance with Rule 144). As of May 18, 1998, the Company had 2,183,089 shares outstanding which were issued pursuant to the S- 4 Registration Statement are freely tradeable without restriction unless held by affiliates.

         The shares of Common Stock issuable pursuant to this Offering (up to 3,000,000 shares) will be freely tradable after their issuance by persons not affiliated with the Company, unless the Company contractually restricts their sale.

         The Founding Practices received 5,882,985 shares of Common Stock upon the closing of the Transfers relating thereto in consideration for certain assets of the Founding Practices and entering into Management Agreements. Such shares have incidental registration rights pursuant to the purchase and sale agreements between the Founding Practices and OrthAlliance, whereby the Company is obligated to use reasonable efforts to register shares issued as consideration to a Founding Practice if the Company undertakes a public offering and files a registration statement in connection therewith any time within 24 months of the closing of the acquisition of the operating assets of the Founding Practice; provided, however, that such registration rights are subject to any terms, conditions and limitations required by any underwriter retained by the Company in connection with such underwritten public offering, and such registration rights may not be exercised in connection with registration statements filed by the Company in connection with the registration of shares issued pursuant to (i) employee stock purchase or option plans or (ii) any acquisition or proposed acquisition by the Company.

         The shares of Common Stock received by the Founding Practices, the 1,750,000 shares of Common Stock issued pursuant to the Merger and the 250,000 issued and outstanding shares of Class B Common Stock (and Common Stock into which such shares of Class B Common Stock may be converted) are deemed "restricted shares" under Rule 144 since they were originally issued and sold by the Company in private transactions in reliance upon exemptions from the registration provisions of the Securities Act. The holders of restricted shares who are not "affiliates" will not be eligible to sell such shares pursuant to Rule 144 until the expiration of at least one year from the date such restricted shares were acquired. Additional restrictions on transferability apply to shares of Class B Common Stock. See "Description of Capital Stock -- Common Stock."

         In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including persons deemed to be affiliates, whose restricted shares have been fully paid for and held for at least one year from the date of issuance by the Company may sell such securities in brokers' transactions or directly to market makers, provided the number of shares sold in any three-month period does not exceed the greater of 1% of the then outstanding shares of Common Stock or the average weekly trading volume of the Common Stock in the public market during the four calendar weeks preceding the filing of the seller's Form 144. Sales under Rule 144 are also subject to the availability of current public information concerning the Company. After two years have elapsed from the date of issuance of restricted shares by the Company, such shares generally may be sold without limitation by persons who have not been affiliates of the Company for at least three months.

         All of the Founding Practices and the Company's officers, directors and five percent (5%) or greater stockholders entered into lock-up agreements (the "Lock-up Agreements") generally providing that for a period of 365 days after the effective date of the IPO, they will not, except for the exercise of stock options pursuant to the Stock Plans, directly or indirectly, offer, sell, loan, pledge or otherwise dispose of, or grant any options or other rights with respect to, any shares of Common Stock or any securities that are convertible into or exchangeable or exercisable for Common Stock owned by them without the prior written consent of J.C. Bradford & Co. Similarly, the Company has agreed generally that, for a period of 365 days after the effective date of the IPO, it will not, directly or indirectly, issue, offer, sell, grant options to purchase or otherwise dispose of any of its equity securities or any other securities convertible into or exchangeable or exercisable for its Common Stock or any other equity security, except that the Company may grant stock options under the Stock Plans and issue shares of Common Stock upon the exercise of options previously granted.

         In addition to the restricted shares outstanding upon completion of the IPO and the Founding Practices' Transfers, all of the approximately 543,622 shares of Common Stock that may be acquired upon the exercise of warrants (including the Bradford Warrant) will be deemed restricted securities and may be eligible for resale pursuant to Rule 144. Shares issuable upon the exercise of such warrants have associated incidental registration rights pursuant to which the Company is obligated to use reasonable efforts to register such shares if the Company undertakes an underwritten public offering and files a registration statement in connection therewith after the date of the prospectus related to the IPO, excluding the registration of shares issued pursuant to (i) an employee stock purchase or option plan or (ii) any acquisition or proposed acquisition by the Company.

         The Company filed registration statements on Form S-8 to register all shares of Common Stock issuable under the Employee Plan and Director Plan. If the stockholders approve the Orthodontist Plan, the Company will register all shares of Common Stock issuable pursuant to such plan on Form S- 8 as soon as practicable after such approval. Shares covered by such registration statements are eligible for sale in the public market after the effective date of such registration statements and following the expiration of the Lock-up Agreements, subject to Rule 144 limitations applicable to affiliates of the Company. See "Management -- Stock Plans."

                              PLAN OF DISTRIBUTION

THE COMPANY

         This Prospectus covers the offer and sale of up to 3,000,000 shares of Common Stock, which the Company may issue from time to time in connection with the future acquisitions of certain operating assets of, or the stock of entities holding certain operating assets of, orthodontic or pedodontic practices in accordance with Rule 415(a)(1)(viii) of Regulation C under the Securities Act or as otherwise permitted under the Securities Act.

         The Company expects that the terms upon which it may issue the shares of Common Stock in connection with Acquisitions will be determined through negotiations with the owners of the orthodontic or pediatric dental practices whose stock or assets are to be acquired. The Company expects that the shares that are issued in connection with future Acquisitions will be valued at prices reasonably related to market prices for the Common Stock prevailing either at the time an acquisition agreement is executed or at the time a future Acquisition is consummated.

GENERAL

         All expenses of this Offering will be paid by the Company. No underwriting discounts or commissions will be paid in connection with the issuance of shares of Common Stock by the Company in business combination transactions, although referral fees may be paid to certain Allied Orthodontists or Allied Dentists with respect to specific acquisitions. Any person receiving a referral fee may be deemed to be an Underwriter within the meaning of the Securities Act. The shares of Common Stock offered hereunder have been approved for listing on the Nasdaq National Market.

                                  LEGAL MATTERS

         Certain legal matters with respect to the validity of the shares of Common stock are being passed upon for the Company by King & Spalding, Atlanta, Georgia, special securities counsel to the Company.

                                     EXPERTS

         The financial statements and schedule of OrthAlliance, Inc. as of December 31, 1997 and 1996 included in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                             ADDITIONAL INFORMATION

         The Company has filed with the Commission a Registration Statement, on Form S-4 (together with all exhibits, schedules and amendments relating thereto, the "Registration Statement") under the Securities Act with respect to the Common Stock offered hereby. This Prospectus, which is a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Common Stock, reference is hereby made to the Registration Statement and the exhibits and schedules filed as a part thereof. Statements contained in this Prospectus concerning the provisions or contents of any contract, agreement or any other document referred to herein are not necessarily complete. With respect to each such contract, agreement or document filed as an exhibit to the Registration Statement, reference is made to such exhibit for a more complete description of the matters involved, and each statement shall be deemed qualified in its entirety by such reference to the copy of the applicable document filed with the Commission. The Registration Statement, including the exhibits and schedules thereto, may be inspected without charge at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following Regional Offices of the Commission: New York Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048; and Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of the Registration Statement and the exhibits and schedules thereto can be obtained from the Public Reference Section of the Commission upon payment of prescribed fees. The Registration Statement, including the exhibits and schedules thereto, is also available on the Commission's Web site at http://www.sec.gov. The Common Stock is approved for listing on the Nasdaq National Market. Periodic reports, proxy material and other information concerning the Company, when filed, may be inspected at the offices of the Nasdaq Operations, 1735 K Street, N.W., Washington, D.C.

                          INDEX TO FINANCIAL STATEMENTS

OrthAlliance, Inc.
   Report of Independent Public Accountants.......................................................F-2
   Balance Sheets as of December 31, 1997 and December 31, 1996...................................F-3
   Statements of Operations For the Year Ended December 31, 1997 and
      for the Period From Inception (October 21, 1996) to
      December 31, 1996...........................................................................F-5
   Statements of Cash Flows For the Year Ended December 31, 1997 and
      for the Period From Inception (October 21, 1996) to
      December 31, 1996...........................................................................F-6
   Statements of Changes in Stockholder's Equity for the Period From
      Inception (October 21, 1996) to December 31, 1996 and for the
      year ended December 31, 1997................................................................F-8
   Notes to Financial Statements..................................................................F-9
   Report of Independent Public Accountants......................................................F-23
   Schedule II...................................................................................F-24
   Condensed Consolidated Balance Sheets as of December 31, 1997
      and March 31, 1998 (unaudited).............................................................F-25
   Condensed Consolidated Statement of Operations for the three months ended March 31, 1997 and March 31, 1998 (unaudited)........................................F-27
   Condensed Consolidated Statement of Cash Flows for the three months ended March 31, 1997 and March 31, 1998 (unaudited)........................................F-28
   Notes to Condensed Consolidated Financial Statements..........................................F-30

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholders of OrthAlliance, Inc.:


We have audited the accompanying consolidated balance sheets of OrthAlliance, Inc. (a Delaware Corporation) and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for the year ended December 31, 1997 and for the period from inception (October 21, 1996) to December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of OrthAlliance, Inc. and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for the year ended December 31, 1997 and for the period from inception (October 21, 1996) to December 31, 1996 in conformity with generally accepted accounting principles.



                             /s/ Arthur Andersen LLP

                               ARTHUR ANDERSEN LLP

Los Angeles, California
February 27, 1998

                               ORTHALLIANCE, INC.

                           CONSOLIDATED BALANCE SHEETS


                                                                           As of          As of
                                                                        December 31,   December 31,
                                                                            1997           1996
                                                                        -----------    ------------
ASSETS
Current assets:
Cash and cash equivalents                                               $12,647,000      $    --
Patient receivables, net of allowances of $242,000 and $0                 4,470,000           --
Unbilled patient receivables, net of allowances of $293,000 and $0        2,642,000           --
Amounts due from Allied Practices                                         2,489,000           --
Current deferred tax assets                                                 984,000           --
Other current assets                                                         67,000           --
                                                                        -----------      -------
Total current assets                                                     23,299,000           --

Property and equipment, net                                               3,214,000           --
Notes receivable from Allied Practices                                    2,010,000           --
Non-current deferred tax assets                                           4,209,000           --
Intangible assets, net                                                   11,313,000           --
Other, net                                                                  318,000           --
                                                                        -----------      -------
Total assets                                                            $44,363,000      $    --
                                                                        ===========      =======

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable and other accrued liabilities                       $ 3,024,000      $    --
   Patient prepayments                                                    2,710,000           --
   Liabilities assumed from Allied Practices                                410,000           --
   Income taxes payable                                                   1,308,000           --
   Current deferred tax liabilities                                       1,672,000           --
   Amounts due to Allied Practices                                        1,090,000           --
                                                                        -----------      -------

   Total current liabilities                                                    10,214,000           --
                                                                              ------------       ------
Non-current deferred tax liabilities                                               121,000           --
                                                                              ------------       ------
   Total liabilities                                                            10,335,000           --
                                                                              ------------       ------
Commitments and Contingencies
Stockholders' equity:
   Class A Common Stock, $.001 par value, 20,000,000 shares authorized,             11,000           --
   11,486,761 shares and 1 share issued and outstanding at December 31,
   1997 and 1996, respectively
   Class B Common Stock, $.001 par value, 250,000 authorized, 250,000                   --           --
   and zero shares issued and outstanding at December 31, 1997 and 1996, respectively
Additional paid-in capital                                                      45,149,000           --
Retained deficit                                                               (11,132,000)          --
                                                                              ------------       ------
   Total stockholders' equity                                                   34,028,000           --
                                                                              ------------       ------
   Total liabilities and stockholders' equity                                 $ 44,363,000       $   --
                                                                              ============       ======


              The accompanying notes are an integral part of these
                          consolidated balance sheets.

                               ORTHALLIANCE, INC.

                      CONSOLIDATED STATEMENTS OF OPERATIONS



                                                                                      For the period
                                                                                      from Inception
                                                             For the year ended   (October 21, 1996) to
                                                              December 31, 1997     December 31, 1996
                                                              -----------------     -----------------
Net revenues                                                     $ 18,081,000               $--
Costs and expenses:
   Salaries and benefits                                            5,771,000                --
   Orthodontic supplies                                             1,684,000                --
   Rent                                                             1,751,000                --
   Depreciation and amortization                                      245,000                --
   General and administrative                                       5,403,000                --
   Non-recurring organizer compensation expense                     3,392,000                --
                                                                 ------------               ---

   Total operating expenses                                        18,246,000                --

   Net operating loss                                                (165,000)               --
   Interest income                                                    270,000                --
Income before income taxes                                            105,000                --
Provision from income taxes                                           841,000                --
                                                                 ------------               ---
Net loss                                                         $   (736,000)              $--
                                                                 ============               ===
Basic and diluted net loss per share                             $      (0.18)              $--
                                                                 ============               ===
Number of shares used in calculating net loss per share             4,026,313                 1
                                                                 ============               ===


        The accompanying notes are an integral part of these consolidated financial statements.

                               ORTHALLIANCE, INC.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS



                                                                                              For the period
                                                                                              from Inception
                                                                  For the year ended      (October 21, 1996) to
                                                                   December 31, 1997        December 31, 1996
                                                                   -----------------        -----------------
Cash flows from operating activities:
Net loss                                                              $   (736,000)               $  --
Adjustments to reconcile net loss to net cash provided
by operating activities:
   Depreciation and amortization                                           245,000                   --
   Deferred tax benefit                                                   (467,000)                  --
   Organizer compensation warrants                                       2,435,000                   --
Changes in assets and liabilities, excluding
effects of acquisitions:
   Increase in patient receivables                                        (261,000)                  --
   Increase in due from Allied Practices                                (2,489,000)                  --
   Increase in other assets                                                (37,000)                  --
   Increase in accounts payable and accrued liabilities                    126,000                   --
   Increase in due to Allied Practices                                   1,090,000                   --
   Increase in patient prepayments                                         243,000                   --
   Increase in income taxes payable                                      1,307,000                   --
                                                                      ------------                -----
Net cash provided by operating activities                                1,456,000                   --
                                                                      ------------                -----
Cash flows from investing activities:
   Payment for new practice affiliations                                (2,061,000)                  --
   Capital expenditures                                                    (71,000)                  --
   Acquisition of other assets                                             (30,000)                  --
                                                                      ------------                -----
   Net cash used in investing activities                                (2,162,000)                  --

Cash flows from financing activities:
   Proceeds from issuance of common stock                               31,137,000                   --
   Proceeds from issuance of warrants                                        1,000                   --

   Dividend paid to shareholders of founding Allied                (13,759,000)                 --
   Practices
Bank overdraft                                                         859,000                  --
Payment of deferred financing costs                                   (288,000)                 --
Repayment of long-term debt                                         (4,597,000)                 --

Net cash provided by financing activities                           13,353,000                  --
Net increase in cash and cash equivalents                         $ 12,647,000                $ --
                                                                  ============                ====

Cash and cash equivalents at beginning of period                  $         --                $ --
Cash and cash equivalents at end of periods                       $ 12,647,000                $ --
                                                                  ============                ====

Supplemental cash flow information:
Interest paid                                                     $     42,000                $ --
Noncash investing and financing activities
Acquisition of businesses:
   Fair value of assets acquired                                  $ 25,370,000                  --
   Less: Issuance of common stock                                  (14,720,000)                 --
   Elimination of predecessor's retained deficit                     2,945,000                  --
   Less: Cash paid                                                   2,063,000                  --
                                                                  ------------                ----
   Liabilities assumed                                            $(11,532,000)               $ --
                                                                  ============                ====


              The accompanying notes are an integral part of these
                       consolidated financial statements.

                               ORTHALLIANCE, INC.

                  STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
      FOR THE PERIOD FROM INCEPTION (OCTOBER 21, 1996) TO DECEMBER 31, 1996
                    AND FOR THE YEAR ENDED DECEMBER 31, 1997



Shareholders'                       Class A                  Class B          Additional      Retained           Total
Equity                            Common Stock            Common Stock         Paid-In        Earnings
                               Shares       Amount      Shares     Amount
Balances at October
21, 1996                             1     $    --     $     --     $ --     $        --    $         --      $         --

Balances at
December 31, 1996                    1     $    --     $     --     $ --     $        --    $         --      $         --

Initial public offering
of common stock              2,990,000       3,000           --       --      30,398,000              --        30,401,000

Transfers of certain
assets and liabilities
by founders                  7,632,984       7,000      250,000       --       1,435,000       3,363,000         4,805,000

Dividend to
shareholders of
founding Allied
Practices                           --          --           --       --              --     (13,759,000)      (13,759,000)

Issuance of common
stock for intangible
assets                         863,776       1,000           --       --      10,278,000              --        10,279,000

Issuance of warrants                --          --           --       --       3,038,000              --         3,038,000

Net loss                            --          --           --       --              --        (736,000)         (736,000)

Balances at
December 31, 1997           11,486,761     $11,000      250,000     $ --     $45,149,000     (11,132,000)     $ 34,028,000


        The accompanying notes are an integral part of these consolidated financial statements.

                               ORTHALLIANCE, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1997

1.       BUSINESS AND ORGANIZATION

a.       ORGANIZATION

OrthAlliance, Inc. ("OrthAlliance" or the "Company") (formerly known as Premier Orthodontic Holdings, Inc.), a Delaware corporation, was founded in October, 1996 to provide practice management and consulting services (collectively "management services") to orthodontic practices in the United States.

Effective prior to the closing of the initial public offering (the "Offering" or "IPO"), Premier Orthodontic Group, Inc. ("Premier") and US Orthodontic Care, Inc. ("USOC") merged with and into OrthAlliance. In the merger, the outstanding common stock of USOC and Premier converted into an aggregate of 1,750,000 shares of Class A Common Stock ("Common Stock") and 250,000 shares of Class B Common Stock ("Class B Common Stock"). Each share of USOC common stock converted into
0.496 shares of Common Stock and 0.071 shares of Class B Common Stock. Each share of Premier common stock converted into 5,250 shares of Common Stock and 750 shares of Class B Common Stock. The USOC and Premier stockholders received an aggregate of 1,225,000 and 525,000 shares of Common Stock and 175,000 and 75,000 shares of Class B Common Stock, respectively.

On August 26, 1997, OrthAlliance acquired (the "Acquisitions") simultaneously with the closing of the IPO of its Class A Common Stock, certain operating assets of or the stock of entities holding certain tangible and intangible assets, and assumed certain liabilities of 55 orthodontic practices (collectively, the "Founding Practices") in exchange for 5,882,984 shares of Common Stock and $13,800,000 in cash. The underwriters exercised an overallotment option to purchase an additional 390,000 shares of Common Stock, thereby increasing the number of shares of Common Stock offered in the IPO from 2,600,000 to 2,990,000. The net proceeds of the shares of Common Stock issued in the IPO were $31,137,000. Other expenses incurred by the Company related to the Offering totaled approximately $2,200,000 and these were recognized by Premier and USOC prior to the merger. The Acquisitions have been accounted for in accordance with the Securities and Exchange Commission's Staff Accounting Bulletin No. 48.

b.       AGREEMENTS WITH ALLIED PRACTICES

The Company is party to management service agreements with orthodontic practices which include the Founding Practices as well as practices that have become affiliated with the Company subsequent to the IPO ("Allied Practices"). These are either "Service Agreements" or "Consulting Agreements". The type of management service agreement is determined by the Company and each Allied Practice based primarily on applicable state laws and regulations. The types of management service agreements are as follows:

Service Agreements

The parties to each Service Agreement include the Company and the Allied Practice, which typically is a professional corporation or association owned by the related orthodontist. Each Service Agreement generally requires the Company to perform the following services for the Allied Practices: provide and maintain specified furnishings and equipment; provide necessary employees (except orthodontists and where applicable law requires, hygienists and dental assistants); establish appropriate business systems; purchase and maintain inventory; perform payroll and accounting functions; provide billing and collection services with respect to patients, insurance companies, and third-party payors; arrange certain legal services not related to malpractice litigation; design and execute a marketing plan; advise with respect to new office locations; and manage and organize the Allied Practices' files and records, including patient records where permitted by applicable law. If the Allied Practice lacks sufficient funds to pay its current expenses, the Company is also required to advance funds to the Allied Practice for the purpose of paying such expenses. In exchange for performing the services described above, the Company receives a management fee based on one of the three fee structures described below.

The term of each Service Agreement is 20 to 25 years, subject to prior termination by either party in the event the other party becomes subject to voluntary or involuntary bankruptcy proceedings or materially breaches the agreement, subject to a cure period. In addition, the Allied Practices may terminate the Service Agreements upon the occurrence of a change of control of OrthAlliance (as defined therein, which does not include a transaction approved by the Company's Board of Directors). Upon the expiration or termination of the Service Agreement, the Allied Practice may, and in certain circumstances must, repurchase for cash (at book value) certain assets, including all equipment, and assume certain liabilities of the Company related to the Allied Practice.

Service Agreements are generally not assignable by either party thereto without the written consent of the other party; however, the Company may assign the Service Agreement without the Allied Practice's consent to any entity under common control with the Company. The Company and the Allied Practice agree to indemnify each other for costs and expenses incurred by such other party that are caused directly or indirectly by, as the case may be, the Company's or the Allied Practice's intentional or negligent acts or omissions. In the case of the Allied Practice's obligation to indemnify the Company, such obligation also applies to intentional or negligent acts and omissions occurring prior to the date of the Service Agreement.

Consulting Agreements

The parties to each Consulting Agreement include the Company and the Allied Practice. Certain provisions of the Consulting Agreement are substantially similar to the Service Agreement, including provisions relating to the Company's obligation to loan funds to the Allied Practice in the event the Allied Practice is unable to pay its current expenses, termination of the Consulting Agreement, repurchase of assets and assumption of liabilities by the Allied Practice upon expiration or termination, assignment, and indemnification.

The services provided by the Company to the Allied Practice under each Consulting Agreement generally include consulting with respect to equipment and office needs; preparing staffing models appropriate for an Allied Practice; advising and training with respect to business systems; purchasing and maintaining inventory; advising with respect to and providing or arranging accounting and bookkeeping services; advising with respect to developing a marketing plan; assessing the financial feasibility of establishing new offices; providing billing and collection services; and assisting the Allied Practice in organizing and developing filing and recording systems. In exchange for such services, the Company receives a consulting fee based on one of the three fee structures described below.

c.       CALCULATION OF MANAGEMENT FEES

The management fee is calculated pursuant to the Service and Consulting Agreements monthly to the Company by each Allied Practice based upon the practice's adjusted patient revenue calculated on the accrual basis. There are three economic models by which the management fee may be calculated under the two management service agreements discussed above which are as follows:

(i) a designated percentage of adjusted patient revenue, ranging from 14% to 17%, subject to an annual adjustment based upon improvements in the Allied Practice's operating margin in the most recent fiscal period as compared with the immediately preceding fiscal period. No annual adjustment shall be made which would result in reducing the designated percentage applicable during the first year of the management agreement. Operating margin is defined as the percentage determined by dividing operating profit by adjusted patient revenue. Adjusted patient revenue under the agreement is net patient revenue as determined under generally accepted accounting principles, including adjustments for contractual allowances and other discounts, plus an adjustment for uncollectible accounts. Operating profit is equal to adjusted patient revenue less operating expenses, excluding the management fee and such expenses associated with the Allied Practices which the Company is prohibited from incurring, primarily consisting of orthodontist compensation.

(ii) a designated percentage ranging from 13.5% to 17% of adjusted patient revenue with a potential annual adjustment of 25% of the increase in operating margin (as defined above) in a fiscal year as compared to the preceding fiscal year multiplied by the adjusted patient revenue for the current fiscal year. The supplemental fee, if applicable, is paid as a lump sum payment upon final determination of the improvement in the Allied Practice's operating margin as compared to the prior fiscal year period.

(iii) a fixed dollar fee with annual established fixed increases for each year of the management agreement.

d.       RECEIVABLES FROM ALLIED PRACTICES

The difference in the timing of the recognition of adjusted patient revenue and the collection of cash related thereto results in unbilled receivables or patient prepayments. Unbilled patient receivables represent the earned revenue in excess of billings to patients as of the end of each period. Patient prepayments represent collections from patients or their insurance companies which are received in advance of the performance of the related services.

After the transfer of certain assets and certain liabilities of an Allied Practice to the Company, the Company continues to purchase patient accounts receivable generated by the Allied Practice and records these receivables on the balance sheet of OrthAlliance. The receivable is recorded at net realizable value on the date of purchase. Any subsequent uncollectible account is written off by OrthAlliance and the Allied Practice revenue is reduced accordingly. The impact on the Company from such write offs is the loss of management revenue because practice revenue is reduced. All of the accounts receivable are assigned to the Company, which generates the funds required for (i) the expenses incurred by the Company to manage and administer the Allied Practice, (ii) the management fees, and (iii) salaries for other employees of the Allied Practices with the balance due the affiliated orthodontist.

e.       OPERATING EXPENSES OF ALLIED PRACTICES

Certain operating expenses of the Allied Practices are the responsibility of OrthAlliance. The Company is responsible for the payment of all operating expenses incurred by the practice as required to operate an orthodontic office, except for compensation to affiliated orthodontists and other expenses of the Allied Practices that the Company is prohibited from employing.

These expenses include the following:

- Salaries, benefits, payroll taxes, workers compensation, health insurance and other benefit plans, and other direct expenses of all employees of OrthAlliance at each practice office, excluding those costs associated with orthodontists and any other classification of employee which OrthAlliance is prohibited from employing by applicable state laws or regulations

- Direct costs of all employees or consultants that provide services to each practice office except for Affiliated Orthodontists and other employees of the Allied Practices that the Company is prohibited from employing.

- Dental and office supplies as permitted by applicable state laws or regulations

- Lease or rent payments as permitted by state laws or regulations, utilities, telephone and maintenance expenses for practice facilities

-  Property taxes on OrthAlliance assets located at Allied Practice offices

-  Property, casualty, liability and malpractice insurance premiums

-  Orthodontists recruiting expenses

-  Interest on advances to practice bank accounts

- Advertising and other marketing expenses attributable to the promotion of practice offices

All of the above expenses are paid directly to the third party provider of the goods or services indicated. All of the above items are incurred by OrthAlliance. Such expenses are classified together with similar expenses of the Company in the consolidated income statement. In exchange for incurring these expenses and providing management services, the Company records revenue in amounts equal to those incurred expenses plus a management fee based on varying percentages of the adjusted patient revenues of the Allied Practices. See Note 13.

The Allied Practices retain the responsibility for the payment of any and all direct employment expenses, including benefits, for any orthodontist or other employee that OrthAlliance is prohibited from employing by applicable state laws or regulations. In addition, the Allied Practices retain the responsibility for the payment of continuing education expenses, seminars, professional licenses, professional membership dues and all other expenses of any orthodontist.

f.       NEW ORTHODONTIST AFFILIATIONS

From August 26, 1997 to December 31, 1997, the Company entered into agreements with 11 Allied Practices to provide management services and acquire certain operating assets for a total consideration (including acquisition costs) of $12,396,000. This consideration consisted of 863,776 shares of Common Stock with an aggregate value at various acquisition dates of $10,333,000 and payment of $2,063,000 in cash. The Company also assumed $1,390,000 in debt related to the assets acquired.

These Allied Practices operate 31 locations in seven states. The allocation of the purchase price to net assets acquired is based on preliminary estimates of fair value and therefore may be revised at a later date upon the completion of an appraisal of assets acquired.

2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a.       USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

b.       CASH AND CASH EQUIVALENTS

The Company considers all highly-liquid investments with a maturity of three months or less at the date of purchase to be cash equivalents. All cash equivalents are recorded at cost which approximates fair value.

c.       PROPERTY AND EQUIPMENT, NET

Property and equipment is recorded at cost. Routine maintenance and repairs are expensed when incurred, while costs of improvements and renewals are capitalized. Depreciation of property and equipment is calculated using the straight-line method over the estimated useful lives of the assets as follows:


         Furniture and equipment                 5- 7 years

         Leasehold improvements                  shorter of 3-10 years
           or the related lease term

The Company's acquisitions involve the purchase of tangible and intangible assets and the assumption of certain liabilities of the Allied Practices. The Company allocates the purchase price to the tangible assets acquired and liabilities assumed based on estimated fair market values. In connection with each acquisition, the Company enters into long-term service agreements with the Allied Practices. The service agreements are for terms of 20 to 25 years and can be terminated by either party only with cause, which is primarily bankruptcy or material default. Each service agreement intangible is being amortized using a straight-line method over its term.

The Company continually evaluates whether events and circumstances have occurred that indicate the remaining useful life of the intangible assets may warrant revision or that the remaining balance of the intangible assets may not be recoverable. As of December 31, 1997, there were no events or circumstances to indicate that any portion of the recorded net intangible assets may not be recoverable.

Accumulated amortization of the intangible assets at December 31, 1997 was $105,000.

e.        OTHER, NET

Other, net consist mainly of deferred costs. These are amortized on a straight-line item basis over the expected period to be benefited (principally 3 to 25 years).


f.       INCOME TAXES

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes," which requires recognition of deferred tax assets and liabilities for expected future tax consequences of events that have been recognized in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statement carrying amounts and the tax bases of such assets and liabilities using enacted tax rates and laws in effect in the years in which the differences are expected to reverse.

g.        FAIR VALUE OF FINANCIAL INSTRUMENTS

As of December 31, 1997, the carrying amounts of the Company's financial instruments, which include cash and cash equivalents, notes receivable from Allied Practices, accounts payable and accrued liabilities, and liabilities assumed from Allied Practices are recorded at cost, which approximates fair value.

h.        NEW ACCOUNTING PRONOUNCEMENTS

The Emerging Issues Task Force of the Financial Accounting Standards Board has recently issued its Consensus Opinion 97-2 ("EITF 97-2"). EITF 97-2 addresses certain specific matters pertaining to the physician, dentistry and veterinary practice management industries. EITF 97-2 will be effective for the Company for its year ending December 31, 1998. EITF 97-2 addresses the ability of certain practice management companies to consolidate the results of certain practices with which it has an existing contractual relationship. The Company currently does not consolidate the operations of the orthodontic practices that it manages. The guidance in EITF 97-2 will not change the Company's accounting method because the Company's arrangements with its Allied Practices do not meet the requirements for consolidation as set forth in EITF 97-2.

3.       PROPERTY AND EQUIPMENT, NET

Property and equipment, net, consisted of the following as of December 31:

                                                1997          1996
                                            -----------       ----
         Furniture and fixtures ......      $ 3,361,000       $ --
         Office equipment ............        2,565,000         --
         Leasehold improvements ......        1,174,000         --
                                            -----------       ----
                                              7,100,000         --
         Less accumulated depreciation       (3,886,000)        --
                                            -----------       ----
                                            $ 3,214,000       $ --
                                            ===========       ====

4.       NOTES RECEIVABLE FROM ALLIED PRACTICES

Certain Allied Practices have signed promissory notes due to the Company. Generally, principal and interest payments are due monthly, with interest accruing at prime plus 1%. These notes are unsecured but have been personally guaranteed by the respective orthodontists. The term of these notes range from three to five years. As of December 31, 1997, the prime interest rate was 8.5%.

5.       ACCOUNTS PAYABLE AND OTHER ACCRUED LIABILITIES

Accounts payable and other accrued liabilities consisted of the following as of December 31:

                                                 1997         1996
                                              ----------      ----
         Bank overdrafts ...............      $  859,000      $ --
         Accounts payable, Other accrued
            liabilities ................       1,565,000        --
         Litigation reserve ............         600,000        --
                                              ----------      ----
                                              $3,024,000      $ --
                                              ==========      ====

The litigation reserve was established by the Company as a result of the increased possibility for legal action by one or more state governments challenging the compliance of the Management Agreements with state and local law or regulations. Management believes the reserve is adequate to cover any potential costs to defend such legal actions.

6.       LIABILITIES ASSUMED FROM ALLIED PRACTICES

Liabilities assumed from Allied Practices consist of various obligations assumed from certain Allied Practices which will be repaid within one year from affiliation. These unsecured obligations bear interest at rates ranging from 10% to 18%. The Company settles these liabilities as soon as possible after assumption.

7.       REVOLVING CREDIT FACILITY

On December 30, 1997, the Company entered into a $25.0 million revolving credit facility (the "Revolving Credit Facility") with First Union, N.A. The Revolving Credit Facility expires in December 2000, although it is subject to two, one-year renewals upon the mutual acceptance of the Company and the bank.

The Company's receivables and its service agreements with the Allied Practices collateralize the Revolving Credit Facility. Under the terms of the Revolving Credit Facility, the Company is required to maintain certain consolidated financial ratios and minimum consolidated net worth amounts. The Revolving Credit Facility also prohibits the Company from incurring certain additional indebtedness, limits certain future acquisitions to $2,000,000 per practice and to $75,000,000 during the term without lender approval, and restricts capital expenditures and cash dividends. At December 31, 1997, the Company was in compliance with all financial covenants of the Revolving Credit Facility.

The Revolving Credit Facility requires payment of interest at variable rates (bank's prime rate plus up to 0.5% or LIBOR plus up to 1.5%) depending upon the Company's Leverage Ratio as defined in the Revolving Credit Facility. In addition, the Company is charged a commitment fee of up to 0.375%.

At December 31, 1997, no amounts were outstanding under the Revolving Credit Facility.

8.        CLASS B COMMON STOCK

Each share of Class B Common Stock will automatically convert into eight shares of Common Stock upon the attainment of certain conversion prices. Twenty percent of the Class B Common Stock shares will convert at each of the following conversion prices: $18.00, $21.60, $25.92, $31.10, and $37.32. The conversion will be effected when the average Common Stock closing price for 20 consecutive trading days exceeds the threshold. Any Class B Common Stock shares not converted to Common Stock, because the necessary conversion prices were not attained, will automatically convert to one share of Common Stock upon the sixth anniversary of the IPO. Class B Common Stock shares are not transferable, except to a holder's direct relatives or as determined by will or the laws of descent. The holders of Class B Common Stock enjoy the same share-for-share voting rights with holders of the Common Stock, with whom they vote as a single class.

9.        PREFERRED STOCK

The Company is authorized to issue up to 20 million shares of preferred stock. The Board of Directors, from time to time and without any stockholder action or approval, may fix the relative rights and preferences of the preferred shares, including voting powers, dividend rights, liquidation preferences, redemption rights and conversion privileges. No preferred stock was outstanding as of December 31, 1997.

10.       STOCK OPTIONS AND WARRANTS

The Company has three stock option plans, the 1997 Employee Stock Option Plan ("Employee Plan"), the 1997 Non-Employee Director Stock Plan ("Non-Employee Plan") and the 1997 Orthodontist Stock Option Plan ("Orthodontist Plan"). The Orthodontist Plan is subject to shareholder approval. In addition, the Company issued warrants to certain executives in 1997. Options may be granted as incentive or nonqualified stock options. The Company accounts for the Employee Plan and the Non-Employee Plan under APB Opinion No. 25, under which no cost has been recognized.

The Company may grant options to purchase up to 1,000,000 shares of Common Stock under the Employee Plan, 200,000 shares of Common Stock under the Non-Employee Plan and 100,000 shares of Common Stock under the Orthodontist Plan. The Company has granted 629,500 shares of Common Stock under the Employee Plan, 15,000 under the Non-Employee Plan and 5,210 shares of Common Stock under the Orthodontist Plan as of December 31, 1997. The options are issued with exercise prices equal to the Company's stock price at the date of grant. Options granted under the Employee Plan vest over one to five years; are exercisable in whole or in installments; and expire ten years from date of grant. Options granted under the Non-Employee Plan vest over one year; are exercisable in whole or in installments; and also expire ten years from date of grant. All options issued in 1997 remained unexercised at December 31, 1997. The weighted average exercise price for options granted in 1997 is $12.10 per share.

In accordance with Statement of Financial Accounting Standards No. 123 "Accounting for Stock-Based Compensation" ("SFAS 123"), the fair value of option grants is estimated using the Black-Scholes option pricing model for pro forma footnote purposes. The following assumptions were used in 1997: dividend yield - 0%; risk free interest rate - 5.7% - 6.5%; expected option life - 10 years; expected volatility - 49%.

As permitted by SFAS 123, the Company has chosen to continue accounting for stock options at their intrinsic value. Accordingly, no compensation expense has been recognized for its stock option compensation plans. Had the fair value method of accounting been applied to the Company's stock option plans, the tax-effected impact would be as follow:


                                                 1997         1996
Net loss:     As reported                    $  (736,000)     $ --
              Pro forma                       (1,558,000)       --
Basic EPS:    As reported                          (0.18)       --
              Pro forma                            (.039)       --

This pro forma impact only takes into account options granted in 1997 and is likely to increase in future years as additional options are granted and amortized ratably over the vesting period.

The Company also issued warrants to purchase 593,622 shares of Common Stock in 1997 with exercise prices ranging from $0.01 to $14.38. The weighted average fair value of the warrants granted was $4.74. The vesting period for those warrants range from immediate to one year. These warrants expire five years from date of grant and their weighted average exercise price is $11.01 per warrant. Certain of such warrants have associated incidental registration rights pursuant to which the Company is obligated to use reasonable efforts to register the share of Common Stock issued pursuant to the exercise of each warrant if the Company initiates a public offering and files a registration statement in connection therewith, excluding the registration of shares issued pursuant to an employee stock purchase or option plan or an acquisition or proposed acquisition by the Company.

11.      LEASES

The Company leases office space for the use of the Allied Practices and corporate offices under operating leases, which have current expiration terms at various dates through 2015. Certain of these leases have renewal options for specified periods subsequent to their current terms. The annual lease payments under the lease agreements have provisions for annual increases based on the Consumer Price Index or other amounts specified within the lease agreements.

Future minimum lease payments on operating leases at December 31, 1997 are as follows:


1998                                          $1,819,000
1999                                           1,513,000
2000                                           1,332,000
2001                                             954,000
2002                                             643,000
Thereafter                                     2,926,000
                                              ----------
                                              $9,187,000
                                              ==========

12.      COMMITMENTS AND CONTINGENCIES

The Company may be subject to certain government regulation at the federal and state levels. To comply with certain regulatory requirements, the Company does not control the practice of the orthodontists, or control or employ the orthodontists. There can be no assurance that the legality of any long-term management services agreements that have been entered into will not be successfully challenged. There also can be no assurance that the laws and regulations of states in which the Company maintains operations will not change or be interpreted in the future to restrict or further restrict the Company's relationship with the orthodontists.

Orthodontists may be subject to legal liability suits while under management or consulting services agreements with the Company. The Company may also, in the normal course of business, become a defendant or plaintiff in various lawsuits. Although a successful claim for which the Company is not fully insured could have a material effect on the Company's financial condition, management is of the opinion that it maintains insurance at levels sufficient to insure itself against the normal risk of operations.

13.       NET REVENUE

Net revenue is comprised of the following:


                                                            1997         1996
                                                        -----------      ----
         Management fee income                          $ 3,875,000      $ --
         Reimbursed practice operating expenses          13,753,000        --
         Amortization of acquired deferred revenue          453,000        --
                                                        -----------      ----
                                                        $18,081,000      $ --
                                                        ===========      ====

14.      INCOME TAXES

The provision for income taxes is comprised of the following:



                                     1997          1996
                                 -----------       ----
         Federal - current       $ 1,086,000       $ --
         Federal - deferred         (386,000)        --
                                 -----------       ----
                                 $   700,000       $ --
                                 ===========       ====

         State - current         $   222,000       $ --
         State - deferred            (81,000)        --
                                 -----------       ----
                                 $   141,000       $ --
                                 ===========       ====

A reconciliation of the provision for income taxes to the amount computed at the Federal statutory rate is as follows:

                                                            1997
                                                            ----
         Federal income tax at statutory rate ........       34%
         Effect of disallowed expense ................        2
         Effect of amortization of goodwill ..........       34
         Non-deductible warrant expense ..............      615
         State taxes, net of Federal benefit .........       88
         Other .......................................       33
                                                            ---
                                                            806%
                                                            ===

The tax effect of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31 are as follows:


                                                                           1997          1996
                                                                       -----------       ----
         Current deferred tax assets:
            Warrant expense                                            $   211,000       $ --
            Unearned revenue                                               773,000         --
                                                                       -----------       ----
                                                                           984,000         --
         Non-current deferred tax assets:
            Benefit of IRC Section 351 Gain on transferred assets        2,552,000         --
            Start-up costs amortization                                  1,281,000         --
            Net operating loss                                             174,000         --
            Other                                                          202,000         --
                                                                       -----------       ----
                                                                         4,209,000         --
            Total deferred tax assets                                  $ 5,193,000       $ --
                                                                       ===========       ====
         Current deferred tax liabilities:
            Patient receivables                                        $(1,672,000)      $ --
         Non-current deferred tax liabilities:
            Expansion costs                                                (83,000)        --
            Other                                                          (38,000)        --
                                                                       -----------       ----
                                                                          (121,000)        --
         Total deferred tax liabilities                                $(1,793,000)      $ --
                                                                       ===========       ====

As part of the acquisition of the Allied Practices, the Company received assets and liabilities from the founding Allied Practices which had not been subject to income taxes. The basis of these assets and liabilities for income tax purposes exceeded the basis for financial reporting purposes by $8,761,000 as of August 25, 1997. Deferred tax assets and liabilities were recorded on the opening balance sheet to account for these differences.

15.       EARNINGS PER SHARE

The Company adopted SFAS No. 128, Earnings per Share ("SFAS 128") effective December 15, 1997. Prior period earnings per share information has been restated to follow the method prescribed by SFAS 128.

Basic earnings per share of Common Stock is computed by dividing the net loss for the year by the weighted average number of shares of Common Stock outstanding during the year. Diluted earnings per share of Common Stock is the same as basic earnings per share as the Company has reported a net loss for 1997.

Securities, including those issuable pursuant to the conversion of Class B Common Stock to Common Stock, that could potentially dilute EPS in the future, that have not been included in the computation of diluted EPS because to do so would have been anti-dilutive for the period presented, or because the contingencies have not been met at December 31, 1997, consisted of the following:

Common Stock shares issuable in the future pursuant to
options and warrants outstanding at December 31, 1997            1,243,332


Common Stock shares issuable in the future for conversion of
Class B Common Stock shares                                      2,000,000
                                                                 ---------
                                                                 3,243,332
                                                                 =========

16.      RELATED PARTY TRANSACTIONS

For the year ended December 31, 1997, the Company entered into the following related party transactions:

i) Paid a $300,000 consulting fee to a director, Mr. Wilfong, who provided financial and general business services in connection with the IPO pursuant to a consulting agreement. Pursuant to this consulting agreement and in addition to the consulting fee, the Company granted Mr. Wilfong a warrant to purchase 150,000 shares of its Common Stock exercisable at $12.00 per share.

         Pursuant to the merger with USOC, a warrant granted to Mr. Wilfong by USOC to purchase 168,750 shares of USOC's common stock was converted to a warrant to purchase an equal number of shares of OrthAlliance's Common Stock at an exercise price of $11.16 per share.

         The Company recorded a non-recurring organizer compensation expense of $1,297,000 during the year ended December 31, 1997 related to these warrants.

ii) In connection with the IPO, certain Allied Orthodontists were instrumental in recruiting new Allied Practices and received warrants to purchase an aggregate of 90,000 shares of OrthAlliance Common Stock. Of these, 31,600 were granted to an allied orthodontist who is also a director. All of these warrants have an exercise price of $12.00 per share.

         The Company recorded a non-recurring organizer compensation expense of $366,000 during the year ended December 31, 1997 related to these warrants.

iii) Referral Commissions for recruiting new Allied Practices of approximately $106,000 were paid to an Allied Orthodontist who is also a director. These consisted of approximately $41,000 in cash and options to purchase 5,210 shares of Common Stock valued at approximately $65,000.

iv) Referral Commissions for recruiting new Allied Practices of approximately $91,000 were paid in cash to certain allied orthodontists.

17.      SUBSEQUENT EVENTS - NEW ORTHODONTIC AFFILIATIONS

Subsequent to December 31, 1997, 10 practices affiliated with the Company which included 13 allied orthodontists. The 10 Allied Practices operate in 30 locations and generated historical patient revenue over the prior 12 months of approximately $15.9 million (unaudited). Prior patient revenue is not necessarily indicative of the level of revenue that such Allied Practices may be expected to generate in the future. The Company has entered into agreements with certain of these practices to determine management fees beginning in the third year of the agreements based on various factors, including relative practice profitability compared to acquisition consideration, timely reporting of information, participation in practice improvement programs and orthodontist hours worked.

PedoAlliance, Inc. ("PedoAlliance"), a wholly-owned subsidiary of the Company, was incorporated on December 19, 1997 to provide practice management or consulting services to pediatric dental practices ("Allied Pediatric Practices") located throughout the United States. PedoAlliance intends to manage the business aspects of Allied Pediatric Practices, thereby allowing the pediatric dentists ("Allied Pediatric Dentist") to focus on delivering cost-effective, high quality patient care, and provides capital for the development and growth of such pediatric dental practices. As of December 31, 1997, PedoAlliance had not yet allied with any pediatric dental practices.

OrthAlliance Finance, Inc. ("OA Finance"), a wholly-owned subsidiary of the Company, was incorporated on October 7, 1997 to offer financing alternatives to the patients of Allied Practices. As of December 31, 1997, OA Finance had not yet funded any loans to prospective patients.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholders of OrthAlliance, Inc.:

We have audited in accordance with generally accepted auditing standards, the consolidated financial statements of OrthAlliance, Inc. and subsidiaries included in this Form 10-K and have issued our report thereon dated February 27, 1998. Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule identified as "Schedule II - Valuation and Qualifying Accounts" is the responsibility of the Company's management and is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic consolidated financial statements. This schedule has been subjected to the auditing procedures applied in the audits of the basic consolidated financial statements and, in our opinion, fairly states in all material respects the financial data to be set forth therein in relation to the basic financial statements taken as a whole.


                             /s/ Arthur Andersen LLP

                               ARTHUR ANDERSEN LLP

Los Angeles, California
February 27, 1998

                               ORTHALLIANCE, INC.

                 SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS

                                                 Additions
                                Balance at      charged to                                         Balance at
                               beginning of      costs and           Other                           end of
Description                       period         expenses         Retirements       Charges(A)       period
-----------                       ------         --------         -----------       ----------       ------
Reserves and allowances
deducted from asset accounts:

Allowance for uncollectible
accounts receivable:

Year ended
December 31, 1997                 $  --           $18,000            $ --            $517,000        $535,000

(A) Amount was recognized at the time that the Allied Practices transferred certain of their assets and liabilities to the Company.

                               ORTHALLIANCE, INC.

                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                   (UNAUDITED)


                                                                                    AS OF             AS OF
                                                                                  MARCH 31,       DECEMBER 31,
                                                                                    1998              1997
                                                                                 -----------      -----------
ASSETS:
Current assets:
   Cash and Cash and cash equivalents                                            $ 3,907,000      $12,647,000
   Patient receivables, net of allowances of $270,000 and $242,000                 5,038,000        4,470,000
   Unbilled patient receivables, net of allowances of $304,000 and $293,000        2,740,000        2,642,000
   Amounts due from Allied Practices                                               4,053,000        2,489,000
   Current deferred tax assets                                                       984,000          984,000
   Other current assets                                                              298,000           67,000
                                                                                 -----------      -----------
   Total current assets                                                           17,020,000       23,299,000

Property and equipment, net                                                        4,502,000        3,214,000
Notes receivables from Allied Practices                                            2,290,000        2,010,000
Non-current deferred tax assets                                                    4,209,000        4,209,000
Intangible assets, net                                                            28,802,000       11,313,000
Other, net                                                                           282,000          318,000
                                                                                 -----------      -----------
   Total Assets                                                                  $57,105,000      $44,363,000
                                                                                 ===========      ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable and other accrued liabilities                                $ 2,055,000      $ 3,024,000
   Patient prepayments                                                             2,913,000        2,710,000
   Liabilities assumed from Allied Practices                                         283,000          410,000
   Line of Credit borrowings                                                       2,000,000               --
   Income taxes payable                                                              542,000        1,308,000

   Current deferred tax liabilities                                   1,672,000          1,672,000
   Amounts due to Allied Practices                                    1,876,000          1,090,000
                                                                   ------------       ------------
     Total current liabilities                                       11,341,000         10,214,000
                                                                   ------------       ------------

Non-current deferred tax liabilities                                    121,000            121,000
                                                                   ------------       ------------
   Total liabilities                                                 11,462,000         10,335,000
                                                                   ------------       ------------

Commitments and Contingencies
Stockholders' equity:
   Class A Common Stock, $.001 par value, 20,000,000 shares              12,000             11,000
   authorized, 12,472,950 shares and 11,486,761 shares issued and outstanding at March 31, 1998 and December 31, 1997,
   respectively

   Class B Common Stock, $.001 par value, 250,000 shares                     --                 --
   authorized, 250,000 shares issued and outstanding at March
   31, 1998 and December 31, 1997, respectively
   Additional paid-in capital                                        55,195,000         45,149,000
   Accumulated deficit                                               (9,564,000)       (11,132,000)
                                                                   ------------       ------------
     Total stockholders' equity                                      45,643,000         34,028,000
                                                                   ------------       ------------
     Total liabilities and stockholders' equity                    $ 57,105,000       $ 44,363,000
                                                                   ============       ============


         The accompanying notes are an integral part of these condensed consolidated balance sheets.

                               ORTHALLIANCE, INC.

                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)


                                                   THREE MONTHS ENDED   THREE MONTHS ENDED
                                                     MARCH 31, 1998       MARCH 31, 1997
                                                   ------------------   ------------------
Net revenue                                           $14,650,000              $ --
Direct expenses:
Salaries and benefits                                   4,495,000                --
Orthodontic supplies                                    1,334,000                --
Rent                                                    1,312,000                --
                                                      -----------              ----
   Total                                                7,141,000                --

Depreciation and amortization                             486,000                --
General and administrative                              4,228,000                --
                                                      -----------              ----
   Total expenses                                      11,855,000                --

Net operating income                                    2,795,000                --
Interest expense                                           (7,000)               --
Interest income                                           104,000                --
                                                      -----------              ----
Income before income taxes                              2,892,000                --
Provision for income taxes                              1,271,000                --
                                                      -----------              ----
Net Income                                            $ 1,621,000              $ --
                                                      ===========              ====
Basic and diluted net income per share                $      0.13                --
Number of shares used in calculating basic net
income per share                                       12,472,525                 1
                                                      ===========              ====
Number of shares used in calculating diluted net
income per share                                       12,482,450                 1
                                                      ===========              ====


         The accompanying notes are an integral part of these condensed consolidated financial statements.

                               ORTHALLIANCE, INC.

                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)


                                                          THREE MONTHS ENDED   THREE MONTHS ENDED
                                                            MARCH 31, 1998       MARCH 31, 1997
                                                          ------------------   ------------------
Cash flows from operating activities:
Net income                                                    $ 1,621,000            $  --
Adjustments to reconcile net income to net cash provided
by operating activities:
   Depreciation and amortization                                  486,000               --
Changes in assets and liabilities, excluding effects of
acquisitions:
   Decrease in patient receivables                                 95,000               --
   Increase in due from Allied Practices                       (1,553,000)              --
   Increase in other assets                                      (231,000)              --
   Decrease in accounts payable and accrued liabilities          (321,000)              --
   Increase in due to Allied Practices                            786,000               --
   Increase in patient prepayments                                203,000               --
   Decrease in income taxes payable                              (766,000)              --
                                                               ----------             ----
Net cash provided by operating activities                         320,000               --
                                                               ----------             ----

Cash flows from investing activities:
   Payment for new practice affiliations                       (8,868,000)              --
   Loans to Allied Orthodontists                                 (338,000)              --
   Purchase of loans from Allied Practices                        (79,000)              --
   Principal payments on loans                                     73,000               --
   Capital expenditures                                          (293,000)              --
                                                               ----------             ----
   Net cash used in investing activities                       (9,505,000)              --
                                                               ----------             ----

Cash flows from financing activities:
   Reduction in bank overdraft                            (648,000)        --
   Borrowing on line of credit                           2,000,000         --
   Reduction in assumed liabilities                       (907,000)        --
                                                      ------------       ----
   Net cash provided by financing activities               445,000         --
                                                      ------------       ----
   Net decrease in cash and cash equivalents          $ (8,740,000)      $ --
                                                      ============       ====

Cash and cash equivalents at beginning of period      $ 12,647,000       $ --
Cash and cash equivalents at end of period            $  3,907,000       $ --
                                                      ============       ====

Supplemental cash flow information:
   Interest paid                                      $      7,000       $ --
   Taxes paid                                         $  2,037,000       $ --
   Noncash investing and financing activities
Acquisition of businesses:
   Fair value of assets acquired                      $ 19,695,000         --
   Less: Issuance of common stock                      (10,047,000)        --
   Less: Cash paid                                      (8,868,000)        --
                                                      ------------       ----
   Liabilities assumed                                $    780,000       $ --
                                                      ============       ====


         The accompanying notes are an integral part of these condensed consolidated financial statements.

                               ORTHALLIANCE, INC.

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

1.        BUSINESS AND ORGANIZATION

          Organization

          OrthAlliance, Inc. ("OrthAlliance" or the "Company") (formerly known as Premier Orthodontic Holdings, Inc.), a Delaware corporation, was founded in October, 1996 to provide practice management and consulting services (collectively "management services") to orthodontic practices in the United States.

          Effective prior to the closing of the initial public offering (the "Offering" or IPO"), Premier Orthodontic Group, Inc. ("Premier") and US Orthodontic Care, Inc. ("USOC") merged with and into OrthAlliance. In the merger, the outstanding common stock of USOC and Premier converted into an aggregate of 1,750,000 shares of Class Common Stock ("Common Stock") and 250,000 shares of Class B Common Stock ("Class B Common Stock"). Each share of USOC common stock converted into 0.496 shares of Common Stock and 0.071 shares of Class B Common Stock. Each share of Premier common stock converted into 5,250 shares of Common Stock and 750 shares of Class B Common Stock. The USOC and Premier stockholders received an aggregate of 1,225,000 and 525,000 shares of Common Stock and 175,000 and 75,000 shares of Class B Common Stock, respectively.

        On August 26, 1997, OrthAlliance acquired the (the "Acquisitions") simultaneously with the closing of the IPO of its Class A Common Stock, certain operating assets of or the stock of entities holding certain tangible and intangible assets, and assumed certain liabilities of 55 orthodontic practices (collectively, the "Founding Practices") in exchange for 5,882,984 shares of Common Stock and $13,800,000 in cash. The underwriters exercised an over allotment option to purchase an additional 390,000 shares of Common Stock, thereby increasing the number of shares of Common Stock offered in the IPO from 2,600,000 to 2,990,000. The net proceeds of the shares of Common Stock issued in the IPO (after deducting the underwriting discounts and commission) were $33,368,400. Other expenses incurred by the Company related to the Offering totaled approximately $2,200,000 and these were recognized by Premier and USOC prior to the merger. The Acquisitions have been accounted for in accordance with the Securities and Exchange Commission's Staff Accounting Bulletin No. 48.

        Basis of Presentation.

        The condensed consolidated financial statements included herein have been prepared by the Company without audit, pursuant to the rules and regulations of the Securities and Exchange Commission (the "SEC"). Pursuant to such regulations, certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. The company believes the presentation and disclosure herein are adequate to make the information not misleading. The financial statements reflect all elimination entries and normal adjustments that are necessary for a fair presentation of the results for the interim period ended March 31, 1998.

        Operating results for interim periods are not necessarily indicative of the results for full years. These consolidated condensed financial statements should be read in conjunction with the Financial Statements of OrthAlliance and related notes thereto, and management's discussion and analysis related thereto, all of which are included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, No. 000-22975, (the "Annual Report").

        In the opinion of Company management, the accompanying consolidated financial statements include the accounts of the Company and all adjustments necessary to present fairly the Company's financial position at March 31, 1998 and December 31, 1997, and its results of operations and cash flows for the three months ended March 31, 1998 and March 31, 1997.

2.      NEW ORTHODONTIST AFFILIATIONS

        From January 1, 1998 to March 31, 1998, the Company entered into agreements with seven Allied Practices which included 13 additional orthodontists for a total consideration (including acquisition costs) of $19,695,000. This consideration consisted of 940,829 shares of Common Stock with an aggregated value at various acquisition costs of $10,047,000 and payment of $8,868,000 cash. The Company also assumed $780,000 in debt related to assets acquired. These orthodontists operated out of 30 locations and generated patient revenue of approximately $15.9 million during a 12 month period immediately preceding the date of affiliation. Prior patient revenue is not necessarily indicative of the level of revenue these practices may be expected to generate in the future. The Company has entered into agreements with certain of these Allied Practices to make the payment of management fees after the first two years contingent on various factors, including relative practice profitability, acquisition consideration, timely reporting of information, participation in practice improvement programs and orthodontist hours worked.

3.      ORTHALLIANCE FINANCE, INC.

        On October 7, 1997, the Company created a wholly owned subsidiary OrthAlliance Finance, Inc., a Delaware corporation ("OA Finance"). OA Finance has established a patient financing program for approved patients of Allied Practices, and purchases loans made by Allied Practices to these patients. OA Finance either pays the Allied Practices approximately 20% of the total discounted consideration that it is paying for the loan, upon receipt of the appropriate loan documentation, and pays the balance, with interest, over approximately 24 months. Alternatively, 100% of the discounted consideration is paid at the option of the Allied Practice. As of March 31, 1998, OA Finance purchased 28 loans for a total value of $79,000.

4.      SUBSEQUENT EVENTS

        Subsequent to march 31, 1998, seven practices affiliated with the Company which included 10 orthodontists. All of these orthodontists operate from established practices that affiliated with the company since March 31, 1998. The seven practices that affiliated with the Company since March 31, 1998 operate 12 locations and generated historical patient revenue over the prior 12 months of approximately $6.5 million (unaudited). Prior patient revenue is not necessarily indicative of the level of revenue that these practices may be expected to generate in the future. The Company has entered an agreement with a certain Allied Practice to make the payment of such management fees after the first two years contingent on various factors, including relative practice profitability, acquisition consideration, timely reporting of information, participation in practice improvement programs and orthodontist hours worked.

        NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SHARES OF COMMON STOCK OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                                                 TABLE OF CONTENTS



Prospectus Summary                                    3
Risk Factors                                          9
The Company                                          16
Market Information and Related
 Stockholder Matters                                 17
Capitalization                                       20
Selected Financial Data                              21
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations                                      22
Business                                             29
Management                                           42
Certain Transactions                                 50
Principal Stockholders                               51
Description of Capital Stock                         52
Shares Eligible for Future Sale                      57
Plan of Distribution                                 59
Legal Matters                                        60
Experts.                                             60
Additional Information                               60
Index to Financial Statements                        F-1





                                3,000,000 SHARES
                               [ORTHALLIANCE LOGO]

                                  COMMON STOCK

                                   PROSPECTUS

                                  MAY 22, 1998

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Under Section 145 of the Delaware General Corporation Law (the "DGCL"), a corporation may indemnify any of its directors and officers against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with a threatened, pending or completed action, suit or proceeding brought against him by reason of the fact that he is or was a director or officer (i) if any such person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation and (ii) in connection with any criminal action or proceeding if such person had no reasonable cause to believe such conduct was unlawful. In actions brought by or in the right of the corporation, however, Section 145 provides that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of such person's duty to the corporation unless, and only to the extent that, the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in review of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

         The Certificate provides that no director of the Company shall be liable for breach of fiduciary duty as a director except for (i) any breach of the director's duty of loyalty to the Company or its stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (iii) for willful or negligent violations of certain provisions of the DGCL imposing certain requirements with respect to stock repurchases, redemptions and dividends; or (iv) any transaction from which the director derived an improper personal benefit. Pursuant to the Company's Certificate and Bylaws, the Company is obligated to indemnify each of its directors and officers to the fullest extent permitted by the DGCL. In addition, the Bylaws allow the Company to purchase and maintain insurance on behalf of any director or officer of the Company against any liability asserted against and incurred by such director or officer, whether or not the Company would have the power to indemnify such officer or director against such liability under the provisions of the DGCL.

         The Company obtained insurance which provides general coverage for its directors and executive officers in amounts determined to be adequate. In addition, the Company obtained insurance coverage for its directors and executive officers with respect to the IPO.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits


       EXHIBIT
       NUMBER     DESCRIPTION
         3.1      Amended and Restated Certificate of Incorporation of the
                  Company (incorporated by reference to Exhibit 3.1 of the
                  Company's Registration Statement on Form S-1, Registration No.
                  333-27143, as amended).

         3.2 Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.2 of the Company's Registration
                  Statement on Form S-1 Registration No. 333-27143, as amended).

         4.1 Specimen Class A Common Stock Certificate (incorporated by reference to Exhibit 4.1 of the Company's Registration
                  Statement on Form S-1, Registration No. 333-27143, as amended).

         4.2      Amended and Restated Certificate of Incorporation of the
                  Company, including, without limitation Section 4 (incorporated by reference to Exhibit 3.1 of the Company's Registration
                  Statement on Form S-1, Registration No. 333-27143, as amended).

         4.3 Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.2 of the Company's Registration
                  Statement on Form S-1 Registration No. 333-27143, as amended).

         4.4      Incidental Registration Rights for certain Allied Orthodontist as set forth in the Form of Purchase and Sale Agreement
                  (incorporated by reference to Exhibit 10.2 of the Company's
                  Annual Report of form 10-K for the year ended December 31,
                  1997), the Form of Stock Purchase and Sale Agreement
                  (incorporated by reference to Exhibit 10.3 of the Company's
                  Annual Report On Form 10-K for the year ended December 31,
                  1997) and the Form of Agreement and Plan of Reorganization
                  (incorporated by reference to Exhibit 10.5 of the Company's
                  Annual Report on Form 10-K for the year ended December 31,
                  1997)

         5.1      Opinion of King & Spalding regarding legality.

        10.1      Agreement and Plan of Merger between the Company, USOC and
                  Premier (incorporated by reference to Exhibit 2.1 of the Company's Registration Statement on Form S-1, Registration No.
                  333-27143, as amended).

         10.2     Form of Purchase and Sale Agreement between the Company and
                  Allied Practices (incorporated by reference to Exhibit 2.2 of the Company's Registration Statement on Form S-1, Registration
                  No. 333-27143, as amended).

         10.3 Form of Stock Purchase and Sale Agreement between the Company and Stockholders of the initial Allied Practices (incorporated by reference to Exhibit 2.4 of the Company's Registration
                  Statement on Form S-1, Registration No. 333-27143, as amended).

         10.4 Form of Stock Purchase and Sale Agreement between the Company and the Stockholders of the Allied Practices (incorporated by reference to Exhibit 10.4 of the Company's Annual Report on Form 10-K for the year ended December 31, 1997).

         10.5 Form of Agreement and Plan of Reorganization between the Company, Allied Practices and the Stockholders of the Allied
                  Practices (incorporated by reference to Exhibit 2.3 of the Company's Registration Statement on Form S-1, Registration No.
                  333-27143, as amended).

         10.6     Form of Service Agreement between the Company and Allied
                  Practices (Fixed Percentage Fee) (incorporated by reference to
                  Exhibit 10.1 of the Company's Registration Statement on Form
                  S-1, Registration No. 333-27143, as amended).

         10.7     Form of Service Agreement between Company and Allied Practices
                  (Variable Percentage Fee) (incorporated by reference to
                  Exhibit 10.2 of the Company's Registration Statement on Form
                  S-1, Registration No. 333-27143, as amended).

         10.8     Form of Consulting and Business Services Agreement between the
                  Company and Allied Practices (Variable Percentage
                  Fee)(incorporated by reference to Exhibit 10.3 of the Company's Registration Statement on Form S-1, Registration No.
                  333-27143, as amended).

         10.9     Form of Consulting and Business Services Agreement between the
                  Company and Allied Practices (Fixed Percentage Fee)
                  (incorporated by reference to Exhibit 10.4 of the Company's
                  Registration Statement on Form S-1, Registration No.
                  333-27143, as amended).

         10.10    Form of Consulting and Business Services Agreement between the
                  Company and Allied Practices (Fixed Dollar Fee) (incorporated by reference to Exhibit 10.5 of the Company's Registration
                  Statement on Form S-1, Registration No. 333-27143, as amended).

         10.11 1997 Non-Employee Director Stock Plan (incorporated by reference to Exhibit 10.6 of the Company's Registration
                  Statement on Form S-1, Registration No. 333-27143).

         10.12    Amended and Restated 1997 Employee Stock Option Plan
                  (incorporated by reference to Exhibit 10.7 of the Company's
                  Registration Statement on Form S-1, Registration No.
                  333-27143).

         10.13 1997 Orthodontist Stock Option Plan (incorporated by reference to Exhibit 10.13 of the Company's Annual Report on Form 10-K for the year ended December 31, 1997).

         10.14    Employment Agreement between the Company and Sam Westover
                  (incorporated by reference to Exhibit 10.8 of the Company's
                  Registration Statement on Form S-1, Registration No.
                  333-27143).

         10.15    Letter Agreement between the Company and Robert S. Chilton
                  (incorporated by reference to Exhibit 10.11 of the Company's
                  Registration Statement on Form S-1, Registration No.
                  333-27143, as amended).

         10.16 Credit Agreement dated December 30, 1997 between the Company and First Union National Bank (incorporated by reference to
                  Exhibit 10.16 of the Company's Annual Report on Form 10-K for the year ended December 31, 1997).

         10.17    Form of Company Practice Improvement Program Guarantee
                  (incorporated by reference to Exhibit 10.17 of the Company's
                  Annual Report on Form 10-K for the year ended December 31,
                  1997).

         21.1     Subsidiaries of the Registrant.

         23.1     Consent of Arthur Andersen LLP.

         23.2     Consent of King & Spalding (contained in Exhibit 5.1)

         27.1     Financial Data Schedule (for SEC use only).

         99.1     Safe Harbor Compliance Statement.

     (b) Financial Statement Schedules

         All schedules are omitted since the required information is not present in amounts sufficient to require submission of the schedule, or because the information required is included in the financial statements and notes hereto.

ITEM 22.  UNDERTAKINGS.

         Insofar as indemnification for liabilities arising under the Securities Act of may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         The undersigned Registrant hereby undertakes that:

         1. For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the Registration Statement as of the time it was declared effective.

         2. For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         3. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         4. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         5. Prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

         6. Every prospectus: (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         7. The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

         8. The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it become effective.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Torrance, State of California, on May 20, 1998.

                                   ORTHALLIANCE, INC.

                                   By: /s/ SAM WESTOVER
                                       -----------------------------------------
                                           Sam Westover
                                           President and Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated. Each person whose signature to this Registration Statement appears below hereby constitutes and appoints Sam Westover and Jonathan E. Wilfong, and each of them, as his true and lawful attorney-in-fact and agent, with full power of substitution, to sign on his or her behalf individually and in any and all capacities and to perform any acts necessary to be done in order to file all amendments and post-effective amendments to this Registration Statement and any registration statement relating to the same Offering as this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, and any and all instruments or documents filed as part of or in connection with this Registration Statement, the amendments thereto or a related registration statement pursuant to Rule 462(b), and each of the undersigned does hereby ratify and confirm all that said attorney-in-fact and agent, or his substitutes, may do or cause to be done by virtue hereof.

NAME                                TITLE                                       DATE
/s/ SAM WESTOVER                    Chief Executive Officer,                    May 20, 1998
----------------------------        President and Director
Sam Westover                        (principal executive officer)

/s/ ROBERT S. CHILTON               Chief Financial Officer                     May 20, 1998
----------------------------        (principal financial and
Robert S. Chilton                   accounting officer)


/s/ JONATHAN E. WILFONG             Director                                    May 20, 1998
----------------------------
Jonathan E. Wilfong

/s/ RANDALL K. BENNETT              Director                                    May 20, 1998
----------------------------
Randall K. Bennett

/s/ RANDALL A. SCHMIDT              Director                                    May 20, 1998
----------------------------
Randall A. Schmidt

/s/ DOUGLAS  D. DURBIN              Director                                    May 20, 1998
----------------------------
Douglas D. Durbin

                                    Director
----------------------------
Craig L. McKnight

                                    Director
----------------------------
U. Bertram Ellis, Jr.

                                    Director
----------------------------
W. Dennis Summers

                                  EXHIBIT INDEX

       EXHIBIT
       NUMBER     DESCRIPTION
         3.1      Amended and Restated Certificate of Incorporation of the
                  Company (incorporated by reference to Exhibit 3.1 of the
                  Company's Registration Statement on Form S-1, Registration No.
                  333-27143, as amended).

         3.2 Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.2 of the Company's Registration
                  Statement on Form S-1 Registration No. 333-27143, as amended).

         4.1 Specimen Class A Common Stock Certificate (incorporated by reference to Exhibit 4.1 of the Company's Registration
                  Statement on Form S-1, Registration No. 333-27143, as amended).

         4.2      Amended and Restated Certificate of Incorporation of the
                  Company, including, without limitation Section 4 (incorporated by reference to Exhibit 3.1 of the Company's Registration
                  Statement on Form S-1, Registration No. 333-27143, as amended).

         4.3 Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.2 of the Company's Registration
                  Statement on Form S-1 Registration No. 333-27143, as amended).

         4.4      Incidental Registration Rights for certain Allied Orthodontist as set forth in the Form of Purchase and Sale Agreement
                  (incorporated by reference to Exhibit 10.2 of the Company's
                  Annual Report of form 10-K for the year ended December 31,
                  1997), the Form of Stock Purchase and Sale Agreement
                  (incorporated by reference to Exhibit 10.3 of the Company's
                  Annual Report on Form 10-K for the year ended December 31,
                  1997) and the Form of Agreement and Plan of Reorganization
                  (incorporated by reference to Exhibit 10.5 of the Company's
                  Annual Report on Form 10-K for the year ended December 31,
                  1997)

         5.1      Opinion of King & Spalding regarding legality.

        10.1      Agreement and Plan of Merger between the Company, USOC and
                  Premier (incorporated by reference to Exhibit 2.1 of the Company's Registration Statement on Form S-1, Registration No.
                  333-27143, as amended).

        10.2      Form of Purchase and Sale Agreement between the Company and
                  Allied Practices (incorporated by reference to Exhibit 2.2 of the Company's Registration Statement on Form S-1, Registration
                  No. 333-27143, as amended).

        10.3 Form of Stock Purchase and Sale Agreement between the Company and Stockholders of the initial Allied Practices (incorporated by reference to Exhibit 2.4 of the Company's Registration
                  Statement on Form S-1, Registration No. 333-27143, as amended).

         10.4 Form of Stock Purchase and Sale Agreement between the Company and the Stockholders of the Allied Practices (incorporated by reference to Exhibit 10.4 of the Company's Annual Report on Form 10-K for the year ended December 31, 1997).

         10.5 Form of Agreement and Plan of Reorganization between the Company, Allied Practices and the Stockholders of the Allied
                  Practices (incorporated by reference to Exhibit 2.3 of the Company's Registration Statement on Form S-1, Registration No.
                  333-27143, as amended).

         10.6     Form of Service Agreement between the Company and Allied
                  Practices (Fixed Percentage Fee) (incorporated by reference to
                  Exhibit 10.1 of the Company's Registration Statement on Form
                  S-1, Registration No. 333-27143, as amended).

         10.7     Form of Service Agreement between Company and Allied Practices
                  (Variable Percentage Fee) (incorporated by reference to
                  Exhibit 10.2 of the Company's Registration Statement on Form
                  S-1, Registration No. 333-27143, as amended).

         10.8     Form of Consulting and Business Services Agreement between the
                  Company and Allied Practices (Variable Percentage
                  Fee)(incorporated by reference to Exhibit 10.3 of the Company's Registration Statement on Form S-1, Registration No.
                  333-27143, as amended).

         10.9     Form of Consulting and Business Services Agreement between the
                  Company and Allied Practices (Fixed Percentage Fee)
                  (incorporated by reference to Exhibit 10.4 of the Company's
                  Registration Statement on Form S-1, Registration No.
                  333-27143, as amended).

         10.10    Form of Consulting and Business Services Agreement between the
                  Company and Allied Practices (Fixed Dollar Fee) (incorporated by reference to Exhibit 10.5 of the Company's Registration
                  Statement on Form S-1, Registration No. 333-27143, as amended).

         10.11 1997 Non-Employee Director Stock Plan (incorporated by reference to Exhibit 10.6 of the Company's Registration
                  Statement on Form S-1, Registration No. 333-27143).

         10.12    Amended and Restated 1997 Employee Stock Option Plan
                  (incorporated by reference to Exhibit 10.7 of the Company's
                  Registration Statement on Form S-1, Registration No.
                  333-27143).

         10.13 1997 Orthodontist Stock Option Plan (incorporated by reference to Exhibit 10.13 of the Company's Annual Report on Form 10-K for the year ended December 31, 1997).

         10.14    Employment Agreement between the Company and Sam Westover
                  (incorporated by reference to Exhibit 10.8 of the Company's
                  Registration Statement on Form S-1, Registration No.
                  333-27143).
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



         10.15    Letter Agreement between the Company and Robert S. Chilton
                  (incorporated by reference to Exhibit 10.11 of the Company's
                  Registration Statement on Form S-1, Registration No.
                  333-27143, as amended).

         10.16 Credit Agreement dated December 30, 1997 between the Company and First Union National Bank (incorporated by reference to
                  Exhibit 10.16 of the Company's Annual Report on Form 10-K for the year ended December 31, 1997).

         10.17    Form of Company Practice Improvement Program Guarantee
                  (incorporated by reference to Exhibit 10.17 of the Company's
                  Annual Report on Form 10-K for the year ended December 31,
                  1997).

         21.1     Subsidiaries of the Registrant.

         23.1     Consent of Arthur Andersen LLP.

         23.2     Consent of King & Spalding (contained in Exhibit 5.1)

         27.1     Financial Data Schedule (for SEC use only).

         99.1     Safe Harbor Compliance Statement.



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